Exhibit 99.(f)(1)

Pre-election Economic and Fiscal Update 2008

6 October 2008

The 2008 Pre-election Update sets out the Treasury’s latest economic and fiscal forecasts for the current year and the next four years.  The document is organised as follows:

•                  A Statement of Responsibility from the Secretary to the Treasury and the Minister of Finance is included on page 1.

•                  A Ministerial Statement from the Minister of Finance is provided on page 3.

•                  The Executive Summary (page 5) provides a short summary of the economic and fiscal forecasts.

•                  The Economic and Tax Outlook chapter (page 11) sets out the Treasury’s economic and tax forecasts, including forecasts of major economic aggregates (eg, output, inflation, employment and the current account), and a statement of significant assumptions.

•                  The Fiscal Outlook chapter (page 21) sets out the Treasury’s fiscal forecasts, including forecasts of revenue and expenses, operating results, the cash position, debt and the NZS Fund.  It also contains projections of key fiscal indicators for the ten years following the forecast period.  In previous Pre-election Updates these ten-year projections, which by their nature are less precise than the forecasts, have been published separately on the Treasury website.  They are now incorporated into the document to make this information easier to access and to provide a fuller picture.

•                  The Risks and Scenarios chapter (page 49) describes some of the key risks to Treasury’s central economic forecasts, and sets out two alternative scenarios for how the economy might develop.

•                  The Specific Fiscal Risks chapter (page 57) sets out material risks and contingent liabilities that could have an impact on the fiscal forecasts if decisions being considered by ministers are taken, or if particular circumstances eventuate.  This chapter also discloses commitments that have been made against future budget allowances.

•                  The Generally Accepted Accounting Practice (GAAP) Series Tables chapter (page 83) provides a set of forecast financial statements, and a statement of accounting policies and assumptions.

•                  The Core Crown Expense Tables chapter (page 113) provides information on core Crown expenses broken down into functional classifications; a glossary of terms; and a time series of fiscal and economic indicators.

© Crown Copyright Reserved

ISBN - 978-0-478-33020-5 (Print)

ISBN - 978-0-478-33021-2 (Online)

Internet

This document is available on the New Zealand Treasury’s
Internet site.  The URL for this site is http://www.treasury.govt.nz

The dates on which particular elements of this Pre-election Update were finalised are set out below.

Economic and fiscal forecasts – finalisation dates

Text finalised	26 September
Economic data	28 August
Economic forecasts (refer Chapter 1)	28 August
Tax revenue forecasts	4 September
Fiscal forecasts (refer Chapter 2), including:	17 September
• Government decisions and circumstances	17 September
• Actual asset revaluations	30 June
• Foreign exchange rates	30 June
Specific fiscal risks (refer Chapter 4)	23 September
Contingent liabilities and commitments (refer Chapter 4)	30 June

Between the finalisation of the economic forecasts on 28 August and the finalisation of the text of the Pre-election Update on 26 September, a number of developments have taken place, including:

•                  The international financial crisis has continued to develop, with the US government taking control of Fannie Mae and Freddie Mac; US investment bank Lehman Brothers filing for bankruptcy protection; retail brokerage Merrill Lynch being bought by Bank of America; the US Federal Reserve announcing a rescue package for insurance company AIG; and the US Treasury developing a comprehensive plan to purchase “troubled assets” in order to stem further financial collapse.

•                  On 11 September the Reserve Bank of New Zealand cut the official cash rate by 50 basis points to 7.5%.

•                  The price of oil (West Texas Intermediate) fell to a low of US$91/barrel on 16 September, but increased again to US$111 on 25 September, just below its close of US$116 on 28 August.

•                  The NZ dollar fell to 61.9 on the Trade Weighted Index on 16 September but strengthened again to 64.2 on 26 September.

These international financial crisis developments, while not leading us to change our overall view of the economy, have increased the risks of a sharper downward correction.

Contents

Statement of Responsibility

Ministerial Statement

Executive Summary

Economic and Tax Outlook

Introduction

Economic Growth and Tax Revenue Lower than Previously Forecast

Assumptions for the Forecasts

Weaker Growth as Global Economy Adjusts to Imbalances

Domestic Imbalances Lead to Protracted Downturn

Fiscal Outlook

Introduction

Short-Term Outlook

Revenue and Expenses

Operating Results

Cash Position

Debt

NZS Fund

Medium-Term and Long-Term Outlook

Risks to Fiscal Forecasts

Risks and Scenarios

Introduction

Economic Risks

Economic Scenario

Fiscal Scenarios

Fiscal Sensitivities

Specific Fiscal Risks

Introduction

Charges against Future Budgets

Time Limited Funding

Specific Fiscal Risks

Contingent Liabilities

Generally Accepted Accounting Practice
(GAAP) Series Tables

Forecast Financial Statements

Core Crown Expense Tables

Glossary of Terms

Times Series of Fiscal and Economic Indicators

Other Information

On the Treasury’s website is a series of other information that contains detailed economic forecast tables and additional financial information.  This information provides users of the Pre-Election Economic and Fiscal Update 2008 with further detail and should be read in conjunction with the published document.  It can be accessed at:

http://www.treasury.govt.nz/budget/forecasts/prefu2008

Statement of Responsibility

On the basis of the economic and fiscal information available to it, the Treasury has used its best professional judgement in supplying the Minister of Finance with this Economic and Fiscal Update.  The Update incorporates the fiscal and economic implications both of Government decisions and circumstances as at 17 September 2008 that were communicated to me, and of other economic and fiscal information available to the Treasury in accordance with the provisions of the Public Finance Act 1989.

John Whitehead
Secretary to the Treasury

24 September 2008

This Economic and Fiscal Update has been prepared in accordance with the Public Finance Act 1989.  I accept overall responsibility for the integrity of the disclosures contained in this Update, and the consistency and completeness of the Update information in accordance with the requirements of the Public Finance Act 1989.

To enable the Treasury to prepare this Update, I have ensured that the Secretary to the Treasury has been advised of all Government decisions and other circumstances as at 17 September 2008 of which I was aware and that had material economic or fiscal implications.

Hon Dr Michael Cullen
Minister of Finance

24 September 2008

Ministerial Statement

In the time between the publication of Budget 2008 and the preparation of this Pre-election Economic and Fiscal Update there have been a series of significant events in world financial markets. The fallout on New Zealand’s housing market and on business and household incomes arising from higher international credit costs has compounded the effects of a weakening domestic economy. This has resulted in a Pre-EFU noticeably weaker than at Budget time.

Nine years of prudent fiscal management and sustained economic growth means that New Zealand is well placed to deal with these challenging times. Despite calls to spend the surpluses in recent years this government has adhered to our fiscal objectives and has reduced Gross Sovereign Issued Debt (GSID) so that we can meet the economic challenges ahead, while still delivering tax cuts and support for families.

While the international position has worsened over recent months New Zealand has been in what is forecast to be a short and relatively shallow recession. Treasury is forecasting a return to positive growth in the last quarter of 2008. These forecasts, however, do highlight the importance of fiscal restraint during favourable economic times to enable us to have room to respond in less favourable times.

New Zealand is well placed to manage the external shock that our economy has endured. So while today’s report card highlights how critically important it was to utilise more favourable international and domestic economic times to save for a rainy day, it also tells us that the rainy day has arrived and that the Crown’s fiscal position has taken a big hit. Changes in the operating balance from the Budget forecasts are predominantly driven by the weaker economic outlook (reductions in revenue and associated finance costs).

The New Zealand economy has come a long way since 1999:

•                  the 1999 Pre-EFU forecast an unemployment rate of 7.0% in the March 2000 quarter compared with this Pre-EFU forecast of 4.4% unemployment in the March 2009 quarter

•                  real gross domestic product (GDP) growth averaged 2.9% from 1990 to 1999 compared with 3.5% from 1999 to 2007

•                  in 1999 net core Crown debt sat at 21.8% of GDP but this moved into a positive net financial asset position (including NZ Super Fund assets) since 2006, and

•                  in 1999, GSID was above 35% of GDP but it has been brought down to below the government’s medium-term target.

And we have achieved all this while enhancing social equality and while delivering significant gains for New Zealanders including:

•                  the longest period of economic expansion since WWII

•                  strong investment in New Zealand’s infrastructure after the 1990s decade of neglect

•                  lower primary health care costs

•                  restoring and lifting entitlements in superannuation

•                  tax relief for businesses, savers and families with children, and

•                  personal tax cuts for all workers.

This Government is proud of what it has achieved during the past three terms. The New Zealand economy of 2008 is much stronger and more sustainable than that of 1999 and it is also fairer.

Executive Summary

The economic and fiscal outlook has deteriorated since the Budget Update

In the five months since the Budget Update was finalised, we have witnessed a number of significant domestic and international developments: in particular, the deepening of the international financial crisis, the slowing housing market, and growing pressure on households and businesses.  These developments are key factors in our updated view of the economy and the government’s finances set out in this Pre-election Update.

We are now expecting weaker economic growth over the next few years, resulting in slower growth in tax revenue and higher government expenditure.  Combined with increases in the costs of some existing policies, these factors lead to sustained operating balance deficits and higher debt-to-GDP ratios.

The economic outlook is weaker …

Imbalances have built up during nearly a decade of sustained growth, including inflation pressures, an overvalued housing market, high household debt and a large current account deficit, with implications for interest rates and the exchange rate.  With the economy slowing, these imbalances are starting to unwind — as are imbalances in the global economy — but there is a long way to go.

As expected in the Budget Update, the drought has had a significant negative influence on the economy, and was a chief factor in the recession in the first half of 2008 — reducing dairy production, hydro electricity generation and manufacturing output.

Figure 1 shows a much weaker economic outlook than in the Budget Update, driven by a number of developments:

•                  The domestic slow-down has been sharper than expected, with declines in consumption and residential investment.

•                  Households and businesses have come under increasing cost pressures – electricity, interest rates, fuel and food – which are dampening private consumption and firm profitability.  It will take time for these pressures to dissipate, though some relief in terms of oil prices and interest rates has emerged since the finalisation of our economic forecasts.

•                  The housing market has weakened more quickly than expected.  It will remain depressed over the next year as a result of high effective interest rates, low net migration flows and falling consumer confidence, which will affect private consumption and residential investment.

•                  The international financial crisis has deepened and is having an adverse impact on global economic growth.  New Zealand is expected to feel the effects of the financial crisis principally through the tighter availability and increased costs of credit, but also through a fall in business and consumer confidence, falling asset values and lower demand and prices for our exports.

While there are some positive factors for growth in the short term – eg, recovery from the drought and personal tax cuts boosting consumption – the factors above point to the recovery being gradual.

A more sustained pick-up in growth is forecast from mid-2009.  We expect impetus to come particularly from the export sector, as primary export volumes increase and a lower exchange rate stimulates demand for manufactured products and services.

Table 1 – Major economic parameters

March years (annual average % change)	2008/09 Forecast	2009/10 Forecast	2010/11 Forecast	2011/12 Forecast	2012/13 Forecast
Real GDP	0.1	1.8	3.3	3.4	3.1
Employment	0.3	(0.3)	0.4	1.3	1.8
Unemployment	4.4	5.1	5.1	4.8	4.6
Wages	5.5	4.3	4.0	3.8	3.5
Consumer prices	4.5	2.3	2.4	2.4	2.4

Note:                  Employment is on a full-time equivalent basis; unemployment is a percentage of the labour force, March quarter, seasonally adjusted; consumer price inflation is measured as an annual percentage change.

Source:  The Treasury

… meaning lower tax revenue and higher government spending

The weaker economic growth that we are forecasting is reflected in reductions in our tax revenue forecasts.  Compared with the Budget Update, we expect tax revenue to be on average around $900 million lower for each of the next three years.

•                  The weak outlook for the household sector will have a direct impact through GST, which is forecast to grow by around 4% per annum over the next five years, compared with 7.5% over the six years to 2007.

•                  With firms’ margins under pressure and profitability low, underlying corporate income tax is forecast to decline by 3% in the 2009 June year, and growth is expected to be negligible in 2010 as accumulated tax losses offset profits.

•                  A relatively robust forecast for wages over the next few years helps to keep underlying growth in PAYE up at around 5% per annum.

The largest single change in government spending in the Pre-election Update is an increase in the expected costs of benefits.  Compared with the Budget Update, benefit expenses are around $500 million per annum higher, reflecting both an increase in numbers of beneficiaries as a result of the slowing economy, and the impact of higher inflation on the costs of indexing benefits.

The cost of some existing policies is higher …

The cost of some existing policies has increased since the Budget Update, particularly:

•                  education spending is around $200 million per annum higher, driven by higher-than-expected take-up of the 20 hours free early childhood education initiative, and

•                  KiwiSaver costs are higher, reaching an extra $280 million per annum by 2012, driven by higher-than-expected take-up rates.

… and debt servicing costs have increased

As a result of the various factors set out above, the government’s debt outlook deteriorates.  This leads to higher debt servicing costs, which are forecast to be around $500 million per annum higher.

These developments lead to a sustained period of operating balance deficits …

As a result of the combination of weakening tax revenue and higher expenditure outlined above, we are forecasting the operating balance before gains and losses (OBEGAL) excluding New Zealand Superannuation (NZS) Fund retained revenue to move into a deficit of $31 million in the current year, which worsens to $3.2 billion by 2012/13.  Projections beyond this do not return to surplus until 2017/18.

This contrasts with the position in the Budget Update, where we were expecting a track of modest surpluses through time.

Figures 2 to 4 show the Pre-election Update forecasts (solid lines) and projections (dotted lines) of key fiscal indicators.(1)

… and larger cash deficits, leading to higher levels of debt

The deterioration in the operating outlook results in a worsening of the government’s residual cash outlook.  We are forecasting a cash deficit of $5.9 billion in 2008/09, growing to $7.3 billion in 2012/13.

(1)          Fiscal forecasts cover the years 2008/09 to 2012/13; they include decisions taken in recent Budgets (eg, the three tranches of personal tax cuts in 2008, 2010 and 2011), and allowances for new spending in future Budgets.  Projections cover the subsequent 10 years (2013/14 to 2022/23); they extrapolate from the final year of the forecasts, based on assumptions about how particular elements will evolve.  More detail on forecasts, projections and the assumptions used is included in the Fiscal Outlook chapter.

These larger cash deficits flow through into higher gross sovereign-issued debt (GSID) excluding Reserve Bank Settlement Cash.  By 2012/13 we forecast GSID excluding Settlement Cash to rise to 24.3% of GDP.

Beyond 2012/13, we project GSID excluding Settlement Cash to rise to 30.1% of GDP in 2018/19 before falling to 27.7% of GDP in 2022/23.

The outlook for net debt has also weakened.  We now forecast net core Crown debt excluding NZS Fund assets to rise to 13.2% of GDP by the end of the forecast period, and we project it to peak at 20.3% of GDP in 2018/19.

The increase in net core Crown debt in the forecast period is more pronounced than the increase in GSID excluding Settlement Cash.  This is because some of the cash deficits in the forecast period are financed by a reduction in financial assets which have built up in recent years.  These financial assets are captured in net core Crown debt, but not in GSID excluding Settlement Cash.

Projections of debt are particularly sensitive to assumptions: small changes can compound and have large impacts in the future.  For example, as illustrated in Figure 5, if real GDP growth from 2013/14 onwards was 3% rather than the assumed 2.5% because productivity was higher, by 2022/23 this would reduce GSID excluding Settlement Cash as a percentage of GDP by ten percentage points.  This is because in the projections the higher productivity would lead to higher wages, GDP and tax revenue, but most government spending is assumed to continue to grow at 2% per annum.

Table 2 – Summary of fiscal aggregates

June years	2008/09 Forecast	2009/10 Forecast	2010/11 Forecast	2011/12 Forecast	2012/13 Forecast
Operating balance ($bn)	1.9	0.4	(0.1)	(0.4)	(0.4)
% of GDP	1.0	0.2	(0.0)	(0.2)	(0.2)
OBEGAL excl. NZS Fund ($bn)	(0.0)	(1.7)	(2.4)	(3.0)	(3.2)
% of GDP	(0.0)	(0.9)	(1.2)	(1.4)	(1.5)
Residual cash ($bn)	(5.9)	(5.3)	(6.6)	(6.8)	(7.3)
% of GDP	(3.2)	(2.8)	(3.3)	(3.2)	(3.3)
GSID excl. Settlement Cash (% of GDP)	17.4	18.0	21.9	23.1	24.3
Net core Crown debt (% of GDP)	2.8	5.3	8.0	10.6	13.2
Net core Crown debt incl. NZS Fund (% of GDP)	(5.7)	(4.5)	(2.9)	(1.5)	(0.2)

Source:  The Treasury

Further risks remain

These forecasts are subject to a number of risks, which are discussed in the Risks and Scenarios and Specific Fiscal Risks chapters.  It is worth highlighting a couple of risks:

•                  The international financial crisis has been moving rapidly, and considerable uncertainty remains.  Developments subsequent to the finalisation of our economic forecasts on 28 August, while not leading us to change our overall view of the economy, have increased the risks of a sharper downward correction.

•                  The funding allowances for future Budgets, particularly for Budget 2009, are expected to come under considerable pressure.  (Details of charges against future Budgets are set out on page 28.)  The fiscal forecasts assume that spending and revenue pressures can be managed within these funding allowances.  If they cannot, the fiscal position would deteriorate further.

Economic and Tax Outlook

Introduction

This chapter presents the most likely path for the New Zealand economy and tax revenue and forms the basis for the Fiscal Outlook chapter. The forecasts were prepared during a period of heightened uncertainty in the global economy and they depend on a number of judgements about the associated risks. The Risks and Scenarios chapter discusses those risks in more detail and develops two scenarios based on different judgements about them.

Economic Growth and Tax Revenue Lower than Previously Forecast

The New Zealand economy, like a number of others, is currently facing imbalances in the areas of inflation, household debt, house prices and the current account. As a result of drought, higher consumer prices and previous monetary tightening, output declined in the first two quarters of 2008 and is expected to have declined marginally in the September quarter. Growth is forecast to be positive in the final quarter of 2008 thanks to the recovery from the drought and tax cuts, but will remain subdued throughout most of 2009 as negative influences continue to affect the economy. As the world economy recovers, the domestic economy picks up and inflation and monetary conditions ease, growth will return above trend later in the forecast period, driven initially by increased exports (Figure 1.1). With economic activity forecast to be lower than in the Budget Update, core Crown tax revenue is expected to be $3,148 million lower in aggregate over the next four years.

Table 1.1 – Comparison of core Crown tax revenue forecasts

June years, $million	2007/08 Est./actual	2008/09 Forecast	2009/10 Forecast	2010/11 Forecast	2011/12 Forecast	2012/13 Forecast
Budget Update 2008	56,673	56,523	58,228	60,319	62,712	N/A
Pre-election Update	56,747	56,058	57,415	59,268	61,893	65,084
Difference	74	(465)	(813)	(1,051)	(819)	N/A

Source:  The Treasury

Assumptions for the Forecasts

Trading partner growth - Consensus forecasts for economic growth in New Zealand’s top 20 trading partners in 2008 and 2009 have been revised down steadily over the course of 2008. In anticipation of further revisions, we have reduced the August Consensus forecasts from 3.1% and 3.0% in 2008 and 2009 (respectively) to 2.9% and 2.8%. Growth is estimated to recover subsequently to around 3.5%. Recent developments in financial markets since these forecasts were finalised on 28 August have increased the risks of further downward revisions in the forecasts. The Risks and Scenarios chapter presents a case based on lower world growth.

Global inflation and interest rates - Inflation has increased in all our major trading partners as a result of rising food and fuel prices but is expected to decline as these prices stabilise or fall. Despite higher inflation, policy interest rates have been lowered in all major economies except Japan and the Euro area in response to the financial crisis and weaker economic growth. Commercial interest rates, however, are higher as inter-bank rates have increased. Interest rates are expected to return to neutral levels by 2010.

Oil prices - We have assumed that the price of West Texas Intermediate (WTI) oil will decline from an average of US$124/barrel in the June quarter of 2008 to US$115/barrel at the end of the forecast period. These forecasts were based on the average futures prices in August 2008 and average 13% higher throughout the forecast period than in the Budget Update (Figure 1.2). Since the end of August, the price of WTI has fluctuated widely, showing the increased uncertainty associated with these forecasts.

Terms of trade - The merchandise terms of trade (as measured in the System of National Accounts) are estimated to have peaked in the March quarter of 2008 and to decline 7.0% in the following five years as commodity prices fall from their peaks. The terms of trade are approximately 1.5% lower throughout the forecast period than in the Budget Update mainly because of lower dairy prices and higher oil prices.

Monetary conditions - We have assumed that the New Zealand dollar (NZ dollar) exchange rate will decline 22.7% from 69.2 on the Trade Weighted Index (TWI) in the June quarter of 2008 to 53.5 at the end of the period. Ninety-day interest rates are assumed to fall from 8.8% in the June quarter of 2008 to 6.3% at the end of the period. These forecasts were finalised before the Reserve Bank reduced the Official Cash Rate by 50 basis points on 11 September 2008. That may hasten the fall in interest rates in the near term.

External migration - The net inflow of permanent and long-term migrants is assumed to increase from a low of 4,700 in the year to June 2008 to its 10-year average of 10,000 per annum by March 2010 as outflows, particularly to Australia, ease and inflows, including returning New Zealanders, increase as economic growth slows elsewhere.

Policy and tax - The forecasts assume no change in government policy and incorporate the tax cuts effective from 1 October 2008 and 1 April 2010 and 2011, as did the Budget Update.

Table 1.2 – Economic forecast(1)

Annual average % change, year to 31 March	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Private consumption	3.3	0.0	0.6	0.9	1.5	1.5
Public consumption(2)	4.2	4.1	3.9	3.8	3.1	2.7
Total consumption	3.5	0.9	1.3	1.6	1.9	1.8
Residential investment	3.7	-17.4	-9.4	8.0	10.1	8.9
Central government investment	-0.5	12.2	4.2	2.0	2.0	2.0
Other investment	6.2	4.4	-2.9	2.0	4.7	5.4
Total investment	4.2	-1.2	-4.4	3.1	5.7	6.1
Stock change(3)	0.9	0.3	-0.4	-0.2	-0.1	0.0
Gross national expenditure	4.5	0.6	-0.4	1.7	2.6	2.8
Exports	2.3	-2.4	4.7	4.9	4.7	4.1
Imports	9.7	0.4	-2.5	0.3	2.4	3.2
GDP (production measure)	3.0	0.1	1.8	3.3	3.4	3.1
- annual % change	1.9	0.2	2.5	3.4	3.4	3.0
Real GDP per capita	1.9	-0.8	0.8	2.3	2.5	2.2
Nominal GDP (expenditure basis)	7.4	3.1	3.0	4.6	5.1	5.0
GDP deflator	4.9	3.4	1.2	1.3	1.7	1.8
Employment(4)	0.8	0.3	-0.3	0.4	1.3	1.8
Unemployment(5)	3.7	4.4	5.1	5.1	4.8	4.6
Wages(6)	4.2	5.5	4.3	4.0	3.8	3.5
CPI inflation(7)	3.4	4.5	2.3	2.4	2.4	2.4
Export prices(8)	2.8	17.4	3.4	4.2	3.7	3.3
Import prices(8)	-4.5	13.5	6.5	5.4	4.7	3.8
Current account balance
- $million	-13787	-14597	-12234	-11477	-11020	-10994
- % of GDP	-7.8	-8.0	-6.5	-5.8	-5.3	-5.0
TWI(9)	71.9	62.7	59.7	57.1	55.0	53.5
90-day bank bill rate(9)	8.8	7.5	7.0	6.7	6.5	6.3
10-year bond rate(9)	6.3	6.3	6.3	6.2	6.1	6.0

Notes:       1        Forecast finalised 28 August 2008 incorporating data up until that date.

2        The forecast profile for public consumption is influenced by government defence spending.

3        Contribution to GDP growth.

4        Household Labour Force Survey, full-time equivalent employment.

5        Household Labour Force Survey, percentage of the labour force, March quarter, seasonally adjusted.

6        Quarterly Employment Survey, average ordinary time hourly earnings.

7        Annual percentage change.

8        Overseas Trade Index basis, annual average percentage change.

9        Average for the March quarter.

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, The Treasury

Weaker Growth as Global Economy Adjusts to Imbalances

The global economy is adjusting to significant imbalances

High consumption growth in developed economies in recent years and increased production in developing economies led to developing economies building up large trade surpluses which provided funding for the rapid growth in the developed economies. The greater integration of low-cost developing economies into the world trade system helped suppress inflation and allowed interest rates to become established at low levels, encouraging investment in housing and inflating house prices. The search for higher yields led investors to under-estimate the risks of some investments. At the same time, growth in the developing economies was resource-hungry, pushing up commodity prices (Figure 1.3).

The sub-prime mortgage crisis, which developed in the United States (US) in mid-2007, was the trigger for the unwinding of these imbalances and the world economy, especially the US economy, is now undergoing the necessary adjustment. House prices have fallen in many countries and market interest rates have increased. High commodity prices, particularly for food and fuel, are impacting on household budgets in both developed and developing economies. Production costs are increasing in the developing economies, making them a source of inflation rather than deflation in the world economy. Trade imbalances are being corrected as the pattern of growth in developed economies shifts away from consumption towards exports. This process of adjustment is expected to be protracted and to involve both developing and developed economies.

Performance of the Australian economy is key for New Zealand

So far, these developments have had little direct impact on the New Zealand economy. In this regard, the performance of the Australian economy is particularly important for New Zealand as it is our largest single merchandise trade export market, our main tourist market, the top destination for emigration and our main investment partner. In addition, our major retail banks are Australian-owned. The Australian economy has performed strongly until recently, but it is currently undergoing a significant re-appraisal as the domestic economy slows despite the high terms of trade resulting from the continuing strong demand from China and other emerging economies for mineral resources. Any slowdown in the Australian economy arising from the global financial crisis is likely to have a direct impact on the New Zealand economy.

Since our forecasts were finalised at the end of August, there have been further developments in the global financial crisis, particularly in the US. These developments increase the downside risks to these forecasts. The Risks and Scenarios chapter discusses these risks in more detail and develops a scenario based on lower world economic growth.

International developments will be transmitted primarily via the cost of credit, …

We expect that developments in the international economy will be transmitted to New Zealand by four main channels, the most important of which is the cost and availability of credit. Because New Zealand has a low domestic saving rate, local banks were dependent on borrowing from other countries to fund the growth in consumption and investment in housing in recent years. This borrowing is mostly short term, transmitting the tighter availability and increased cost of credit rapidly to the local financial sector and from there to businesses and households.

… a fall in confidence and lower wealth …

Confidence is the second channel by which international developments are likely to affect the New Zealand economy. Concerns about the strength of the global economy have been a factor in lower business and consumer confidence as firms expect a reduction in demand and consumers reduce their expenditure because higher prices have eroded disposable incomes. Business and consumer confidence both fell to low levels in mid-2008 (Figure 1.4). Consumer confidence recovered in September and business confidence was higher in monthly surveys, but both remained low.

Loss of wealth is a less direct transmission channel for international developments. Asset values have fallen across a range of classes, from shares to housing, internationally as well as locally, with resultant effects on firms’ ability to raise finance to fund investment and on households’ wealth and access to collateral for borrowing. This is likely to constrain both firms’ expansion plans (especially those with overseas ownership) and households’ current consumption and investment in housing. It is also likely to lead to a consolidation of household balance sheets through an increase in precautionary saving and reduction in debt.

… and a lower terms of trade …

Lower world growth arising from the current international financial turmoil is also expected to result in weaker demand for New Zealand’s export products and services, including tourism. The most direct effect of this is on the prices of commodities which have already declined as weaker world demand has become evident. International dairy prices peaked in late 2007 and their rate of decline increased in August 2008. Partially offsetting this, meat export prices increased in early 2008. Lower export prices (and higher import prices) have reduced the terms of trade by an average of 1.6% from our previous forecasts, leading to lower incomes for commodity exporters.

… leading to a lower exchange rate

The NZ dollar has started to depreciate, consistent with the lower commodity prices, weak growth in the economy, the beginning of the interest rate easing cycle and the prospect of further cuts leading to a narrowing of the interest rate differential with other developed economies. The exchange rate is forecast to fall quickly in the near term, averaging 62.7 on the TWI in the March quarter 2009. In the longer term, we expect the NZ dollar to continue to decline because the current account deficit remains large and net external debt continues to grow (Figure 1.5). A lower exchange rate will offset some of the fall in world export prices, but will also raise the price of imported goods and services, restricting demand for them.

Export growth will chiefly reflect increased production …

Dairy production is expected to increase in late 2008 as a result of the recovery from the drought, as well as underlying growth in the industry. The drought and dairy conversions will have a negative effect on sheep meat production in the 2008/09 season, with some forecasts of lamb production down by a quarter from the previous season. Some increase in meat export volumes is expected from 2010 as higher dairy production leads to more dairy beef. Log exports are expected to increase as prices become more favourable with higher international prices and a fall in the NZ dollar, and a large quantity of forest plantings reach maturity.

Increases in some other non-traditional export products are also expected to boost export volume growth. New Zealand’s oil exports have become significant, with oil the third largest export category after dairy and meat in the year to June 2008 and equivalent to 40% of the value of oil imports in the year to June 2008. The Maari oil field and the Pike

River coal mine are scheduled to begin production later in 2008 and methanol exports are scheduled to recommence later in 2008. The fall in the NZ dollar is expected to boost services exports (chiefly tourism) and manufactured exports from mid-2009.

… and the current account deficit will narrow

In the near term the current account deficit is expected to increase as a proportion of Gross Domestic Product (GDP) as a result of high import prices and lower export volumes owing to the drought. A lower exchange rate and slower growth in domestic demand help to bring about some rebalancing in the economy and the deficit on goods and services gradually diminishes as export values grow more strongly than imports. Services exports and imports respond strongly to the fall in the exchange rate and are chiefly responsible for the reduction in the deficit. The investment income deficit is the main constraint on the overall deficit because of the need to service the substantial net international debt. Despite a positive balance on goods and services, the overall deficit is still forecast to be 5.0% of GDP at the end of the forecast period.

Domestic Imbalances Lead to Protracted Downturn

Domestic demand is expected to start to recover in the final quarter of 2008 with a modest pick-up in consumption as a result of the first instalment of the tax cuts on 1 October. In the following year, a number of the negative influences will continue to affect the economy, making the downturn protracted and the recovery only gradual. Eventually these negative influences will diminish and growth in domestic demand will begin to recover.

Tax cuts will boost household disposable incomes …

The October tax cuts will boost the disposable income of the average tax-payer by $16 per week. In aggregate, we assume that a large proportion of this fiscal stimulus will be spent, given the pressures currently faced by households. Most of the impact will be felt in the December quarter, but with a small amount anticipated in the September quarter. Although prices for food and fuel are expected to ease slightly as a result of weaker world growth, their rapid rise represents a shock to household budgets which will be relieved only slowly, constraining growth in consumption for some time. As a result, growth in private consumption will be lower than previously forecast (Figure 1.6).

… but firms are still under pressure …

Higher global commodity prices, especially for oil, are also adversely affecting firms’ costs. Price pressures for a range of inputs are expected to dissipate only slowly and may be offset by the expected fall in the exchange rate which will also make imported capital items more expensive. These factors will mean that firms’ margins remain under pressure and that profitability is low, constraining market investment. There are some supportive factors for business investment in the near term with the reduction in the company tax rate on 1 April 2008 increasing after-tax profitability and lowering the threshold for projects; in addition, ongoing dairy conversions and capacity constraints in some parts of the economy will also support investment expenditure. After a period of weak quarterly growth throughout 2009, market investment is forecast to pick up from 2010.

… leading to lower corporate tax revenue

With margins under pressure and profitability low, underlying corporate income tax is forecast to decline by 3% in the 2009 June year. Factoring in the company tax rate cut brings the total drop in corporate tax revenue to around 9% (close to 15% on receipts). In a period of low profitability, there are likely to be a significant number of firms making losses. Tax losses can be offset against profits when a firm returns to profitability and so have a small, but noticeable, lagged effect on corporate taxes. Thus growth in corporate tax is expected to be negligible in 2010, as tax losses offset profits, but is then forecast to exceed 5% per annum from 2011 onwards once those losses work their way out of the tax system.

Higher wage growth than in BEFU …

As a result of cost pressures and slower growth in demand, firms are expected to reduce their hiring in the second half of 2008, especially in the construction and retail industries. They are forecast to reduce staff levels marginally in mid-2009 and then to hold them unchanged until mid-2010. In the final years of the forecast, firms are expected to increase employment modestly by around 1.5% per annum as demand recovers. Wage growth is expected to remain relatively high in the near term, peaking at 5.8% annual growth in September 2008 as a result of a continuing shortage of skilled labour and increases in the cost of living. The net effect of softer employment and higher wage growth is slightly faster growth in labour incomes which will help offset some of the negative factors bearing on households and help support consumption growth.

… will lead to higher PAYE tax income …

Despite the weak employment outlook, the wage growth forecasts would normally be sufficient to keep growth in PAYE at around 5.0% per annum owing to the effects of fiscal drag. However, three rounds of personal income tax rate/threshold cuts more than offset fiscal drag during the forecast period, bringing average growth in PAYE down to around 3% per annum over the next five years.

… but higher unemployment will constrain consumption growth …

With employment growth low over the next two to three years, the unemployment rate is forecast to increase from 3.9% in the June quarter 2008 to 5.1% in the March quarter 2010 and to remain at that level for the following five quarters. After that, it will decline to 4.5% at the end of the forecast period as growth in employment picks up with faster growth in output in the economy (Figure 1.7). The weaker outlook for the labour market, including a lower participation rate, will act as a constraint on private consumption growth in the forecast period and help bring about a reduction in the rate of accumulation of household debt necessary for rebalancing the economy.

… leading to lower GST revenue

The weak outlook for the household sector is the key economic factor underpinning the tax forecasts. The most direct effect of this on tax is via GST, which is forecast to grow by around 4% per annum over the next five years. This growth rate is much lower than the average of around 7.5% in the six years to 2007 when household consumption and residential investment increased rapidly. However, it also has flow-on effects for other taxes. For example, less household spending contributes to lower business profits, which ultimately feeds into the relatively weak forecasts for corporate taxes and “other persons” tax (income tax on the profits of unincorporated businesses and trusts).

The housing market is expected to remain depressed …

High interest rates, low net migration inflows and a lack of investor confidence will lead to continuing falls in residential investment. In addition, fallout from finance companies which have either failed or frozen investment funds, in some cases because of difficulties in the property development sector, will also inhibit investment in residential property. Confidence is also an important driver of residential investment and with economic growth expected to remain low, developers and households are less likely to start new residential projects.

The lower residential investment will be accompanied by fall in demand for existing houses. We expect house prices to continue to fall in nominal terms, recording a 10% annual fall in March 2009 and a total fall of 11.3% from their peak in the December quarter of 2007. Prices are expected to remain essentially flat from mid-2009 until late 2010 when they will start to increase again.

… but government expenditure will help sustain growth

On the basis of Budget 2008, public consumption expenditure is expected to continue to increase by around 4% per annum throughout the first part of the forecast period, before easing off to around 3% in the final two years. Growth in non-market investment remains strong in the near term but reverts to around 2% per annum in later years.

Inflation forecast to ease from its peak in late 2008 …

High fresh produce prices in August make it likely that consumer price inflation will exceed our forecast of 4.9% in the year to September 2008. Non-tradables inflation is expected to ease as a result of the recent fall in output and weak growth over the next year. Lower demand in the economy will reduce capacity constraints and inflation pressures in key sectors such as construction and services. Tradables inflation is also expected to ease as commodity prices decline (Figure 1.8). The introduction of the Emissions Trading Scheme for stationary energy (primarily electricity) from 1 January 2010 and liquid fuels from 1 January 2011 will boost inflation by approximately 0.4 and 0.5 percentage points respectively, including indirect impacts which are spread over the subsequent period. (These figures are based on a price of €12.50/tonne for carbon credits.)  As economic activity strengthens again towards the end of the period, headline inflation is still relatively high at 2.4% at the end of the forecast period.

… allowing interest rates to decline

As growth in consumption remains low and the outlook for inflation declines, the Reserve Bank is expected to continue to ease monetary policy. Ninety-day interest rates are expected to average 7.5% in the March quarter 2009 and to fall to 7.1% in the September quarter of 2009. The Reserve Bank’s 50 basis point reduction in the Official Cash Rate on 11 September may bring forward some of the easing in 90-day interest rates. Easing tradables inflation later in the forecast period should allow the Reserve Bank to continue to ease policy so that 90-day rates fall to 6.3% by the end of the forecast period.

Lower level of nominal GDP …

The level of real GDP is forecast to be approximately $12.5 billion lower in aggregate over the next four March years than in our previous forecasts, chiefly because of lower consumption and residential investment, partly offset by lower imports. Since the general price level in the economy is higher than previously forecast, mainly because higher commodity prices result in higher consumer price inflation, the level of nominal GDP is forecast to be $8.1 billion lower in aggregate over the next four March years than in our previous forecasts.

… leads to lower tax revenue

The lower level of nominal GDP is forecast to lead to lower core Crown tax revenue over the forecast period as a whole relative to the Budget Update. The major revisions are for corporate taxes (down by $1,391 million), GST (down by $1,314 million) and other persons tax (down by $609 million). There are also downward revisions in resident withholding tax and other taxes. These reductions are offset by an increase in source deductions (primarily PAYE) of $494 million, leaving total core Crown tax revenue $3,148 million lower in aggregate over the next four years.

Table 1.3 – Core Crown tax revenue forecasts by major tax type

June years, $million	2007/08 Est./actual	2008/09 Forecast	2009/10 Forecast	2010/11 Forecast	2011/12 Forecast	2012/13 Forecast
Source deductions	23,356	23,082	23,712	24,419	25,526	27,211
Corporate tax	10,443	9,402	9,403	10,097	10,600	11,112
GST	11,115	11,687	12,024	12,476	13,187	13,762
Other taxes	11,833	11,887	12,276	12,276	12,580	12,999
Total	56,747	56,058	57,415	59,268	61,893	65,084

Source:  The Treasury

Fiscal Outlook

Introduction

The Pre-election Update fiscal forecasts show a weakening in the fiscal outlook since the Budget Update. There are two key factors influencing this change. Firstly, the economic slowdown discussed in the previous chapter has resulted in slower tax growth and increased costs for social welfare benefits.  Secondly, some past policies (such as KiwiSaver subsidies and 20 hours free early childhood education) have proven more expensive as a result of higher take-up rates.  The combination of these two factors is forecast to result in a sustained period of deficits in both the operating balance before gains and losses (OBEGAL) and residual cash leading to higher debt and its associated financing costs.

The extended period of growth during the past decade has led to a fiscal position as at 30 June 2008 with gross sovereign-issued debt (excluding Settlement Cash) at 17.4% of GDP, net core Crown debt in a net financial asset position of $19 million and $14.2 billion in net assets held by the New Zealand Superannuation Fund (NZS Fund).  Therefore the weakening in the fiscal outlook starts from a strong fiscal position.

This chapter outlines key trends for each of the following five areas:

•                  revenue and expenses

•                  operating results

•                  cash position

•                  debt, and

•                  the NZS Fund.

The chapter has two sections:

•                  Short-term outlook – This covers the fiscal results for the forecast period from 2008/09 to 2012/13.

•                  Medium-term and long-term outlook – This covers the fiscal projections out to 2022/23.  The medium term projections differ from the forecasts. The forecasts are based on comprehensive modelling, whereas the projections extrapolate the conditions existing in the final year of the forecast period.

Following these two sections is a summary of the key risks associated with the fiscal forecasts.  In particular, the Fiscal Outlook chapter should be read in conjunction with the Specific Fiscal Risks chapter (Chapter 4).

Short-Term Outlook

Table 2.1 – Fiscal indicators(2)

Year ended 30 June $million	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast

Revenue and expenses
Core Crown revenue (excl NZS Fund)	61,671	61,102	62,820	65,354	68,340	72,091
Core Crown expenses	56,997	62,359	65,849	68,891	72,252	76,157
Operating results
Total Crown OBEGAL	5,637	(64)	(1,746)	(2,481)	(3,092)	(3,374)
Total Crown OBEGAL (excl NZS Fund retained revenue)	5,586	(31)	(1,665)	(2,376)	(2,962)	(3,224)
Total Crown operating balance	2,385	1,909	374	(71)	(396)	(382)
Cash position
Core Crown residual cash	2,057	(5,909)	(5,300)	(6,603)	(6,815)	(7,307)
Debt
GSID (excl Settlement Cash)	31,390	32,087	34,400	43,821	48,626	53,666
Net core Crown debt (incl NZS Fund financial assets)	(12,953)	(10,430)	(8,502)	(5,799)	(3,146)	(380)
Net core Crown debt	(19)	5,207	10,091	16,071	22,352	29,042
NZS Fund
NZS Fund net worth	14,212	17,440	20,638	24,175	28,024	32,158
Nominal GDP	180,077	184,390	190,713	199,881	210,205	220,574
% of GDP
Revenue and expenses
Core Crown revenue (excl NZS Fund)	34.2	33.1	32.9	32.7	32.5	32.7
Core Crown expenses	31.7	33.8	34.5	34.5	34.4	34.5
Operating results
Total Crown OBEGAL	3.1	(0.0)	(0.9)	(1.2)	(1.5)	(1.5)
Total Crown OBEGAL (excl NZS Fund retained revenue)	3.1	(0.0)	(0.9)	(1.2)	(1.4)	(1.5)
Total Crown operating balance	1.3	1.0	0.2	(0.0)	(0.2)	(0.2)
Cash position
Core Crown residual cash	1.1	(3.2)	(2.8)	(3.3)	(3.2)	(3.3)
Debt
GSID (excl Settlement Cash)	17.4	17.4	18.0	21.9	23.1	24.3
Net core Crown debt (incl NZS Fund financial assets)	(7.2)	(5.7)	(4.5)	(2.9)	(1.5)	(0.2)
Net core Crown debt	(0.0)	2.8	5.3	8.0	10.6	13.2
NZS Fund
NZS Fund net worth	7.9	9.5	10.8	12.1	13.3	14.6

Source: The Treasury

Core Crown vs Total Crown

The Fiscal Outlook chapter refers to both core Crown and total Crown results.

Core Crown includes Ministries, Departments, Offices of Parliament, the NZS Fund and the Reserve Bank of New Zealand.

(2) An historical trend series of the above indicators is available on page 122. The glossary on pages 118 to 121 includes a definition of these indicators.

Total Crown includes the core Crown, State-Owned Enterprises (SOEs) and Crown Entities (CEs).

Revenue and Expenses

Core Crown Revenue

Core Crown revenue consists mainly of tax revenue.  Also included are interest and dividend revenues, and sales of goods and services.

Core Crown revenue excluding the NZS Fund best represents the revenue available to meet the Government’s spending needs.

Core Crown revenue excluding the NZS Fund treats the NZS Fund as a third party (ie, its revenue is not included but the tax it pays is).

Core Crown revenue growth falls …

Core Crown revenue excluding the NZS Fund is forecast to fall from 34.2% of GDP in 2007/08 to 32.7% of GDP by 2012/13, while in a nominal sense over the same period it is forecast to increase by around $10 billion.  The trend in core Crown revenue is primarily driven by what happens in tax revenue.

… as the economy slows ...

As mentioned in Chapter 1, the forecasts for nominal GDP have been reduced by just over $8 billion since the Budget Update (on a June year basis), with GDP in 2011/12 (the final forecast year in the Budget Update) being about $2 billion lower than in the Budget Update.

A reduction in the forecasts for domestic consumption as past imbalances start to unwind over all forecast years is a key feature of the macroeconomic forecasts.  This reduces the GST forecasts. It also has flow-on effects for business income taxes as reduced spending leads to lower profits, which have also been squeezed by an increase in the forecast wage growth track. The increased wage forecast provides some offset to the forecast reductions in tax revenue via an increase in the source deductions (PAYE) forecast.

Table 2.2 – Changes in core Crown tax revenue forecasts by major tax type

Year ended 30 June $million	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast

Core Crown tax revenue
Budget Update	56,523	58,228	60,319	62,712
GST	(193)	(265)	(516)	(340)
Corporate taxes	(183)	(432)	(305)	(471)
Other persons tax	(309)	(94)	(113)	(93)
Source deductions	199	63	41	191
Other	21	(85)	(158)	(106)
Change in core Crown tax revenue	(465)	(813)	(1,051)	(819)
Pre-election update	56,058	57,415	59,268	61,893

… and personal tax cuts began to come into affect from 1 October 2008

The introduction of personal tax cuts announced in Budget 2008 means there has been a structural reduction in tax revenue of $1.6 billion in 2008/09 rising to $4.3 billion by 2012/13.  The tax cut was included in the fiscal forecasts at the time of Budget 2008.

The tax cuts were the primary driver for the fall in tax revenue as a percentage of GDP over the forecast period.

Inland Revenue Tax Forecasts

In line with established practice, the Inland Revenue Department has also prepared a set of tax forecasts, which, like the Treasury’s tax forecast, is based on the Treasury’s macroeconomic forecast. Inland Revenue’s forecasts are shown here for comparative purposes. The Treasury’s forecasts are the Crown’s official forecasts.

Table 2.3 – The Treasury and Inland Revenue core Crown tax revenue forecasts

Year ended 30 June $billion	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast

Source deductions
Treasury	23.1	23.7	24.4	25.5	27.2
Inland Revenue	23.1	23.7	24.3	25.5	27.3
Difference	—	—	0.1	—	(0.1)
Net other persons tax
Treasury	3.5	3.8	3.8	3.9	4.0
Inland Revenue	3.4	3.6	3.7	3.8	3.9
Difference	0.1	0.2	0.1	0.1	0.1
Corporate tax
Treasury	9.5	9.6	10.4	10.9	11.4
Inland Revenue	9.3	10.3	10.9	11.4	11.8
Difference	0.2	(0.7)	(0.5)	(0.5)	(0.4)
Goods and services tax
Treasury	11.7	12.0	12.5	13.2	13.8
Inland Revenue	11.6	12.0	12.4	13.1	13.8
Difference	0.1	—	0.1	0.1	—
Other taxes
Treasury	8.3	8.3	8.2	8.4	8.7
Inland Revenue	8.4	8.2	8.1	8.3	8.5
Difference	(0.1)	0.1	0.1	0.1	0.2
Total tax revenue
Treasury	56.1	57.4	59.3	61.9	65.1
Inland Revenue	55.8	57.8	59.4	62.1	65.3
Difference	0.3	(0.4)	(0.1)	(0.2)	(0.2)
Total tax revenue (% of GDP)
Treasury	30.4	30.1	29.7	29.4	29.5
Inland Revenue	30.3	30.3	29.7	29.5	29.6
Difference	0.1	(0.2)	—	(0.1)	(0.1)

Sources:  The Treasury, Inland Revenue

The differences between the two sets of forecasts are much smaller than has been the case in recent forecasting rounds. The only significant difference is in corporate taxes where the two agencies have differing opinions on the degree of tax losses accumulating in the short term and on the effect these will have on income tax during the upswing in the business cycle.

Core Crown Expenses

Core Crown expenses represent the day-to-day operating spending of the Government (ie, this measure does not include purchases of physical assets or capital spending).

Core Crown expenses rise then stabilise in line with growth in the economy

Core Crown expenses are forecast to increase as a percentage of GDP in 2008/09 and then remain relatively stable at around 34.5% over the rest of the forecast period.  In nominal terms, core Crown expenses grow over the forecast period from $57 billion in 2007/08 to $76.2 billion by 2012/13.

Some increases in expenses were forecast at the time of the Budget Update because of the normal processes of cost of living adjustments to social welfare benefits, and the inclusion in expenses of allowances to cover new spending in future Budgets.  In addition, some of the policy decisions announced in recent Budgets were to be gradually implemented (eg, KiwiSaver), with a consequent rising profile of expenses.

The expected profile for core Crown expenses is higher in this Pre-election Update than in the Budget Update due to:

•                  higher social welfare benefits mostly associated with the economic slowdown and higher expected inflation rate

•                  increased costs of existing policies (such as KiwiSaver and early childhood education) arising from take-up rates being higher than previously forecast, and

•                  as a consequence of lower tax and higher expenses, a higher debt track is forecast, so higher debt servicing costs are also expected.

Slowing growth leads initially to higher social welfare benefit costs …

The growth of benefit expenses initially exceeds economic growth, but slows after 2009/10 so that by 2012/13 social welfare expenditure, as a percentage of GDP, is slightly lower than its 2008/09 level.

Faster growth in benefit costs in the early years of the forecast period is largely due to higher-than-normal inflation indexation and a lift in recipient numbers, especially in relation to the unemployment benefit.  The latter is a consequence of a forecast weaker labour market in these years.

… and there are additional costs from existing policies …

The fiscal costs for the following policies have been revised upwards since the Budget Update.

KiwiSaver

Take-up rates for the KiwiSaver scheme over its first year of operations far exceeded original assumptions.  The Pre-election Update revisions are based on an assumption that growth in applications will continue and membership will reach 56% of the total labour force by 2012/13 (46% at Budget Update).

Early childhood education

Forecast costs have been revised upwards for the policy of 20 hours per week free early childhood education announced in Budget 2006.  This increase is due to an increase in the volume of funded child hours claimed by service providers and an increase in the number of service providers offering the free 20 hour per week programme.

Treaty of Waitangi settlements

The pace of settlement of Historical Treaty of Waitangi claims is expected to pick up over the forecast period, resulting in an increase in expenses.

… as a result, debt servicing costs also rise

With slower growth in tax revenue and higher government spending, annual core Crown finance costs are forecast to rise from $2.5 billion in 2007/08 to $3.9 billion by 2012/13.

Recent spending decisions have been charged against the Budget 2009 allowance …

As in previous Economic and Fiscal Updates, the forecasts include allowances for new operating initiatives for future Budgets.  Budget allowances represent a level of funding that will be allocated to spending and revenue initiatives over the Budgets covered in the fiscal forecasts.

The Budget 2009 allowance was set at $1.75 billion in the 2008 Fiscal Strategy Report (FSR), and this grows by 2% for each Budget as shown in Figure 2.4.

The fiscal forecasts assume that spending and revenue pressures can be managed within these funding allowances.

The Government has made a number of spending decisions since the Budget.  Table 2.4 shows decisions already charged and signalled as pre-commitments against Budget 2009.  In addition the Specific Fiscal Risks chapter outlines a number of decisions under active consideration which need to be managed within the remaining allowance.

As a result, the Budget 2009 allowance is expected to come under pressure, and, if exceeded, the fiscal position would weaken from that shown in the fiscal forecasts.

Table 2.4 – Charges and pre-commitments(3) against Budget 2009

	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Budget 2009 operating allowance	1,750	1,750	1,750	1,750
- Teachers and principals collective agreements	(169)	(192)	(192)	(192)
- KiwiRail operating funding	(148)	—	—	—
Budget 2009 operating allowance in forecasts	1,433	1,558	1,558	1,558
Less pre-commitments and indicative funding
- Health pre-commitment and indicative funding package	(750)	(750)	(750)	(750)
- Economic Transformation: Innovation	(93)	(100)	(100)	(100)
- Defence funding package	(86)	(86)	(86)	(86)
- MFAT funding package	(8)	(8)	(8)	(8)
Budget 2009 operating allowance after pre-commitments and indicative funding	496	614	614	614

Source:  The Treasury

(3)  Pre-commitments are not reported in the fiscal forecasts as a final cabinet decision has yet to be made.

Operating Results

Total Crown OBEGAL (excluding the NZS Fund retained revenue)

OBEGAL is the operating balance before gains and losses for the total Crown.  By excluding gains and losses, the OBEGAL gives a more direct indication of the underlying stewardship of the Government than the operating balance.  The OBEGAL (excluding the NZS Fund retained revenue) is a measure of the operating balance that recognises that the NZS Fund has been set up to meet future spending pressures and as a result the returns it earns are not available to the Crown to meet current spending requirements.

OBEGAL deficits expected …

The OBEGAL (excluding the NZS Fund retained revenue) shifts into a deficit position in the current year of $31 million which worsens to $3.2 billion by the end of the forecast period.

As discussed earlier, slower growth in tax revenue and increases in government spending are the key factors driving the downward trend in the OBEGAL (excluding the NZS Fund retained revenue).

Table 2.5 provides a detailed reconciliation of the changes since the Budget Update, while Table 2.6 shows the changes since the Budget Update by the key drivers.

Table 2.5 – Total Crown OBEGAL (excluding the NZS Fund retained revenue) comparison to the Budget Update

Year ended 30 June $million	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast

OBEGAL (excluding the NZS Fund retained revenue)
Budget Update	1,354	1,048	543	207
Core Crown changes
Tax revenue	(465)	(813)	(1,051)	(819)
Benefit expenses	(358)	(629)	(678)	(543)
Education expense changes	(239)	(111)	(208)	(254)
KiwiSaver expense changes	(71)	(105)	(197)	(280)
Treaty settlements	25	(440)	(130)	(130)
Net finance costs	(435)	(284)	(390)	(675)
Expense transfers(1)	(914)	(10)	(7)	—
Top-down adjustment(2)	1,095	40	(35)	(110)
Emissions Trading Scheme expense rephasing	422	(599)	(107)	(120)
Technical baseline changes	(54)	(3)	(19)	(33)
Rail funding decision	(148)	148	—	—
Other movements	(13)	125	35	18
Core Crown OBEGAL change	(1,155)	(2,681)	(2,787)	(2,946)
Net SOE/CE change (including impact of eliminations)	(230)	(32)	(132)	(223)
Total OBEGAL (excluding the NZS Fund retained revenue) change	(1,385)	(2,713)	(2,919)	(3,169)
Pre-election Update	(31)	(1,665)	(2,376)	(2,962)

Table 2.6 – Total Crown OBEGAL (excluding the NZS Fund retained revenue) comparison to the Budget Update by key drivers

Year ended 30 June $million	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast

OBEGAL (excluding the NZS Fund retained revenue)
Budget Update	1,354	1,048	543	207
Economic-driven changes
Tax revenue	(465)	(813)	(1,051)	(819)
Benefit expenses	(358)	(629)	(678)	(543)
Total economic-driven changes	(823)	(1,442)	(1,729)	(1,362)
Changes due to policy costs
Education expense changes	(239)	(111)	(208)	(254)
KiwiSaver expense changes	(71)	(105)	(197)	(280)
Treaty settlements	25	(440)	(130)	(130)
Total changes due to policy costs	(285)	(656)	(535)	(664)
Debt servicing change
Net finance costs	(435)	(284)	(390)	(675)
Total debt servicing change	(435)	(284)	(390)	(675)
Other changes	158	(331)	(265)	(468)
Total OBEGAL (excluding the NZS Fund retained revenue) change	(1,385)	(2,713)	(2,919)	(3,169)
Pre-election Update	(31)	(1,665)	(2,376)	(2,962)

Notes:

1	Expense transfers represent underspends from 2007/08 financial year which have been transferred into the forecast period.

2	The top-down adjustment compensates for the fact that departments tend to use appropriations as the basis for their forecasts. Appropriations will overstate expenditure as they are upper limits.

Total Crown Operating Balance

The operating balance shows whether the government sector has generated enough revenues to cover its expenses in any given year.

… while the operating balance is close to breakeven point

The operating balance is forecast to remain positive until 2009/10 before moving into modest deficits thereafter.

The main difference between the OBEGAL trend and operating balance is valuation gains on assets and liabilities are forecast of $1.6 billion in 2008/09 growing to $2.6 billion in 2012/13.

The expected growth in gains primarily relates to the asset portfolio of the NZS Fund which is forecast to increase by around $3 to $4 billion per annum.  The forecast gains on financial instruments are based on long-term benchmark rates of return, in conjunction with the exchange rate and interest rate curves prevailing at the forecast reference date.  Gains and losses on assets and liabilities are volatile in the short term.  Since completing the fiscal forecasts, equity market conditions have deteriorated so there is a risk that valuation gains in the current year may be lower than forecast.

The total Crown operating balance is not available to be drawn upon to fund core Crown operations, as current policy is for SOEs and CEs to retain a portion of their surpluses for the purpose of achieving their long-term objectives and for the NZS Fund to retain all of its after tax surpluses.  Over the forecast period, SOE and CE surpluses total $9.4 billion. Approximately $2.4 billion of these surpluses will be returned as dividends.  This becomes cash available to the core Crown.

Cash Position

Core Crown Residual Cash

Core Crown residual cash represents core Crown operating cash flows less capital investment and contributions to the NZS Fund.

Table 2.7 – Reconciliation of core Crown residual cash

	Year ended 30 June
$million	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast

Core Crown revenue	61,819	61,207	62,888	65,422	68,408	72,161
Core Crown expenses	(56,997)	(62,359)	(65,849)	(68,891)	(72,252)	(76,157)
Core Crown gains/(losses) and other items	(930)	1,380	1,619	1,869	2,123	2,398
Net surpluses/(deficits) of SOEs and CEs	(1,507)	1,681	1,716	1,529	1,325	1,216
Operating balance	2,385	1,909	374	(71)	(396)	(382)
Net total Crown (gains)/losses and other items	3,252	(1,973)	(2,120)	(2,410)	(2,696)	(2,992)
Operating balance before gains and losses (OBEGAL)	5,637	(64)	(1,746)	(2,481)	(3,092)	(3,374)
NZS Fund net revenue after tax	(51)	33	81	105	130	150
OBEGAL excluding (NZS Fund retained revenue)	5,586	(31)	(1,665)	(2,376)	(2,962)	(3,224)
Net retained surpluses of SOEs and CEs	(815)	(1,088)	(1,215)	(988)	(752)	(622)
Non-cash items and working capital movements	2,521	1,905	2,659	2,071	2,007	1,785
Net core Crown cash flow from operations	7,292	786	(221)	(1,293)	(1,707)	(2,061)
Contribution to NZS Fund	(2,104)	(2,242)	(1,977)	(2,096)	(2,167)	(2,194)
Net core Crown cash flow from operations after contributions to NZS Fund	5,188	(1,456)	(2,198)	(3,389)	(3,874)	(4,255)
Purchase of physical assets	(1,433)	(1,516)	(1,729)	(1,397)	(1,251)	(1,306)
Advances and capital injections	(1,698)	(2,753)	(875)	(1,009)	(790)	(666)
Forecast for future new capital spending	—	(184)	(498)	(808)	(900)	(1,080)
Core Crown residual cash	2,057	(5,909)	(5,300)	(6,603)	(6,815)	(7,307)

Source:  The Treasury

A sustained period of large cash deficits is forecast

Core Crown residual cash is in deficit over the entire forecast period ranging from $5.9 billion in 2008/09 to $7.3 billion in 2012/13.

The decline in the OBEGAL is broadly mirrored in net core Crown cash flow from operations.

Table 2.8 – Application of core Crown residual cash from 2008/09 to 2012/13 inclusive ($billion)

Source:  The Treasury

After taking into account contributions to the NZS Fund of $10.7 billion, purchases of physical assets (including new capital spending) of $10.6 billion and advances and capital injections of $6.1 billion, there is a residual financing requirement of $31.9 billion.  The cash shortfall will be mainly met by additional borrowings of around $22 billion with the rest met by reducing financial assets that have accumulated from recent strong cash outturns (refer Table 2.13).

As in previous Economic and Fiscal Updates, the forecasts include allowances for new capital initiatives for future Budgets.  As part of Budget 2009, the Government has allocated $900 million of new capital over the next four years.  Amounts for the 2010, 2011 and 2012 Budgets have also been set at $900 million phased over four years.  In total the fiscal forecasts incorporate $3.1 billion over the next five years to be spent on new capital commitments between 2008/09 to 2012/13.

Table 2.9 – Forecast future new capital allowances

Year ended 30 June	2009	2010	2011	2012	2013
$million	Forecast	Forecast	Forecast	Forecast	Forecast	Total

Budget 2009	20	480	250	150	—	900
Budget 2010 (three years of phasing)	—	20	480	250	150	900
Budget 2011 (two years of phasing)	—	—	20	480	250	750
Budget 2012 (one year of phasing)	—	—	—	20	480	500
Budget 2013	—	—	—	—	20	20
Future capital allowances	20	500	750	900	900	3,070

Source:  The Treasury

Core Crown forecasts for the purchase of physical assets ($10.6 billion) and advances and capital injections ($6.1 billion) comprise purchases met from existing baselines plus the $3.1 billion new capital allocation mentioned above.

Advances and capital injections are often used by CEs and SOEs to purchase physical assets (such as roading and rail assets).  Therefore, to give an indication of the Government’s capital investment it is important to consider total Crown physical asset purchases.  Figure 2.8 shows the total purchases of physical assets by sector.

Taking into consideration capital and operating cash flows, the cash position is weaker than what was forecast at the Budget Update.

Table 2.10 – Residual cash comparison to the Budget Update

Year ended 30 June $million	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast

Residual cash
Budget Update	(3,478)	(3,302)	(3,447)	(3,457)
Tax receipts	(748)	(1,022)	(1,268)	(954)
Benefit expenses	(358)	(629)	(678)	(543)
KiwiSaver uptake change	(71)	(105)	(197)	(280)
Education forecast change	(239)	(111)	(209)	(254)
Treaty settlements	25	(440)	(130)	(130)
Net finance costs	(382)	(171)	(358)	(641)
Top-down adjustment	1,090	(100)	(175)	(250)
Expense transfers	(1,604)	(10)	(7)	11
National Provident Fund call on guarantee	(17)	(99)	(99)	(99)
NZS Fund contributions	—	158	167	116
Capital allocation	(140)	140	—	—
Rail funding decision	(45)	45	—	—
Other movements	58	346	(202)	(334)
Total residual cash impact	(2,431)	(1,998)	(3,156)	(3,358)
Pre-election Update	(5,909)	(5,300)	(6,603)	(6,815)

Source:  The Treasury

Debt

Gross Sovereign Issued Debt (GSID) (Excluding Settlement Cash)

GSID (excluding Settlement Cash) represents the debt issued by the sovereign (ie, core Crown) and includes government stock held by the NZS Fund, ACC and EQC but excludes money deposited with the Reserve Bank by banks (Settlement Cash).  Settlement Cash is excluded as it is financed from commercial banks and not from government funding.

GSID (excluding Settlement Cash) is forecast to climb…

The increase in GSID (excluding Settlement Cash) is primarily due to the need to raise finances to meet the residual cash deficits over the forecast period.

GSID (excluding Settlement Cash) is forecast to increase in both nominal terms (by around $22.3 billion) and as a percentage of GDP (by around 6.9%) over the forecast period.  By the end of the forecast period in 2012/13 GSID (excluding Settlement Cash) is expected to be $53.7 billion or 24.3% of GDP.

The issuance of domestic bonds (market) for 2008/09 has been set at $4 billion and rises to $9.2 billion in 2012/13.  After meeting debt maturities, the accumulated net bond issuance over the forecast period is $23 billion and this will translate into an increase in GSID (excluding Settlement Cash).

Table 2.11 – Net increase in domestic bonds

Year ended 30 June $million	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	Total

Issue of domestic bonds (market)	4,048	6,070	9,114	9,189	9,216	37,637
Repayment of domestic bonds (market)	(2,900)	(4,097)	—	(4,483)	(4,518)	(15,998)
Net increase in domestic bonds (market)	1,148	1,973	9,114	4,706	4,698	21,639
Issue of domestic bonds (non-market)	738	843	258	826	832	3,497
Repayment of domestic bonds (non-market)	(451)	(599)	—	(585)	(533)	(2,168)
Net increase in domestic bonds (non-market)(4)	287	244	258	241	299	1,329
Net bond issuance	1,435	2,217	9,372	4,947	4,997	22,968

Source:  The Treasury

(4)  Non-market domestic bonds are bonds held by EQC.

Net Core Crown Debt

Net core Crown debt equates to core Crown borrowings less core Crown financial assets (excluding the financial assets of the NZS Fund).

By deducting financial assets (excluding the NZS Fund), net debt can provide additional information about the sustainability of the Government’s accounts.  However, it is important to view net debt alongside GSID (excluding Settlement Cash) as some financial assets (eg, student loans) are not easily converted to cash.

…so too is net core Crown debt …

As at 30 June 2008, net core Crown debt was in a small net asset position of $19 million.  Over the forecast period, net core Crown debt is forecast to rise to $29 billion or 13.2% of GDP.  The increase in net core Crown debt is due to the run-down of NZDMO financial assets and increases in borrowings expected during the forecast period.  Table 2.12 provides a breakdown of core Crown net debt by portfolio.  Net debt is forecast to increase faster than GSID (excluding Settlement Cash) as net debt takes into consideration the run-down of financial assets which is not captured by the GSID (excluding Settlement Cash) indicator, so it is important to look at the two indicators together.

Table 2.12 – Net core Crown debt (excl NZS Fund(5)) by portfolio as at 30 June 2008 and 30 June 2013

	2008 ($million)
Year ended 30 June	NZDMO	Reserve Bank	Student loans	Other	Total (excl. NZS Fund)
Core Crown borrowings	28,861	8,689	—	195	37,745
Core Crown financial assets	17,001	13,735	6,741	287	37,764
Core Crown net debt	11,860	(5,046)	(6,741)	(92)	(19)

(5)     The financial assets of the NZS Fund are excluded from the calculation of net core Crown debt as they are set aside to partially pre-fund the future cost of New Zealand Superannuation.

	2013 ($million)
	NZDMO	Reserve Bank	Student loans	Other	Total (excl. NZS Fund)
Core Crown borrowings	51,314	8,513	—	194	60,021
Core Crown financial assets	5,793	16,115	8,851	220	30,979
Core Crown net debt	45,521	(7,602)	(8,851)	(26)	29,042

… in order to meet the cash shortfall

Table 2.13 shows New Zealand Debt Management Office (NZDMO) borrowings are forecast to increase by $22.5 billion and its financial assets are forecast to reduce by $11.2 billion over the forecast period.

Table 2.13 – NZDMO net debt movement between 30 June 2008 and 30 June 2013

$million	Opening balance 2008	Movements	Closing balance 2013

Borrowing
Government stock	23,203	23,846	47,049
Treasury bills	1,487	(200)	1,287
Other borrowings	4,171	(1,193)	2,978
Total	28,861	22,453	51,314
Financial assets
Advances	4,293	702	4,995
Other	12,708	(11,910)	798
Total	17,001	(11,208)	5,793
NZDMO net debt	11,860		45,521

NZS Fund

The NZS Fund is an important component of the Government’s fiscal strategy.  The NZS Fund’s assets provide the means for the Government to partially pre-fund future fiscal pressures, particularly those pressures arising from an ageing population.

The NZS Fund is forecasting an operating surplus of $1 billion in 2008/09 growing to $1.9 billion in 2012/13.

A combination of holding gains and new investments funded by the Government’s annual contribution of around $2 billion per annum is expected to increase the NZS Fund’s net worth from $14.2 billion in 2007/08 to $32.2 billion in 2012/13.

Table 2.14 – NZS Fund net worth

Year ended 30 June $million	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast

Opening net worth	12,973	14,212	17,440	20,638	24,175	28,024
Revenue	385	431	487	562	642	725
Other expenses	(34)	(156)	(168)	(196)	(221)	(245)
Tax expenses	(237)	(326)	(419)	(494)	(574)	(655)
Gains/(losses)	(995)	1,037	1,321	1,569	1,836	2,114
Gross contributions from the Crown	2,104	2,242	1,977	2,096	2,167	2,194
Other movements in reserves	16	—	—	—	(1)	1
Closing net worth	14,212	17,440	20,638	24,175	28,024	32,158

Source:  The Treasury

The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure that superannuation entitlements over the next 40 years can be met if the contribution rate were to be held to be constant at that level.  The Government is forecast to make the required minimum annual contribution for 2008/09 as calculated by the formula set out in the New Zealand Superannuation and Retirement Income Act 2001.

The underlying assumptions in calculating the contributions for 2008/09 are the nominal GDP series to 2048, the New Zealand Superannuation expense series to 2048 and the expected long-term, net after-tax annual return of the NZS Fund (6.6%) (also 6.6% in the

Budget Update).   The forecast rate of return is based on the Treasury’s assumptions for the rate of return on financial portfolios of Crown financial institutions.  The Treasury website contains further information on the NZS Fund, as well as a copy of the NZS Fund model (http://www.treasury.govt.nz/government/assets/nzsf/contributionratemodel).

Medium-Term and Long-Term Outlook

Medium-Term

The preceding parts of the Fiscal Outlook chapter have focused on the fiscal forecasts covering the period 2008/09 to 2012/13.  This section provides medium-term fiscal projections, covering the subsequent 10 years (2013/14 to 2022/23).  In previous Pre-election Updates these projections have been published separately on the Treasury website.  For this and subsequent Pre-election Updates, the projections are incorporated into the document, to make this information easier to access and to provide a fuller picture of the medium-term implications of developments in the fiscal forecasts.

The forecasts are based on comprehensive modelling of the macroeconomy, which flows through into forecasts of tax revenue and the overall fiscal position.  The projections, on the other hand, extrapolate the conditions existing in the final year of the forecast period, using assumptions about how elements of revenue and expenditure will change over time.

Updated medium-term projections

Building on the deterioration since the Budget Update in the fiscal outlook in the forecast period discussed earlier in this chapter, the medium-term projections show that this deterioration continues throughout the 10-year projection period.(6)

(6)   The projections show that the deterioration in the fiscal outlook, which is driven by the weaker economy, is expected to be long-lasting.  The projections are dependent on the starting point and there is considerable uncertainty around the short-term economic outlook.  The extent to which the weaker economic outlook affects the short-term fiscal outlook can also be approached by considering estimates of the cyclically-adjusted balance.  As has been the case in recent Updates, information on this is included in the Additional Information for the 2008 Pre-election Update, which is available at www.treasury.govt.nz/budget/forecasts/prefu2008

OBEGAL (excluding NZS Fund retained revenue) is forecast to be 1.5% of GDP in deficit in 2012/13.  In the projection period, we assume that revenue growth exceeds expenditure growth, largely because personal income tax revenue grows faster than the allowance for new operating spending.  This sees OBEGAL (excluding NZS Fund retained revenue) move into surplus in 2017/18, and end the projection period with a surplus of 1.2% of GDP in 2022/23.

Figure 2.15 shows GSID (excluding Settlement Cash) and net core Crown debt continuing to grow as a share of GDP at the start of the projection period, because of the scale of borrowing required to cover OBEGAL deficits and the Government’s capital programme.  As OBEGAL moves back into surplus towards the end of the projection period, GSID and net debt begin to fall as a share of GDP.

Figure 2.16 shows that core Crown expenses are projected to stabilise and then fall slightly as a percentage of GDP.  This is because the allowance for new operating spending grows at the rate of inflation, which is assumed to be lower than the rate of GDP growth.

Figure 2.17 shows that from the start of the projection period until 2020 the tax-to-GDP ratio is assumed to rise as fiscal drag pushes people into higher tax brackets.  From 2020 the tax-to-GDP ratio then flattens as fiscal drag is assumed to be mitigated by changes to personal tax rates and/or thresholds.  This is assumed so that the tax-to-GDP ratio remains at average historical levels.

The projections are sensitive to the assumptions used …

The projections are dependent on the assumptions chosen about how elements of revenue and expenditure will change over time.  Differences in these assumptions would result in different medium-term fiscal projections.

The Treasury has decided to use the same assumptions in the Pre-election Update projections as those used in the 2008 FSR.  These are outlined in the annex below.  This reflects the Treasury’s best judgement as to the most appropriate interpretation of current policy for the purposes of medium-term budgeting decisions.  This is because medium-term assumptions around operating and capital allowances reflect the budgeting approach currently used and also applied in the forecast period.

To illustrate the sensitivity of the projections to assumptions, Figure 2.18 shows the impact on GSID (excluding Settlement Cash) of real GDP growth in the projection period being 0.5% higher or lower in each year than the 2.5% rate assumed in the central projection.  In this scenario an increase in real GDP growth is assumed to be driven by an increase in productivity, which flows through into higher wages and nominal GDP and higher tax revenue.  Because in the projections most expenditure is not linked to wage growth and instead grows at 2% per annum, the overall impact would be to reduce GSID (excluding Settlement Cash) as a percentage of GDP by ten percentage points by the end of the projection period.

… and to the starting point

The projections are also dependent on the fiscal forecasts for the period 2008/09 to 2012/13, as these are the starting point from which the projections grow.  If fiscal results turn out to be higher or lower than in the forecasts, this would result in a different debt ratio in 2012/13, and debt would then develop from that higher or lower starting point.

To illustrate this, Figure 2.19 shows how GSID (excluding Settlement Cash) as a share of GDP would evolve in the projection period if the starting debt ratio in 2012/13 were to be four percentage points higher or lower.

Long-Term

Beyond the 10-year projection period presented here, the proportion of New Zealand’s population aged over 65 will start to rise significantly relative to the working age population.  In the Treasury’s 2006 Statement of the Long-term Fiscal Position we outlined how this will put pressure on the costs of health care and New Zealand Superannuation in particular, under the assumption of continuation of existing policies and cost trends over the next 40 years.  The long-term fiscal situation is still subject to the same challenges outlined in the 2006 Statement, particularly the pressures of an ageing population.  We have not updated the 2006 report, but our preliminary assessment is that the long-term fiscal position has deteriorated, in that debt rises more quickly than was set out previously.  A full statement is likely to be published in 2009.

Annex: Assumptions for Medium-term Fiscal Projections

The assumptions for the medium-term fiscal projections are outlined below.  The full assumptions can be found in the 2008 FSR, at http://www.treasury.govt.nz/budget/2008/fsr/

Table A1 – Summary of economic and demographic assumptions*

June year(7)	2009	2010	2011	2012	2013	2014	2015	2016	2017	2023
	Forecasts					Projections
Labour force	0.9	0.6	0.7	1.1	1.4	0.9	1.0	0.9	0.8	0.6
Unemployment rate**	4.3	5.0	5.1	4.9	4.6	4.6	4.6	4.6	4.6	4.6
Employment	0.2	-0.2	0.5	1.3	1.7	0.9	1.0	0.9	0.8	0.6
Labour productivity growth***	0.2	2.5	2.7	1.9	1.2	1.5	1.5	1.5	1.5	1.5
Real GDP	0.2	2.3	3.4	3.4	3.1	2.5	2.5	2.4	2.4	2.1
Consumer price index (annual % change)	3.4	2.3	2.4	2.5	2.4	2.2	2.0	2.0	2.0	2.0
Government 10-year bonds (quarterly % rate)	6.3	6.3	6.2	6.1	6.0	6.0	6.0	6.0	6.0	6.0
Nominal average hourly wage	5.4	4.1	4.0	3.7	3.5	3.8	3.6	3.5	3.5	3.5

*            Annual average % change unless otherwise stated.

**     Level of unemployment.

***   Full-time equivalent employed measure.

Sources:  The Treasury, Statistics New Zealand

(7)               Note that the economic forecasts in the Pre-election Update are based on a March year.

Table A2 – Summary of fiscal assumptions

Tax revenue	Linked to growth in nominal GDP, with a constant tax-to-GDP ratio assumed for all components except for PAYE. PAYE is grown by multiplying nominal GDP growth by an elasticity of 1.4.

New Zealand Superannuation

Currently indexed to inflation but is constrained for a married couple to the equivalent of 65% to 72.5% of average weekly earnings. By 2013/14, the 65% wage floor is reached and growth in the expense is driven by demographic changes and nominal wage growth. Assumes the average tax rate on New Zealand Superannuation increases due to fiscal drag which arises due to PAYE growing faster than nominal GDP.

Other benefits	Demographically adjusted and linked to inflation.

Health and education	Demographically adjusted.

Finance costs	A function of debt levels and interest rates.

Other	Not demographically adjusted.

Operating allowance

$1.694 billion in 2013/14. This is equivalent to $1.894 billion with a $200 million adjustment which is the approximate expense that is already included in projected baselines as a result of demographic growth. $1.894 billion is based on the $1.750 billion new spending allowance set for Budget 2009, with subsequent operating allowances increasing at the rate of inflation over the forecast and projection periods.

Capital allowance	$900 million in 2013/14, increasing at inflation.

Surplus NZDMO financial assets	$0 billion.

NZS Fund	Contributions to the Fund are assumed to be consistent with the New Zealand Superannuation Fund Act 2001(8).

Future emissions liabilities

The Kyoto liability included in fiscal forecasts reflects the Government’s obligation for Commitment Period 1, which is for the period 2008 to 2012. Base case projections beyond 2013/14 do not incorporate a quantitative estimate of any net emissions liability that may eventuate from New Zealand’s obligations under future international climate change agreements.

Source:       The Treasury

Assumptions about the Emissions Trading Scheme (ETS)

The fiscal impact of the ETS depends on several highly uncertain factors, most notably future carbon prices and New Zealand’s emissions targets from future international climate change agreements.  The ETS has no impact on debt beyond 2012/13 in fiscal projections as a policy of full recycling of revenue is assumed.  Net revenue (the value of credits received after free allocation of credits to participating industries and after meeting future emission liabilities) is assumed to be recycled back to the public through fiscally equivalent, unspecified tax reductions or spending increases.

(8)              The Pre-election Update provides details on contributions over the next four years.  Further details can be found in “Financing New Zealand Superannuation”, a Treasury Working Paper 01/20, available at www.treasury.govt.nz/workingpapers/2001/01-20.asp

An indication of possible net revenue from the ETS is presented in the table below based on assuming:

•                  a carbon price of $25 or $50 per tonne CO2-equivalent, and

•                  three potential emissions targets New Zealand might face under future international agreements, where the target is set relative to emissions in 1990.

Table A3 – possible ETS net revenue

Projections, $millions, calendar years	2014	2015	2016	2017	2018	2019	2020
Crown net revenue if carbon price = $25/tonne of CO(2)-equivalent
Scenario 1: target 100% of 1990 emissions	484	522	546	526	499	667	482
Scenario 2: target 90% of 1990 emissions	331	370	393	373	346	514	329
Scenario 3: target 80% of 1990 emissions	176	214	238	218	191	359	174
Crown net revenue if carbon price = $50/tonne of CO(2)-equivalent
Scenario 1: target 100% of 1990 emissions	1,011	1,068	1,045	1,033	937	1,166	975
Scenario 2: target 90% of 1990 emissions	706	763	740	727	632	861	670
Scenario 3: target 80% of 1990 emissions	395	452	429	417	321	550	359

These estimates assume 50% of post-1989 foresters receive credits and the associated liabilities when forests are harvested.  Revenue to the Government from unallocated credits exceeds the cost of liabilities from harvesting activities each year until 2020.  Beyond 2020, this reverses in line with projected increases in harvesting.

Estimates also incorporate the fiscal impact of higher revenue to renewable electricity generators who do not face a corresponding increase in fuel costs.  It is assumed the Government receives 30% of the revenue gain to private companies through tax. For SOE electricity producers, the Crown receives 50% of the revenue increase through both tax and dividends.

Risks to Fiscal Forecasts

The fiscal forecasts were finalised on 17 September 2008 in accordance with forecast accounting policies.  There are certain risks associated with the forecast results.  To assist in evaluating such risks, the following chapters should be read in conjunction with the fiscal forecasts:

•                  Risks and Scenarios (Chapter 3) – The fiscal forecasts are based on the economic forecasts presented in Chapter 1 and any variation from the economic forecast will affect the fiscal forecasts, in particular tax revenue and benefit expenses.  The Risks and Scenarios chapter discusses the effect on the forecasts under different circumstances.

•                  Specific Fiscal Risks (Chapter 4) – The fiscal forecasts incorporate government decisions up to 17 September 2008.  The Specific Fiscal Risks chapter covers specific policy decisions that are under active consideration by the Government at the time of the finalisation of the forecasts.

In addition to the specific fiscal risks and the link to the economic forecasts, there are a number of forecasting issues explained below that may arise in future.

Tax forecasting risks

The tax forecasts prepared for this Pre-election Update are based on current tax policy and on the macroeconomic central forecast.  Given the many tax policy changes that have been enacted recently (cut in company income tax rate, movements in personal income tax thresholds, introduction of PIE and FDR regimes for taxation of investments, etc), there is considerable uncertainty around exactly how these changes will pan out and their effect on the tax take.  Sensitivities of tax revenue to changes in economic conditions are also presented in the Risks and Scenarios chapter on page 56.

KiwiSaver risks

Baselines reported by Inland Revenue incorporate an assumed take-up rate profile for the KiwiSaver regime.  The actual take-up rate could be higher or lower than assumed, or faster or slower than assumed, representing an unquantified risk to the operating balance.

ETS risks

Baselines reported by the Ministry for the Environment on the ETS are based on a number of assumptions and projections, all of which can change through time. Notably they incorporate an assumed take-up rate profile for forestry participation in the scheme.  The actual take-up rate could be higher or lower than assumed. These potential changes represent an unquantified risk to the operating balance.

Revaluation of property, plant and equipment

Crown accounting policy is to revalue certain classes of property, plant and equipment on a regular basis.  In certain circumstances the valuation will be affected by foreign exchange rates, so any change in the NZ dollar (from 30 June 2008) may affect the current physical asset values included in the fiscal forecasts.

Discount rates

The Government Superannuation Fund and ACC liabilities included in these forecasts have been valued as at 30 June 2008.  The liabilities are to be next valued for the 2009 Budget Update.  Any change in discount rates will affect the present fiscal forecast.  For example, if the discount rate rises, the value of the liabilities will decrease.

Other market rates

Forecasts use the exchange rates, interest rate curves and electricity pricing curves prevailing at the forecast reference date.  Any subsequent change to these rates will affect the fiscal outcome.

Tertiary education institutes’ accounting treatment

The forecast information presented in the 2008 Pre-election Update combined Tertiary Education Institutes (TEIs) on an equity accounting basis.  This treatment has been under consideration by accounting standard setters.  The Financial Reporting Standards Board (FRSB) has recently advised that the question of whether to consolidate autonomous and independent entities will be considered by delivering its deliberations of the International Accounting Standards Board (IASB) project on consolidation.

The combination method adopted in these forecasts is to equity account for the TEIs’ net surpluses and net investment (ie, TEI revenues, expenses, assets and liabilities are not included on a line-by-line basis).  This is consistent with the treatment adopted in the 2008 Financial Statements of the Government.

Risks and Scenarios

Introduction

As presented in the Economic and Tax Outlook chapter, the main forecast relies on a number of judgements about how both the New Zealand and the world economies evolve.  There is substantial uncertainty about those judgements, especially regarding how the world economy and the US financial crisis will evolve over the next few years.  In the Budget Update, we noted that there were significant downside risks to the main forecast, reflecting the turmoil in international financial markets.  We also developed an alternative scenario in which the finance costs faced by New Zealand would be higher than the main forecast because of a more prolonged and deeper global financial crisis.

Since the Budget Update, global developments have been more in line with the alternative scenario than the Budget forecast and global financial and economic conditions have worsened significantly.  On the domestic front, finance companies have continued to face reduced debenture funding and more finance companies went into receivership or moratorium in the past three months.  The speed and magnitude of the slowing in domestic demand has been more abrupt and greater than forecast in the Budget Update.

Reflecting these recent international and domestic developments, we have made significant downward revisions to our growth forecasts in this Update.   However, the financial turmoil has intensified since the finalisation of our economic forecasts.  As a result, we have seen the downside risks to our growth forecasts increase markedly, particularly in the years to March 2010 and 2011.

The first part of this chapter identifies major risks to the main forecast and describes how the various forces would affect the economy if these risks were to eventuate.  The second part of this chapter presents two alternative scenarios for the economy.  The third part of this chapter considers the implications of the alternative scenarios for the fiscal position, while the fourth part examines how sensitive the fiscal position is to changes in specific variables.

Economic Risks

Risks to the global outlook remain skewed to downside

Most of the downside risks to the global economy identified in the Budget Update which have started to materialise, are still compelling in this Update.  As mentioned above, the turmoil in international financial markets has worsened significantly since the Budget Update, with increased risk aversion and investor uncertainty in financial markets.

The key downside risks concerning the global growth outlook are:

•                  The credit crisis that originated in the US in 2007 could be deeper and longer than incorporated in the main forecast.  The International Monetary Fund (IMF) projected that losses on mortgages and mortgage-related securities could amount to US$500 billion and total credit-losses could potentially cost up to US$1 trillion if loans and securities related to commercial real estate, consumer credit and corporations are included.  The uncertainty about the losses depends on how deep and protracted the US housing recession will be and how far house prices will decline.  Furthermore, the turmoil could be more prolonged owing to the uncertainty created by lack of transparency of securitised products and derivatives.

•                  A further tightening of lending conditions and reduced credit availability is likely to raise the prospect of a self-reinforcing process of debt reduction.  As it becomes harder to raise capital, firms and households in the US and other developed countries with large current account deficits are being forced to reduce debt and save aggressively, which in turn leads to an economic slowdown.  An economic slowdown will exacerbate this process as borrowers with unsustainable amounts of debt will fail.

•                  A significant slowing in growth in developing economies.  So far, China and emerging markets have escaped the credit crisis relatively unscathed.   With exports accounting for half of China’s GDP and most of these directed to Europe and North America, there is greater uncertainty about the extent of the impact of negative financial shocks in the US and Europe on the Chinese economy.  A severe US recession could cause China’s growth to decline to 8% or below.

As the credit crisis has become more severe and persistent, the global growth outlook may prove weaker than anticipated in the main forecast.  A worse-than-foreseen slowdown in world growth could affect the New Zealand economy further through lower export prices, higher costs of funding and, possibly more importantly, increased risk aversion and investor uncertainty.  This would also provide downside risks to the rebound in export growth built into the main forecast even if the exchange rate was lower than the main forecast.  A lower exchange rate could arise from rising global risk aversion which could cause large exits in carry trade positions.

Households have finally entered a period of consolidation

In the past eight years, New Zealand has experienced a dramatic fall in its household savings rate: the household savings rate has declined from 0% to -14% of household disposable income over the period from 2000 to 2008 and the ratio of household debt to annual disposable income increased from 112% to 196% over the corresponding period (Figure 3.1).  The increasing trend of dis-saving is not unique to New Zealand.  Many developed economies such as the US and Australia have experienced a similar phenomenon.  To some extent, the fall in the saving rate over this period is partly owing to a long period of stability with interest rates falling to low levels.  This may have led households into thinking that they were permanently operating in a low-cost and low-risk environment.  As a result, households were encouraged to take on more debt and invest in housing which in turn caused house prices to rise.  Higher house prices encouraged households to invest more in housing and increased house prices further, creating a positive feedback loop.

The decline in households’ saving contributed directly to rising current account imbalances: the current account balance has deteriorated from a deficit of 6.4% of GDP in 2000 to a deficit of 7.8% of GDP in 2008 with the current account deficit peaking at 9.2% in the March quarter of 2006.  Such a high level of external indebtedness makes New Zealand dependent on overseas investors’ willingness to lend at affordable rates.  It appears that the current financial turmoil has triggered the long-awaited adjustment of external imbalances and households have finally begun to consolidate their balance sheets since the beginning of this year by cutting spending.

In the main forecast, consumption and residential investment growth forecasts are much weaker relative to the Budget Update, reflecting the judgement that households decide to lower their debt-to-income ratio relative to the Budget Update.  However, the pace and depth of consolidation will depend on what happens to house prices, credit availability, the level of net migration and the employment outlook.

In particular, there is considerable uncertainty about the extent of the house price fall in the forecast.  In the main forecast, we assume an 11% fall in nominal house prices from their peak.  Some developed countries which started their housing cycles earlier than New Zealand have seen their house prices fall sharply.  In the US, average house prices nationwide rose by 90% between 2000 and 2006 and have since fallen by 20%.  Although there are differences in housing market conditions between the US and New Zealand, a larger decline in New Zealand house prices is possible (Figure 3.2).

A further point we can touch on here concerns the link between changes in house prices and consumption.  There is greater uncertainty on the extent of the impact of wealth on consumption.  Therefore, if households attempt to consolidate their balance sheets more aggressively and the estimated wealth effect is larger than assumed, we could see private consumption growth weaker than forecast.

The economy could be stronger in the near term

On the upside, while the international growth outlook has deteriorated, the domestic economy may be showing signs of having turned the corner: the business outlook improved according to the National Bank Business Outlook and the Westpac McDermott Miller measure of consumer confidence rebounded strongly to 104.8 for the September quarter from the 18-year low recorded in the June quarter.  The renewed optimism is mainly attributed to falling petrol prices and expected further interest rate cuts.  During the time of writing, WTI oil prices fell below $US100 per barrel at one stage from their recent peak of US$146 per barrel. Historically, the New Zealand economy, especially consumer spending, was very sensitive to changes in petrol prices. If petrol prices are lower than forecast, this will result in an upside risk to the consumption growth forecast in the near term.

In addition, higher consumer sentiment, lower petrol prices and expected further interest rate cuts together could spur households to spend more of their tax cut than is the case in the main forecast.  As a result, this could see GDP growth slightly stronger in the near term than forecast.

From a medium-term perspective, the economy may be more resilient to weather the global economic storms now than in the late 1990s because of a stronger fiscal starting position and a better monetary framework.  The main forecast incorporates a weak response of export services to the falling exchange rate to reflect a more protracted recovery in the world economy.  It is possible that demand for our goods and services from Asia could be stronger if the Asian economies undergo only a mild slowdown and the exchange rate depreciates more sharply than incorporated in these forecasts.  Finally, the fall in residential investment may not be quite as large as predicted in the main forecast because we do not have a large inventory of unsold houses as in the US.

Risks for inflation remain tilted to the upside

The balance of risks for inflation continues to be tilted to the upside even with a weaker GDP growth outlook and the recent drop in oil prices.  Annual inflation is now expected to peak at around 5% in the September 2008 quarter. The Consumer Price Index (CPI) spike, driven by petrol and food price increases, could cause households and firms to revise up their inflation expectations in the medium term which in turn could lead to more sustained inflationary pressures.  With implementation of the ETS, there are risks that the emissions price is higher than assumed in the forecast and the second round effects of the ETS could be greater than incorporated in the forecast.  In addition, the ETS could have a larger effect on business investment than assumed in the forecast.

Besides inflation, the key drivers of the nominal economy are world export and import prices.  In view of the weaker global growth outlook, the balance of risks to international prices for export and import goods is somewhat to the downside in the medium term, with the impact on the terms of trade dependent on whether it is export or import prices that are most affected.

Last, but not least, any extreme weather patterns such as drought and flooding could have a profound but temporary impact on the New Zealand economy.

Economic Scenarios

Given the number of risks and unusual uncertainty, two scenarios which simulate the impact of alternative judgements on the economy are presented.

A deeper recession

The first scenario (downside) is based on a weaker outlook for world growth where credit risks and conditions in the US and Europe become more severe relative to the main forecast.  Amid financial fears, firms are reluctant to invest and households reduce consumption further.  As a result, there is a deeper and more prolonged slowdown in the US and Europe which significantly dampens economic growth in China and other Asian economies.  Under this scenario, trading partner growth decelerates sharply to 2.2% in the 2009 calendar year and rebounds to only 3.0% in the 2010 calendar year (Figure 3.3). Against this backdrop, New Zealand house prices fall by 25% from peak to trough which negatively impacts on consumer confidence.

Model simulations indicate that the combined effect of these judgements would reduce real GDP growth by 0.3 percentage points and 0.6 percentage points in the March 2009 and 2010 years respectively (Figure 3.4).  Relative to the main forecast, we see households spend less and save more, in response to the larger house price slump and tighter credit conditions.  With slower growth, businesses not only decrease investment expenditure but also cut back on employment, with the unemployment rate rising to around 6.1% in 2010 and staying at that level until the March 2011 quarter.

As global risk aversion heightens and the world economy slows, commodity prices fall more than in the main forecast.  In such an environment, the NZ dollar also depreciates sharply to 57 in March 2009 on a TWI basis.  Although the exchange rate declines faster than in the main forecast, CPI inflation is around 0.9 percentage points weaker than in the main forecast in March 2010 because of subdued domestic demand (Figure 3.5).  With lower inflationary pressure throughout the forecast period, a more accommodating monetary policy stance is required with 90-day interest rates reaching 5% in the March 2010 quarter, almost 200 basis points lower than in the main forecast (Figure 3.6).

Lower interest rates encourage a recovery in both business and residential investment in the March 2011 and 2012 years but consumers do not regain their confidence until the March 2012 year.  As a result, economic growth picks up speed from June 2010 onwards. Overall, weaker real activity combined with subdued inflationary pressures results in nominal GDP growth being lower than in the main forecast for the entire forecast period with a cumulative impact of around $12.1 billion.

Stronger short-term outlook

The second scenario (upside) presents a growth path for the economy where three key judgements are slightly different from the main forecast – (1) stronger near-term growth outlook owing to a larger impact on private consumption of the tax cuts; (2) a slightly stronger housing market and (3) higher inflationary expectations.

With respect to real GDP, the overall profile in this scenario is very similar to that in the main track, apart from the first year of the forecast period (Figure 3.4).  In this scenario, real GDP growth in the March 2009 year is 0.5 percentage points higher than forecast in the main track.  As the impact of the personal tax cuts on consumer spending is larger than assumed in the main forecast, this altered judgement increases consumption growth by 0.2 to 0.3 percentage points for the first three years of the forecast period.

Model simulations show that inflation holds up higher than in the main forecast as inflation expectations remain high (Figure 3.5).  In addition, stronger near-term domestic demand also puts further pressure on non-tradable inflation.  In this scenario, the Reserve Bank continues to lower the Official Cash Rate (OCR) with 90-day interest rates reaching 7.5% in June 2009 and holds the OCR at this level for a year. As inflationary pressures abate, the Reserve Bank begins the easing cycle again in June 2010 with 90-day interest rates reaching 6.5% by the end of the forecast period.

Higher output and inflationary pressures, relative to the main forecast, lead to higher nominal GDP.  As the price level is permanently higher than in the main forecast, the divergence in the level of nominal GDP between this scenario and the main forecast increases over the forecast period with the greatest difference of $2.2 billion in the year to March 2013.  Relative to the main forecast, the total nominal GDP gains amount to $7.4 billion across the forecast period.

Fiscal Scenarios

The fiscal position is strongly influenced by the economy.  The major economic determinants, and how they impact on the fiscal position, are listed below.

•                  Nominal GDP – higher GDP levels are reflected in higher tax revenue, which increases the operating balance and lowers the Government’s net debt.

•                  Interest rates – higher interest rates lead to increased debt-financing costs, although this would be partially offset by higher interest-based revenue on assets.

•                  The level of unemployment – higher levels of unemployment translate to an increase in spending because the number of unemployment beneficiaries rises. This decreases the operating balance and raises net debt levels.

•                  CPI inflation – as most benefits are indexed to CPI movements, higher inflation results in increased benefit costs.  This reduces the operating balance and increases debt.

Of the two alternative scenarios, the differences from the main forecast are much greater in the downside scenario, reflecting the asymmetric risk profile of the main forecast.  In the downside scenario, the fiscal position deteriorates markedly over the forecast horizon:

•                  The deficit of the OBEGAL (excluding the NZS Fund retained revenue) is greater than the main forecast throughout the period with the largest difference of 0.5 percentage points of GDP occurring in 2009/10.  The deficit ranges from 0.2% of GDP in 2008/09 to 1.8% of GDP in 2012/13 (Figure 3.7).

•                  GSID is 26.2% of GDP at the end of the forecast period compared with 24.3% of GDP in the main forecast (Figure 3.8).

Under the upside scenario, the overall impact of higher nominal GDP is a small improvement in the fiscal position relative to the main forecast:

•                  The OBEGAL is higher by around 0.2 percentage points of GDP throughout the forecast period relative to the main forecast.

•                  GSID is 23.3% of GDP at the end of the forecast period.

Fiscal Sensitivities

Table 3.1 provides some “rules of thumb” on the sensitivities of the fiscal position to changes in specific variables. It is important to note that this analysis does not take into account the fact that some tax types such as corporate tax and other persons tax have a larger variability than nominal GDP over business cycles.  This difference in variability exists because firms can build up losses in the downswing of the business cycle and utilise these losses in the upswing.

Table 3.1 – Fiscal sensitivity analysis

Year ending 30 June ($million)	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
1% lower nominal GDP growth per annum
Revenue	(549)	(1,106)	(1,691)	(2,332)	(3,040)
Addition to financing costs	18	69	158	280	436
Impact on the operating balance	(567)	(1,175)	(1,849)	(2,612)	(3,475)
Revenue impact of a 1% decrease in the growth rates of:
Wages and salaries	(250)	(515)	(795)	(1,100)	(1,455)
Taxable business profits	(135)	(275)	(435)	(600)	(775)
One percentage point lower interest rates
Interest income	(84)	(26)	(50)	(65)	(39)
Expenses	(88)	(148)	(218)	(305)	(393)
Impact on the operating balance	5	122	168	240	354

The forecasts of capital contributions to the NZS Fund are sensitive to the rate of return assumed on the Fund’s assets.

Table 3.2 – NZS Fund contributions sensitivity analysis

	Marginal change	Effect on net return after tax	Effect on capital contribution ($million)
Variable	(%age points)	(%age points)	2009/10	2010/11	2011/12	2012/13
Expected gross rate of return	-1	-0.76	231	243	256	269

Specific Fiscal Risks

Introduction

This chapter describes the specific fiscal risks to the Crown, including contingent liabilities.  The Public Finance Act 1989 (PFA) requires disclosure of all government decisions and other circumstances that may put pressure on the forecast spending amounts, and/or have a material effect on the fiscal and economic outlook.

Criteria for Disclosure of Specific Fiscal Risks

To ensure a practicable and consistent disclosure approach, fiscal risks are disclosed based on the following criteria, consistent with the principles of the PFA:

•                  Reasonable certainty criterion – risks where government decisions or legislative commitments have uncertain fiscal consequences or timing, such that they cannot be included in the fiscal forecasts.

•                  Materiality criterion – risks have an impact on the fiscal forecasts (operating balance, net worth or gross debt) of $10 million or more in any one forecast year.

•                  Active consideration criterion – risks are being actively considered by the Minister of Finance and responsible Ministers (eg, are the subject of written reports) or are decisions that have been deferred until a later date.

Exclusions from Disclosure

The PFA requires that all specific fiscal risks be disclosed, except where it is determined by the Minister of Finance that disclosing a risk is likely to:

•             prejudice the substantial economic interests of New Zealand

•             prejudice the security or defence of New Zealand or international relations of the Government

•             compromise the Crown in a material way in negotiation, litigation or commercial activity, or

•             result in a material loss of value to the Crown.

Specific fiscal risks do not include:

•                  normal forecasting risks, such as uncertainty around welfare benefits, SOE/CE surpluses, the impact of regular revaluations of physical assets, finance costs or fluctuations in external markets,

•                  possible changes to the interpretation of accounting policies, such as the changes to revenue recognition rules and recognition of liabilities, or

•                  discussion documents containing proposals that the Minister of Finance and responsible Ministers will not actively consider until the consultation process has been completed.

In addition, the Minister of Finance has to determine that there is no reasonable or prudent way the Government can avoid this prejudice, compromise or material loss by making a decision on the fiscal risk before the finalisation of the forecasts, or by disclosing the fiscal risk without reference to its fiscal implications.

The risks described in this chapter relate to the activities of the current Government only.  Political party policies do not constitute specific fiscal risks.

Contingent liabilities are also included according to materiality.  Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total.  Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities.  The total amount of prior years’ contingent liabilities remains unchanged.

Information Relating to all Disclosed Risks

•                  The risks disclosed may not eventuate into government policy and the final cost or saving may differ from the amount disclosed if the policy is developed.

•                  All risks, should they eventuate, would impact on the Government’s forecast operating and/or capital spending amounts.  In the 2008 Budget Update the Minister of Finance declared that the size of the operating allowances for spending and revenue initiatives in future Budgets had been set at $1.75 billion per annum from Budget 2009 onwards.  An allowance of $900 million for capital spending over the period 2008/09 to 2012/13 was also set in the 2008 Budget Update.  These amounts have been incorporated into the forecasts to accommodate policy initiatives on which decisions have yet to be made.  Most of the risks outlined in this chapter, if they eventuate, would be covered by these amounts and therefore have no impact on the overall level of the forecasts.  The risks have been disclosed to indicate the pressure the risks place upon the forecast spending amounts.

•                  If the total of all risks considered exceeds the forecast new operating spending amounts in the forecasts, this would impact on the operating balance.

•                  The impact of capital spending initiatives is described as increasing the Government’s gross debt position.  This is correct but because the Government also holds some financial assets the actual impact could equivalently be described as reducing the Government’s assets.

•                  There are a number of other pressures on the fiscal position that have not been included as risks.  These pressures comprise proposals largely generated within individual departments and not yet considered by the Minister of Finance and responsible Ministers.  Such items are expected to be managed within forecast spending amounts noted above.

Charges Against Future Budgets

As part of its Budget strategy, the Government has put in place some longer-term funding paths for particular sectors.  This aids long-term planning and demonstrates the Government’s commitment to specific policies.

Charges against future Budgets do not meet the definition of a “risk”‘ under the PFA, as these items are incorporated in the fiscal forecasts. This section is provided to increase transparency about the provisions for future Budgets.

Defence Funding Package

The Defence Funding Package is designed to provide the New Zealand Defence Force (NZDF) with the funding required to address issues identified by the Defence Capability and Resourcing Review, including capability, and maintaining equipment and reserves. Budget 2008 included $69.1 million per annum as the fourth tranche of the 10-year plan. The following table shows the additional tranches to be charged against future Budgets.

Budget to be charged ($million)	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
Budget 2009	85.700	85.700	85.700	85.700	85.700	85.700
Budget 2010	—	108.100	108.100	108.100	108.100	108.100
Budget 2011	—	—	66.900	66.900	66.900	66.900
Budget 2012	—	—	—	14.200	14.200	14.200
Budget 2013	—	—	—	—	58.600	54.200
Budget 2014	—	—	—	—	—	0.00

Economic Transformation: Innovation – Pre-commitment

Budget 2008 included significant funding for Economic Transformation: Innovation. In addition to this, the Government has agreed that the following funding for this purpose will be pre-committed against future Budgets.

Budget to be charged ($million)	2009/10	2010/11	2011/12	2012/13 and outyears
Budget 2009	93.000	100.000	100.000	100.000
Budget 2010	—	75.000	75.000	75.000
Budget 2011	—	—	25.000	25.000

Foreign Affairs and Trade – Funding Package Pre-commitment

The Foreign Affairs and Trade Package is designed to provide the Ministry of Foreign Affairs and Trade (MFAT) with certainty to progress growth plans while also providing the Government and MFAT the flexibility to respond to emerging issues that may arise as a result of an increasingly complex international environment. The pre-commitment is $133 million operating and $39 million in capital funding to be allocated in Budget 2009 to Budget 2012.

Operating

Budget to be charged ($million)	2009/10	2010/11	2011/12	2012/13
Budget 2009	8.298	8.035	8.035	8.035
Budget 2010	—	13.557	13.369	13.369
Budget 2011	—	—	18.267	17.68
Budget 2012	—	—	—	24.493

Capital

Budget to be charged ($million)	2009/10	2010/11	2011/12	2012/13
Budget 2009	7.031	—	—	—
Budget 2010	—	5.007	—	—
Budget 2011	—	—	15.655	—
Budget 2012	—	—	—	11.307

Health – Pre-commitment

The Government has agreed that the indicative Health allocation of $750 million for Budget 2009 may be pre-committed by $2.233 million in 2010/11 rising to $13.736 million per annum in 2012/13 and outyears.

Budget to be charged ($million)	2009/10	2010/11	2011/12	2012/13 and outyears
Budget 2009	—	2.233	16.000	13.736

Teachers’ and Principals’ Collective Agreements

The Government previously set aside funding for the Teachers’ and Principals’ Collective Agreements in Budgets 2007 and 2008. These Collective Agreements have now been settled, and the remaining costs are $169.128 million in 2009/10 rising to $192.414 million in 2010/11 and outyears. These costs will be charged against Budget 2009.

Budget to be Charged ($million)	2009/10	2010/11	2011/12	2012/13 and outyears
Budget 2009	169.128	192.414	192.414	192.414

Time-limited Funding

Time-limited funding does not meet the definition of a “risk” under the PFA, but is further information that is prepared to increase transparency about initiatives with funding profiles that cease or decrease during the forecast period.

The following table outlines those areas where initiatives have time-limited funding that decreases or ceases at some point in the forecast period and may potentially be extended, using a $5 million materiality threshold. Time-limited funding often relates to pilot programmes, and in some cases Multi-year Appropriations (MYAs) if they are likely to require further funding in the future.

Vote	Description of initiative	Impact of continuing funding ($million)

Biosecurity	Southern Saltmarsh Mosquito Eradication Programme	7.000 in 2008/09, 9.000 in 2009/10 and 11.000 in 2010/11 and outyears

Child, Youth and Family Services	Demand-driven pressures on care and protection Services	6.800 in 2008/09 and outyears

Energy	Funding to generate reserve electricity at Whirinaki	10.000 ongoing from 2012/13

Health	Meningococcal Vaccine – Ongoing Delivery	7.000 ongoing from 2009/10

Health	Healthy Housing Programme	15.000 ongoing from 2010/11

Transport	Canterbury Transport Project	14.000 in 2012/13 and outyears

The following table shows the operating impact if funding were to be appropriated to maintain funding levels for these initiatives (ie, extend the initiatives beyond their current scheduled completion dates). These amounts would need to be managed within the forecast spending.

Impact ($million)	2008/09	2009/10	2010/11	2011/12	2012/13 and outyears
Funding to extend operating initiatives (impact on operating balance)	13.800	22.800	39.800	39.800	63.800

Specific Fiscal Risks

Quantified Risks

The risks outlined in these tables would, if they eventuated, impact on the Government’s forecast new operating and/or capital spending amounts.

The Minister of Finance has yet to fully consider the quantum of these risks.

Quantified risks as at 23 September 2008	Operating balance	Gross debt	Value of risk ($million)	Funding in Budget 2008 ($million)
New Risks
Energy – ETS household assistance package	Decrease	—	1 billion over the period 2008/09 to 2023/24 and 180 million between 2009/10 and 2010/11	—
Justice – Supreme Court Construction Cost Pressures	Decrease	Increase	8 to 12 capital and 2 to 4 operating between 2008/09 and 2012/13	—
New Zealand Defence Force – Operationally Deployed Forces	Decrease	—	10 to 15 operating per annum from 2009/10	54 operating
Transport – Canterbury Transport Project	—	Increase	211 capital	34 capital between 2008/09 and 2012/13
Transport – Penlink Roading Project	—	Increase	100 to 200 capital in 2009	—
Transport – Waterview Connection	—	Increase	1.5 billion capital between 2015 and 2050	—
Transport – Waterview Connection, risk of not tolling project	Decrease	Increase	500 capital between 2015 and 2050	—

Changed risks
Education – Early Childhood Education Ratio Changes	Decrease	—	35 per annum operating from 2011/12	—
Education – School Property	Decrease	Increase	Operating: 14 in 2009/10 rising to 89 in 2012/13 Capital: 153 in each of 2009/10 and 2010/11 and 123 per annum from 2011/12	Operating: 6 in 2008/09, 5 in 2009/10 and outyears Capital: 71 in 2008/09, 3 in 2009/10 and 1 in 2010/11
Education – Schools Plus	Decrease	Increase	134 to 340 from 2011	40 in 2008/09
Education (Tertiary) – Tertiary Education Capital Investment Fund	—	Increase	123 capital between 2008/09 and 2011/12	12 in 2008/09
Education (Tertiary) – Wananga Capital Injections	—	Increase	59 capital in 2008/09	—

Quantified risks as at 23 September 2008	Operating balance	Gross debt	Value of risk ($million)	Funding in Budget 2008 ($million)
Health –Indicative Funding for Budgets 2009 and 2010	Decrease	—	750 in 2009/10, 1,498 in 2010/11, 1,484 in 2011/12 and 1,486 in 2009/10	750 per annum from 2008/09
New Zealand Defence Force – Sale of Skyhawks and Aermacchi Trainers	Increase	Decrease	90 capital in 2008/09	—
Police – Increases to Police Staff	Decrease	Increase	45 capital in 2009/10	41 per annum operating and 10 capital in 2008/09

Unchanged Risks
Customs – Border Management System (CusMod) Replacement	Decrease	Increase	15 per annum operating and 105 capital	1 operating one-off to further develop the business case
Economic Development – Venture Investment Fund	—	Increase	40 capital in 2009/10 and 2010/11	—
Education (Tertiary) – Vocational Training	Decrease	—	2.5 in 2008/09, 7.5 in 2009/10, 15 in 2010/11 and 20 in 2011/12 and outyears	—
Environment – Purchase of Kyoto Compliant Emission Units	—	Increase	500 capital	—
Justice – Financial Action Taskforce Recommendations	Decrease	—	15 per annum	—
Justice – Greater Auckland Region Service Delivery Strategy	Decrease	Increase	265, operating / capital split yet to be determined	—
Maori Affairs – Maori Business Aotearoa New Zealand	Increase	Increase	40 capital in 2008/09 and 4 per annum operating saving	—
New Zealand Defence Force – Capital Injections	—	Increase	210 over the forecast period	130 capital
Social Development – Youth Court Sentencing Orders	Decrease	Increase	12 operating and 4 capital	—

Unquantified Risks

The risks outlined in these tables would, if they eventuated, impact on the Government’s forecast new operating and/or capital spending amounts.

Unquantified risks as at 23 September 2008	Operating balance	Gross debt	Funding received in Budget 2008 ($million)
New Risks
Agriculture and Forestry – New Zealand Fast Forward Fund	Decrease	Increase	—
Economic Development – Trilateral Projects	Decrease	Increase	—
Education – Caretakers, Cleaners and Groundstaff Negotiations	Decrease	—	—
Education – Integrated Schools Property	Decrease	—	—
Housing – Affordable Home Ownership	Decrease	Increase	—
Housing – Housing Innovation Fund	—	Increase	—
Internal Affairs - Property Strategy	Decrease	Increase	—
Revenue – Paid Parental Leave Review	Decrease	—	—
Revenue – Renegotiation of Double Tax Agreements	Decrease	—	—
Social Development – Five-year Action Plan for Out of School Services	Decrease	—	—

Changed risks
Health – District Health Board Deficits	Decrease	Increase	—
Housing – Hobsonville Urban Development	—	Increase	33 capital and 5 operating between 2008/09 and 2011/12
Housing – Sustainable Urban Development Approach	Decrease	Increase	—
Local Government – Response to Rates Inquiry	Decrease	Increase	51 operating between 2008/09 and 2012/13

Unchanged risks
Corrections – Capital Projects	Decrease	Increase	110 capital and a total of 14 operating for Mt Eden
Economic Development – Implementation of the New Zealand Tourism Strategy	Decrease	Increase	—
Economic Development – Radio Spectrum Rights	Increase	—	—
Education/Social Development – Inter-agency Plan for Conduct Disorder/Severe Antisocial Behaviour	Decrease	—	—

Unquantified risks as at 23 September 2008	Operating balance	Gross debt	Funding received in Budget 2008 ($million)
Finance – Crown Overseas Properties	—	Increase	—
Fisheries – Civilian Maritime Aerial Surveillance	Decrease	Increase	—
Housing – Tamaki	—	Increase	—
Immigration – New Immigration Service Delivery Strategy	Decrease	Increase	—
Justice Sector and Other Agencies – Effective Interventions	Decrease	—	0.5 capital and 6 operating between 2008/09 and 2011/12
New Zealand Agency for International Development – Adjustment of Official Development Assistance Fund	Unknown	—	Operating: 10 in 2008/09, 15 in 2009/10, 12 in 2010/11 and outyears
Revenue – Investment in the Tax System and Related Business	Decrease	Increase	—
Revenue – Rebuild of the Student Loan System	Decrease	Increase	4 operating in 2008/09
Revenue – Reducing Compliance Costs for Small- and Medium-sized Enterprises	Unclear	—	—
Social Development – Children, Young Persons and their Families Act	Decrease	Increase	—
Social Development – Energy Subsidy for SuperGold Card Holders	Decrease	—	—
Social Development – Working New Zealand: Work-focused Support	Decrease	—	—

Risks Removed Since the 2008 Budget Update

The following risks have been removed since the 2008 Budget Update:

Expired risks	Reason	Funding received ($million)
Corrections – Collective Employment Contract Negotiations	Funding has been provided	3 in 2008/09, and 11 per annum from 2009/10
Economic Development – Review of Financial products and Providers	Funding provided in Budget 2008 and through the Reserve Bank’s Funding Agreement	Operating: 3 in 2008/09, 6 in 2009/10, 2 in 2010/11 and 1 in 2011/12 and outyears Capital: 2 in 2008/09
Finance – State-Owned Enterprise Long-term Hold Reviews	Reviews no longer active	—
Finance – Restructuring the Rail Industry	Final decisions have been taken and funding provided	220 capital between 2008/09 and 2011/12
Finance – Upgrade of National Rail Network	Superseded by Finance – Redevelopment of Rail	—
Housing – Wellington City Council Social Housing Assistance	Funding has been provided	220 capital between 2008/09 and 2017/18
Housing – Local Government and NGO Housing Projects	Superseded by Housing – Affordable Home Ownership and Housing – Housing Innovation Fund	—
Housing – Urban Development Agencies	Superseded by Housing – Sustainable Urban Development Approach	—
Justice – Strengthening the National Courts Infrastructure	Funding has been provided	10 capital in 2008/09 and 16 capital in 2009/10. 2 operating in 2008/09
Police – International Deployment Capability	Not funded in Budget 2007 and no longer under active consideration	—
Police – Wage Negotiations	Funding has been provided	33 operating in 2008/09, and 38 in 2009/10 and outyears
Revenue – Management of Inland Revenue’s Lease Portfolio in Auckland	Final decisions on lease options have been taken	—
Revenue – Working for Families Review of Rates	The Government has taken final decisions on the review	—
Social Development – New Zealand Superannuation and Veteran’s Pension	CPI growth is forecast to be well above the level required to trigger the risk	—
Transport – Regional Transport Projects	Superseded by several region-specific risks	—

Statement of Fiscal Risks

Agriculture and Forestry – New Zealand Fast Forward Fund (new, unquantified risk)

In March 2008, the Government announced its commitment of $700 million to the New Zealand Fast Forward initiative, promoting innovation projects in the pastoral and food sectors. The Government is now considering options to reimburse the fund for income tax and GST implications. This could decrease the operating balance or increase gross debt, depending on the method of reimbursement chosen by the Government.

Corrections – Capital Projects (unchanged, unquantified risk)

The Government is currently considering a range of options to address continued forecast growth in the prison population, including the asset management of current Corrections facilities, and increased prison capacity. This risk is unquantified as the quantum of the risk will vary greatly depending on the options chosen. If approved, any capital injections would increase gross debt while operating funding would decrease the operating balance.

Customs – Border Management System (CusMod) Replacement (unchanged, quantified risk)

Customs’ border management systems (CusMod) are over 10 years old. Customs received funding in Budgets 2007 and 2008 to develop a business case for replacement systems for consideration in Budget 2009. In accordance with the two-stage approval process for major IT projects, funding for CusMod replacement is dependent on approval of the two business cases. The indicative cost of the project is $105 million capital over five years and up to $15 million operating per annum. If approved, this would decrease the operating balance and increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Customs Service

Economic Development – Implementation of the New Zealand Tourism Strategy (unchanged, unquantified risk)

The New Zealand Tourism Strategy 2015 is a joint document between the Government and industry. It includes a range of actions to progress key sector goals. Funding for these actions will come from a range of stakeholders, including Government. Ministers are yet to decide the appropriate funding mix to support high-priority actions within the Strategy, however additional capital funding would increase gross debt and additional operating funding would decrease the operating balance.

Economic Development – Radio Spectrum Rights (unchanged, unquantified risk)

The Government sets the processes for the renewal or auction of property rights to radio spectrum in consultation with industry. Any revenue from sale of rights would increase the operating balance by the full amount of the sales. Offers for rights of renewal to existing owners of spectrum rights are set approximately five years in advance of rights expiring with settlement being required prior to granting the new right. The rights in different frequency bands expire at different dates, with the initial expiry dates occurring in 2010. If any offers are rejected then they will be allocated by way of auction on the open market. (For this reason the expected revenue from sale of renewal rights is not reflected in current forecasts of revenue.)

This risk is unquantified as disclosure could compromise the Crown in negotiations.

Economic Development – Trilateral Projects (new, unquantified risk)

The Government is currently considering policy initiatives to support business sectors. The proposals are currently in the early stages of consideration and the Government is considering a range of funding options. Depending on the funding involved, this could decrease the operating balance and/or increase gross debt. The risk is unquantified as disclosure may compromise the Crown in commercial negotiations.

Economic Development – Venture Investment Fund (unchanged, quantified risk)

In Budget 2006, the Government agreed to additional investment commitments in the Venture Investment Fund of $60 million over the period of 2006/07 to 2008/09. The Government is also considering further commitments of $40 million over two years (2009/10 and 2010/11). This depends on the results of the evaluation of the Venture Investment Fund scheduled for completion by 31 March 2009. If approved, this would increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Economic Development

Education – Caretakers, Cleaners and Groundstaff Negotiations (new, unquantified risk)

The Government has agreed to amend the bargaining parameters for the School Caretakers and Cleaners Collective Agreement and the Secondary and Area School Groundstaff Collective Agreement. Any additional funding would decrease the operating balance. The risk is unquantified as disclosure could compromise the Crown in negotiations.

Education – Early Childhood Education Ratio Changes (changed, quantified risk)

The Government has committed to increasing teacher-to-child ratios as part of the Early Childhood Education Strategic Plan. In October 2006, the Government agreed to two stages of staffing ratio improvements to be implemented in July 2009 and 2010. The Government has also communicated that further increases in staffing ratios are being considered. Additional funding estimated as up to $35 million per annum from 2011/12 will be considered as part of Budget 2009. Any increased funding will reduce the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Education – Integrated Schools Property (new, unquantified risk)

The Ministry of Education is undertaking a review of integrated schools policy which is to be completed by the end of 2008. This includes consideration of the standard of integrated school property and options to bring substandard integrated school property up to the same standard as that of mainstream state schools. Any decisions on funding for integrated schools will not be considered until this review is completed. Any increased funding would reduce the operating balance.

Education – School Property (changed, quantified risk)

Capital injections for school property will be required in future years to accommodate roll growth and to establish new schools in response to regional population changes. Likely capital injections are estimated at up to $153 million in each of 2009/10 and 2010/11, and $123 million per annum from 2011/12. Capital injections result in consequential operating costs rising from approximately $13.5 million in 2009/10 (including $8.5 million in capital charge) to $89 million in 2012/13 (including $66 million in capital charge). The Ministry of Education is taking steps to reduce the level of capital funding carried forward from year to year. The carry-forward, which represents capital budgets allocated to schools but not yet expended, is currently $1.4 billion. If approved, any capital funding would increase debt, and any operating funding would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Education – Schools Plus (changed, quantified risk)

The Government is considering a range of policies to increase student participation and achievement in education, skills and structured learning. The Government has agreed to fund an initial $40 million in operating for the initial phase of the Schools Plus programme. The Government has also agreed that a compulsory education and training age of 17 will be introduced in 2011, and that age will increase to 18 in 2014. The Ministry of Education has estimated that the cost of all students participating until age 18 in some form of education and training would be between $134 million and $240 million. The Government is also considering other initiatives which could cost up to $100 million. If approved, any capital funding would increase debt, and any operating funding would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Education/Social Development – Inter-agency Plan for Conduct Disorder/Severe Antisocial Behaviour (unchanged, unquantified risk)

The Government has approved and published a six-year Inter-agency Plan for Conduct Disorder/Severe Antisocial Behaviour (2007-2012). The Inter-agency Plan commits Government to deliver a range of initiatives including new services for 3 to 7 year-olds and shared infrastructure across sectors. While amounts would depend on the policy and scaling options chosen, any additional operating funding would decrease the operating balance.

Education (Tertiary) – Tertiary Education Capital Investment Fund (changed, quantified risk)

The Government has established a contestable Tertiary Education Capital Investment Fund (The Capital Fund). This will fund the Crown’s contribution to capital investments for public Tertiary Education Institutions that are approved by Cabinet on the recommendation of a panel administered by the Tertiary Education Commission. The value of this Fund has been set at $112 million over three years (this includes some funds transferred from unallocated 2007/08 contingencies). To date, $11.632 million has been appropriated against this Fund in 2008/09.

The Government has also approved in principle a one-off capital contribution of $11.15 million for the construction of a new building for the New Zealand School of Music. The funding has been set aside in a contingency pending the development of a business case.

The Government may also consider making loans or capital injections from the Capital Fund to Tertiary Education Institutions where ongoing educational provision or financial viability are at risk.

The provision of any capital injections will increase gross debt but the total quantum will be within the sum allocated to the Capital Fund.

The Minister of Finance is yet to fully consider the quantum of this risk.

Source: Ministry of Education and Tertiary Education Commission

Education (Tertiary) – Vocational Training (unchanged, quantified risk)

The Government is considering a number of policies regarding the expansion of vocational training. One of these is to have 250,000 people participating in industry training.

As at Budget 2008, funding supports participation of approximately 220,000 trainees by 2011. To achieve participation of 250,000 trainees in 2011, the Industry Training Fund would need to increase by approximately $7.5 million in 2009/10, $15 million in 2010/11 and $20 million in 2011/12 and outyears.

If approved, this proposal would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Tertiary Education Commission

Education (Tertiary) – Wananga Capital Injections (changed, quantified risk)

The Government is currently negotiating with Te Wananga o Raukawa over settlement of its Waitangi Tribunal claim. The Waitangi Tribunal recommended that Te Wananga o Raukawa be compensated for capital expenditure it has incurred on facilities to date, and be provided with funding to bring its facilities up to a standard comparable with other tertiary institutions and to meet additional capital requirements. Negotiations are also taking place with Te Whare Wananga o Awanuiarangi in relation to an outstanding item from the original settlement.  Cabinet has agreed to fund $50.649 million in the settlement with Te Wananga o Raukawa but this is yet to be ratified by Te Wananga. The outstanding settlement for Te Whare Wananga o Awanuiarangi of $8.5 million was agreed as part of its settlement with the Crown in 2003.  The Crown is currently discussing with Te Whare Wananga o Awanuiarangi the conditions required to conclude the settlement.  The settlements will increase gross debt.

Source: Ministry of Education and Tertiary Education Commission

Energy – ETS household assistance package (new, quantified risk)

The Climate Change Response (Emissions Trading) Amendment Act 2008 includes provisions for a household energy efficiency fund (section 180). The Act requires $1 billion to be paid into the Fund, from money appropriated by Parliament, sometime between the Act’s commencement and 1 July 2024. How the Fund will be appropriated across the 15-year period is yet to be decided, and will first require the Minister of Energy to determine the criteria for the Fund.  Consequently, the Fund cannot yet be included in the forecasts.  In addition, direct financial support for households of up to $180 million over 2009/10 and 2010/11 has also been agreed to be included in the 2009 Budget.  This proposal would decrease the operating balance.

The Minister of Finance is yet to fully consider the quantum of this risk.

Source: The Treasury

Environment – Purchase of Kyoto Compliant Emission Units (unchanged, quantified risk)

The Government faces a potential net-exposure to the international market for Kyoto-compliant emission units. This net-exposure would come about if the emission units that are built up by Government over the first commitment period as a result of the operation of the ETS are less than the size of the Government’s Kyoto liability.

Currently the forecasts indicate that the Government may have to purchase Kyoto-compliant emission units to meet its Kyoto obligations.  At the 30 June 2008 carbon price of $25.89 per tonne this could cost around $500 million.  However, there is significant uncertainty around both the Kyoto liability and the units that may be built up as a result of the ETS (largely given the inherent uncertainty around forecasts of New Zealand net-emissions and the assumed take-up rate of forestry into the ETS).  Any purchasing would increase gross debt.

The Minister of Finance is yet to fully consider the quantum of this risk.

Source: The Treasury

Finance – Crown Overseas Properties (unchanged, unquantified risk)

The Government is considering options relating to the continued use of certain Crown overseas properties.

The risk is unquantified as disclosure could compromise any negotiations the Crown may enter, but any additional operating funding would decrease the operating balance, and/or any additional capital funding would increase gross debt.

Finance – Redevelopment of Rail (new, quantified risk)

The Government has signalled an intention to continue investment in rail transport by agreeing to establish a five-year multi-year appropriation Rail Transport Upgrade and Growth Projects and a non-departmental output expense New Zealand Railways Corporation Operating Support.  The Government, as a first step, has approved funding for these two new appropriations in 2008/09.  Funding for 2009/10 to 2012/13 will be considered as part of Budget 2009 but is expected to total $920 million and $383 million respectively.

If approved, this funding would increase gross debt and reduce the operating balance.

Source: The Treasury

Finance – Taitokerau Forests Limited (new, unquantified risk)

The Government is considering various options regarding the restructuring of loans to Taitokerau Forests Limited, while protecting the Crown’s interest as secured creditor. These options could involve a partial write-off of the Crown loan, additional funding until harvest of the forests and/or other payments to compensate shareholders for lost opportunities. Negotiations with the company are ongoing, and the outcome is not yet known. The risk is unquantified as disclosure could compromise the Crown in negotiations.

Fisheries – Civilian Maritime Aerial Surveillance (unchanged, unquantified risk)

The Government is considering options to provide increased short- to medium-range maritime aerial surveillance for civilian agencies. Options include delivery of a range of different surveillance capabilities by either military or commercial providers. The amount of funding required would depend on the option chosen, if any. Any capital injections required would increase gross debt, while operating funding would decrease the operating balance.

The risk is unquantified as the amount or timing of any funding is unclear.

Health – District Health Board Deficits (changed, unquantified risk)

Draft District Annual Plans from 15 of the 21 District Health Boards (DHBs) indicate projected operating deficits in 2008/09. The Government does not view DHB deficits as acceptable and cost containment strategies are in place.

Any decision to fund such deficits would decrease the operating balance and/or increase gross debt. Specific potential pressures for DHBs include wage bargaining and financing costs of capital projects.

This risk has changed since the 2008 Budget Update to take into account the new projections of DHB deficits.

Health – Indicative Funding for Budgets 2009 and 2010 (changed, quantified risk)

The Government is considering indicative operating allocations of $750 million for Budgets 2009 and 2010. These amounts indicate the likely level of increased funding to be provided to Vote Health in future Budgets and to assist the Minister of Health to plan spending priorities over the period. The final allocations will depend on economic and fiscal conditions at the time of each Budget. Finalising the amounts and details of how these allocations will be spent will be subject to normal budget processes.

The Government has also agreed that the indicative allocation for Budget 2009 above may be pre-committed up to $13.736 million per annum in 2012/13 and outyears. This was shown in the Charges against Future Budgets section of this chapter. The operating balance would be decreased by the totals as follows:

Budget to be charged ($million)	2009/10	2010/11	2011/12	2012/13 and outyears
Budget 2009	750	748	734	736

Budget 2010	—	750	750	750

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Health

Housing – Affordable Home Ownership (new, unquantified risk)

The Government is considering options to provide financial assistance to households to assist them to purchase an affordable new home. The provision of additional capital funding would increase gross debt and operational funding would decrease the operating balance.

Housing – Hobsonville Urban Development (changed, unquantified risk)

The Government has agreed to the creation of an integrated urban community at Hobsonville. While funding was provided in Budget 2008 for Precinct One, as well as any other costs that need to occur concurrently with Precinct One, capital funding will need to be provided for the remaining four precincts in future Budgets. This will increase gross debt. This risk is unquantified as disclosure could compromise the Crown in negotiations.

Housing – Housing Innovation Fund (new, unquantified risk)

The Government has agreed to consider a capital funding appropriation for the Housing Innovation Fund for 2009/10 to support community-based solutions for social housing. This is provided the Housing New Zealand Corporation is able to provide the corresponding operating funding. The provision of additional capital funding would increase gross debt.

Housing – Sustainable Urban Development Approach (changed, unquantified risk)

The Government has issued a public discussion document about how a Sustainable Urban Development Approach could be established in New Zealand, including supply of affordable housing. Submissions are due by 28 November 2008. The amount and timing of costs would depend on the option chosen. Additional funding would increase gross debt and/or decrease the operating balance.

Housing – Tamaki (unchanged, unquantified risk)

The Government is considering the redevelopment of the Tamaki area. Any capital funding would increase gross debt while operating funding would decrease the operating balance. This risk is unquantified as disclosure could compromise the Crown in negotiations.

Immigration – New Immigration Service Delivery Strategy (unchanged, unquantified risk)

The Government is in the process of developing a stage-two business case for a new Immigration Service Delivery Strategy, which would aim to allow better management of the risk surrounding immigration decision-making and improve delivery of immigration services. Cabinet is likely to consider the stage-two business case in early 2009. A portion of the additional funding is expected to be funded by third-party revenue and the rest would reduce the operating balance and increase gross debt. This risk is unquantified as disclosure could compromise the Crown in negotiations.

Internal Affairs – Property Strategy (new, unquantified risk)

The Government is considering options around a long-term property strategy for the Department of Internal Affairs, subject to completion of a detailed business case.

This risk is unquantified as disclosure could compromise the Crown in negotiations, but any new funding would decrease the operating balance and/or increase gross debt.

Justice – Financial Action Taskforce Recommendations (unchanged, quantified risk)

In order to implement the recommendations of the Financial Action Taskforce, the Government is considering a new Anti-money Laundering and Counter-terrorist Financing regime. Increased supervision and enforcement is expected to result in increased costs to the following agencies: the Reserve Bank, the Securities Commission, the Department of Internal Affairs, the Financial Intelligence Unit of the New Zealand Police and the Ministry of Justice. Costs are still being finalised but could be up to $15 million per annum and would reduce the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Justice

Justice – Greater Auckland Region Service Delivery Strategy (unchanged, quantified risk)

The Government is developing a strategy to address courts’ needs in the greater Auckland region. A wide range of stakeholders are currently being consulted over a variety of service delivery options. The total cost could be up to $265 million.  The impact on the operating balance or gross debt would depend on the options chosen.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Justice

Justice Sector and Other Agencies – Effective Interventions (unchanged, unquantified risk)

As part of a comprehensive approach to reducing crime and the pressures on the prison population, the Government is considering measures to address the precursors of crime, and measures to reduce re-offending. The measures focus on early interventions for vulnerable children, youth offending, restorative justice, preventing crime in local communities, reintegrating offenders and drug and alcohol treatment for offenders.

Funding of $37 million per annum was approved in 2006. The Government is currently considering a range of further options. The amount of any additional funding will depend on the specific options chosen.

Justice – Supreme Court Construction Cost Pressures (new, quantified risk)

The Government is part-way through the construction of permanent premises for the Supreme Court, including the restoration of the old High Court Building on the same site. Current funding appears likely to be insufficient to complete the project owing to increased costs for building materials, pressures from the Wellington construction market, higher than anticipated costs for restoring the old High Court Building and increased costs for design development. It is expected that between $8.3 million and $12.1 million of additional capital funding will be required and additional operating funding of $1.5 million to $4.1 million over the four years from 2008/09 to 2012/13.  This would decrease the operating balance and increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Justice

Local Government – Response to Rates Inquiry (changed, unquantified risk)

The Independent Inquiry into Local Government Rates reported in August 2007. The Government has established a series of work streams to assist development of its response to issues outlined in the report. Some initiatives have already been undertaken as part of the Government’s response, including $51.2 million in new funding from 2008/09 to 2012/13 for enhancements to the rates rebate scheme (included in forecasts). However, the total potential impact of additional actions on the operating balance and/or gross debt is unknown at this stage, as this would depend on the nature and scope of such additional measures subsequently pursued.

Maori Affairs – Maori Business Aotearoa New Zealand (unchanged, quantified risk)

The Government has agreed to establish an independent statutory corporation for the purposes of furthering Maori economic development, to be known as Maori Business Aotearoa New Zealand (MBANZ), subject to enactment of the Maori Trustee and Maori Development Bill.

New Crown funding required is estimated to be $40 million capital in 2008/09, with an associated ongoing operating saving of approximately $4 million per annum related to the transfer of functions from Te Puni Kokiri to MBANZ. If approved, this would increase the operating balance and increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Te Puni Kokiri

New Zealand Agency for International Development – Adjustment of Official Development Assistance Fund (unchanged, unquantified risk)

Budget 2008 included funding to take Government Official Development Assistance to an equivalent percentage of Gross National Income (GNI) – 0.30% in 2008/09, 0.33% in 2009/10 and 0.35% in 2010/11. However, because GNI forecasts will change in subsequent years, there is a risk that funding levels may need to be adjusted to maintain these percentages of GNI. Any such changes will be considered in future Budgets. The net impact of this risk is unclear and thus may increase or decrease the operating balance.

New Zealand Defence Force – Capital Injections (unchanged, quantified risk)

Implementing the Government’s decisions on the future structure of the NZDF will involve a series of capital acquisitions across all three armed services and for Headquarters NZDF to achieve the required capability upgrades. The Government has agreed to a capital injection of up to $1.244 billion over the 10-year period from 2002 to 2012.

Of the $1.244 billion, $1.034 billion has been appropriated with up to $210 million likely to be required within the forecast period. The actual expenditure profile will depend on the specification and timing of the individual projects, the contracted prices and the prevailing exchange rate at the time of purchase.

Any further capital injections would increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

New Zealand Defence Force – Operationally Deployed Forces (new, quantified risk)

There are currently over 400 NZDF personnel deployed overseas on Peace Keeping and United Nations missions.  Continuing to maintain deployments in Afghanistan, East Timor, the Solomon Islands and several other locations exceeds the deployment levels anticipated when the Defence Funding Package was approved in 2005.  If current deployment levels are maintained, the appropriation for operationally deployed forces may need to be increased by approximately $10 to 15 million from 2009/10.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

New Zealand Defence Force – Sale of Skyhawks and Aermacchi Trainers (changed, quantified risk)

As a result of the Government’s decisions on the future structure of the NZDF, NZDF has signed an agreement with Tactical Air Services Inc for the sale of the Skyhawks and Aermacchi trainers for US$110 million. A formal contract has yet to be signed, but the net proceeds from the sale would decrease gross debt and increase the operating balance by $NZ90 million.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

Police – Increases to Police Staff (changed, quantified risk)

The Government has funded an additional 1,250 Police staff over Budgets 2006 to 2008. Additional funding for property associated with these staff will be considered in future Budgets, and may be in the order of $45 million capital. If approved, additional capital injections would increase gross debt and additional operating funding would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Police

Revenue – Investment in the Tax System and Related Business (unchanged, unquantified risk)

Inland Revenue is investigating options around investment in the tax system and related business processes, including replacing the FIRST tax system. Part of this work includes investigating options for transforming employer information and payments. The potential impact and timing of this are unknown at this stage, as it would depend on the nature and scope of any options that are pursued. Any additional capital funding would increase gross debt and additional operating funding would decrease the operating balance.

Revenue – Paid Parental Leave Review (new, unquantified risk)

The Government is considering options for changes to the Paid Parental Leave scheme, including changes to the eligibility criteria and the duration of payments. Possible adjustments to the Parental Tax Credit are also under consideration by the Government as a component of the Paid Parental Leave Review. The final proposals could be submitted as a budget bid as part of the Budget 2009 process.  Any additional funding would decrease the operating balance.

Revenue – Rebuild of the Student Loan System (unchanged, unquantified risk)

The Government is considering options for redesigning the Student Loans IT system. The redesign aims to enable greater efficiency and enhanced student services while delivering increased integrity of the system, greater information to inform policy decisions and increased flexibility for future policy changes. This risk is unquantified as disclosure could compromise the Crown in negotiations. If approved, any funding would decrease the operating balance and/or increase gross debt.

Revenue – Reducing Compliance Costs for Small- and Medium-Sized Enterprises (unchanged, unquantified risk)

The Government is considering measures to simplify the tax rules for small- and medium-sized enterprises, pursuant to a Government discussion document released in December 2007. Consultation on a number of the measures proposed in this discussion document is underway. Some changes have been adopted as part of Budget 2008 while other changes may be adopted subsequently. The potential overall impact on the operating balance is unknown at this stage, as it would depend on the nature and scope of any measures that are subsequently pursued.

Revenue – Renegotiation of Double Tax Agreements (unchanged, unquantified risk)

A Government discussion document released in December 2006 considered the case for negotiating lower rates of Non-Resident Withholding Tax (NRWT) in New Zealand’s Double Tax Agreements (DTAs). The Australia and US DTAs with New Zealand are being renegotiated this year. Although any effect on the operating balance will depend on the outcome of bilateral treaty negotiations, to the extent that lower rates are agreed, this will likely have the effect of decreasing the operating balance.

Social Development – Children, Young Persons and their Families Act (unchanged, unquantified risk)

The Government is considering a number of changes to the Children, Young Persons and Their Families Act 1989. Most of the costs relating to these changes arise from the proposal to increase the age of a young person from 17 to 18. The fiscal impacts would depend on what proposals are finally approved and the details of the legislation. Any additional operating funding would decrease the operating balance and any additional capital would increase gross debt.

Social Development – Energy Subsidy for SuperGold Card Holders (unchanged, unquantified risk)

The SuperGold Card is a discounts and concessions card issued free to senior citizens and veterans. When the card was introduced in 2006, it was with the intention of having a range of services gradually included. A major enhancement being considered by Government will offer SuperGold Card holders a winter heating subsidy to mitigate the increasing cost of energy prices when energy producers are brought into the ETS. The total cost of the subsidy would depend on policy and implementation decisions yet to be made.

Social Development – Five-year Action Plan for Out of School Services (new, unquantified risk)

The Government has approved, in principle, a Five-year Action Plan for Out of School Services. The Action Plan proposes a range of initiatives that represent a number of policy options available to Government. While the amounts are unclear and would depend on the policy options chosen, any additional operating funding would decrease the operating balance.

Social Development – Working New Zealand: Work-focused Support (unchanged, unquantified risk)

Working New Zealand: Work-focused Support is a package of policy and operational changes aimed at simplifying the benefit system and enhancing the opportunities for beneficiaries to participate in the labour market. The first stage has already been implemented and focused on getting services and support in place to help people move into work and stay employed. The Government is considering further options and costs to simplify the benefit system and further support people to stay in work. The next stage will be submitted for consideration in future Budgets. The remaining proposals are still being developed, but any additional funding would decrease the operating balance.

Social Development – Youth Court Sentencing Orders (unchanged, quantified risk)

The Government is considering the inclusion of new Youth Court orders in the Children, Young Persons and Their Families Act 1989. The estimated cost is approximately $12 million in operating funding and $4 million in capital funding. This would have the effect of decreasing the operating balance and increasing debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Social Development

Transport – Canterbury Transport Project (new, quantified risk)

In Budget 2008 the Government provided $33.5 million for the first four years of the ten-year Canterbury Transport Regional Implementation Plan. The Government has indicated that its total contribution to the project will be $244 million. The possible cost to the Government of the remainder of the project is estimated at $210.5 million.  If approved, this proposal would increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Transport

Transport – Penlink Roading Project (new, quantified risk)

The Government is considering the provision of $100-$200 million in 2009 to the Rodney District Council to build the Penlink roading connection. This proposal would increase gross debt, which would be serviced with regional fuel tax revenue.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Transport

Transport – Waterview Connection (new, quantified risk)

The Government is considering progressing the Waterview Connection roading project through a public-private partnership. The cost to the Government of this project is estimated at $1.5 billion between 2015 and 2050.  If approved, this proposal would increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Transport Agency

Transport – Waterview Connection, risk of not tolling project (new, quantified risk)

The Government has indicated that it may toll the Waterview Connection to recover
$500 million of the construction costs of the project. However, there is also a possibility that the Government may decide not to toll the road, thus the Government could be required to provide an additional $500 million for the project. This money would be required between 2015 and 2050. If approved, this proposal would decrease the operating balance and increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Transport Agency

Contingent Liabilities

Contingent liabilities are costs that the Crown will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims and uncalled capital.  The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation.  In general, if a contingent liability were realised it would reduce the operating balance and net worth, and increase GSID. However, in the case of contingencies for uncalled capital, the negative impact would be restricted to GSID.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the estimation of the possible amount of any award against the Crown.  It does not represent either an admission that the claim is valid or an estimation of the amount of any award against the Crown.

Only contingent liabilities involving amounts of over $10 million are separately disclosed.  Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total.  Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities.  The total amount of prior years’ contingent liabilities remains unchanged.

Contingent liabilities have been stated as at 30 June 2008, being the latest set of published contingent liabilities.

Details of each of the following contingent liabilities can be accessed from the Treasury’s website at http://www.treasury.govt.nz/government/financialstatements/yearend/jun08

Quantifiable Contingent Liabilities

Guarantees and indemnities	Status(9)	($million)
Cook Islands – Asian Development Bank loans	Unchanged	14
Indemnification of receivers and managers – Terralink Limited	Unchanged	10
Ministry of Justice – Treaty settlement, tax liabilities	Unchanged	200
Ministry of Transport – funding guarantee	Unchanged	10
Guarantees and indemnities of SOEs and Crown entities	Unchanged	40
Other guarantees and indemnities	Unchanged	12
		286
Uncalled capital
Asian Development Bank	Unchanged	1,081
European Bank for Reconstruction and Development	Unchanged	14
International Bank for Reconstruction and Development	Unchanged	1,077
Other	Unchanged	33
		2,205
Legal proceedings and disputes
Health – legal claims	Unchanged	39
Tax disputes	Unchanged	249
Other legal claims against SOEs and Crown entities	Unchanged	—
Other legal claims	Unchanged	95
		383
Other quantifiable contingent liabilities
International finance organisations	Unchanged	1,727
New Zealand Export Credit Office – export guarantees	Unchanged	37
Reserve Bank – demonetised currency	Unchanged	23
Social Development – claim for judicial review	Unchanged	—
Transpower New Zealand Limited	Unchanged	—
Other quantifiable contingent liabilities of SOEs and Crown entities	Unchanged	142
Other quantifiable contingent liabilities	Unchanged	66
		1,995
Total quantifiable contingent liabilities		4,869

(9)              Relative to reporting in the Financial Statements of the New Zealand Government for the year ending 30 June 2008.

Unquantifiable Contingent Liabilities

Guarantees and indemnities	Status
AgriQuality Limited (formerly Asure New Zealand Limited)	Unchanged
At Work Insurance Limited	Unchanged
Auckland Rail lease	Unchanged
Bona Vacantia property	Unchanged
Building Industry Authority	Unchanged
Earthquake Commission (EQC)	Unchanged
Electricity Corporation of New Zealand Limited (ECNZ)	Unchanged
Ministry of Fisheries – indemnity provided for delivery of registry services	Unchanged
Genesis Power Ltd (Genesis Energy)	Unchanged
Geothermal carbon tax indemnity	Unchanged
Housing New Zealand Corporation (HNZC)	Unchanged
Indemnities against acts of war and terrorism	Unchanged
Justices of the Peace, Community Magistrates and Disputes Tribunal Referees	Unchanged
Maui Partners	Unchanged
National Provident Fund	Unchanged
New Zealand Railways Corporation	Unchanged
Persons exercising investigating powers	Unchanged
Ports of Auckland	Unchanged
Public Trust	Unchanged
Synfuels-Waitara Outfall Indemnity	Unchanged
Tainui Corporation	Unchanged
Toll NZ Ltd – purchase of rail network assets	Unchanged
Other unquantifiable contingent liabilities
Abuse claims	Unchanged
Accident Compensation Corporation (ACC) litigations	Unchanged
Environmental liabilities	Unchanged
Rugby World Cup 2011 – joint venture arrangements	Unchanged
Treaty of Waitangi claims	Unchanged
Treaty of Waitangi claims – settlement relativity payments	Unchanged
Other contingencies
Foreshore and seabed	Unchanged

Generally Accepted Accounting Practice (GAAP) Series Tables

Forecast Financial Statements

These forecasts have been prepared in accordance with the Public Finance Act 1989.

They are based on the accounting policies and assumptions that follow.  As with all such assumptions, there is a degree of uncertainty surrounding them.  This uncertainty increases as the forecast horizon extends.

The forecasts have been prepared in accordance with the Statement of Responsibility and reflect the judgements and information known at the time they were prepared.  They reflect all Government decisions and circumstances communicated to 17 September 2008.

The finalisation dates are outlined at the beginning of this document.  A summary of the key economic assumptions that are particularly relevant to the fiscal forecast is provided below.  These figures are on a June year basis to align with the government’s balance date of 30 June.

	2008/09		2009/10	2010/11	2011/12	2012/13
June years	BEFU	PREFU	PREFU	PREFU	PREFU	PREFU
Real GDP (P) (ann avg % chg)	1.6	0.2	2.3	3.4	3.4	3.1
Nominal GDP (E) ($m)	185,478	184,390	190,713	199,881	210,205	220,574
CPI (annual avg % change)	3.2	4.3	2.3	2.4	2.5	2.4
Govt 10-year bonds (qty avg %)	6.3	6.3	6.3	6.2	6.1	6.0
90-day bill rate (qty avg %)	8.3	7.3	7.0	6.7	6.4	6.3
Unemployment rate ((HLFS) basis ann avg %)	3.7	4.3	5.0	5.1	4.9	4.6
Full-time equivalent employment (ann avg % change)	1.2	0.0	-0.2	0.7	1.5	1.9
Current account (% of GDP)	-7.2	-7.4	-6.2	-5.6	-5.2	-5.0

Statement of Accounting Policies and Forecast Assumptions

Significant Accounting Policies

These Forecast Financial Statements have been prepared in accordance with the accounting policies that are expected to be used in the comparable audited actual Financial Statements of the Government.

These Forecast Financial Statements comply with generally accepted accounting policies (GAAP) as required by the Public Finance Act 1989 and have been prepared in accordance with New Zealand equivalents to International Financial Reporting Standards (NZ IFRS), as appropriate for public benefit entities.

All forecasts use the accrual basis of accounting.  Forecasts have been prepared for the consolidated financial statements of the Government reporting entity, which includes all entities controlled by the Government (as defined by applicable financial reporting standards).

Changes in Accounting Policies

All policies have been applied on a consistent basis during the forecast period.  There have been no changes in accounting policies during the period.

Forecast Policies

These Forecast Financial Statements have been prepared on the basis of Treasury’s best professional judgment.  Key assumptions used are set out on page 83.

For the purposes of the Forecast Financial Statements, no revaluations of property, plant and equipment are projected beyond the current year.

Detailed Accounting Policies and Forecast Assumptions

The specific accounting and forecasting policies are reproduced in full on Treasury’s website at http://www.treasury.govt.nz/publications/guidance/instructions/2008

Government Reporting Entity as at 17 September 2008

These forecast financial statements are for the Government reporting entity as specified in section 26Q(4) of the Public Finance Act 1989.  This comprises Ministers of the Crown and the following entities:

Departments	Departments	State-owned enterprises

Agriculture and Forestry	Land Information New Zealand	Airways Corporation of New Zealand
Archives New Zealand	Mâori Development	Limited
Building and Housing	National Library of New Zealand	Animal Control Products Limited
Conservation	New Zealand Customs Service	AsureQuality Limited
Corrections	New Zealand Defence Force	Electricity Corporation ofNew Zealand
Crown Law Office	New Zealand Food Safety Authority	Limited
Culture and Heritage	New Zealand Police	Genesis Power Limited
Defence	New Zealand Security Intelligence Service	Kordia Group Limited
Economic Development	Office of the Clerk	Landcorp Farming Limited
Education	Pacific Island Affairs	Learning Media Limited
Education Review Office	Parliamentary Counsel Office	Meridian Energy Limited
Environment	Parliamentary Service	Meteorological Service of New Zealand
Fisheries	Prime Minister and Cabinet	Limited
Foreign Affairs and Trade	Research, Science and Technology	Mighty River Power Limited
Government Communications Security	Serious Fraud Office	New Zealand Post Limited
Bureau		New Zealand Railways Corporation
Health	Social Development	Quotable Value Limited
Inland Revenue	State Services Commission	Solid Energy New Zealand Limited
Internal Affairs	Statistics	Terralink Limited (in liquidation)
Justice	Transport	Timberlands West Coast Limited
Labour	Treasury	Transpower New Zealand Limited
Women’s Affairs

Others	Offices of Parliament

Government Superannuation Fund	Office of the Controller and Auditor-	Air New Zealand Limited (included for
New Zealand Superannuation Fund	General	disclosure purposes as if it were a SOE)
Reserve Bank of New Zealand	Office of the Ombudsmen	KiwiRail Holdings Limited (included for
	Parliamentary Commissioner for the	disclosure purposes as if it were a SOE) *
Environment

*    KiwiRail Holdings Limited was acquired by the Crown on 1 July 2008 and in turn is to be acquired by the New Zealand Railways Corporation from 1 October 2008 as its operating unit.

Crown entities

Accident Compensation Corporation	New Zealand Fast Forward Fund Limited
Accounting Standards Review Board	New Zealand Film Commission
Alcohol Advisory Council of New Zealand	New Zealand Fire Service Commission
Arts Council of New Zealand Toi Aotearoa	New Zealand Historic Places Trust (Pouhere Taonga)
Broadcasting Commission	New Zealand Lotteries Commission
Broadcasting Standards Authority	New Zealand Qualifications Authority
Career Services	New Zealand Symphony Orchestra
Charities Commission	New Zealand Teachers Council
Children’s Commissioner	New Zealand Tourism Board
Civil Aviation Authority of New Zealand	New Zealand Trade and Enterprise
Commerce Commission	New Zealand Transport Agency
Crown Health Financing Agency	New Zealand Venture Investment Fund Limited
Crown research institutes (9)	Office of Film and Literature Classification
District health boards (21)	Pharmaceutical Management Agency
Drug Free Sport New Zealand	Privacy Commissioner
Earthquake Commission	Public Trust
Electoral Commission	Radio New Zealand Limited
Electricity Commission	Real Estate Agents Authority
Energy Efficiency and Conservation Authority	Retirement Commissioner
Environmental Risk Management Authority	School boards of trustees (2,460)
Families Commission	Securities Commission
Foundation for Research, Science and Technology	Social Workers Registration Board
Government Superannuation Fund Authority	Sport and Recreation New Zealand
Guardians of New Zealand Superannuation	Standards Council
Health and Disability Commissioner	Takeovers Panel
Health Research Council of New Zealand	Te Reo Whakapuaki Irirangi (Te Mângai Pâho)
Health Sponsorship Council	Te Taura Whiri i te Reo Mâori (Mâori Language Commission)
Housing New Zealand Corporation	Television New Zealand Limited
Human Rights Commission	Tertiary Education Commission
Independent Police Conduct Authority	Tertiary education institutions (31)
Law Commission	Testing Laboratory Registration Council
Legal Services Agency	Transport Accident Investigation Commission
Maritime New Zealand
Mental Health Commission	Crown entity subsidiaries are consolidated by their parents and
Museum of New Zealand Te Papa Tongarewa Board	not listed separately in this table
New Zealand Antarctic Institute
New Zealand Artificial Limb Board
New Zealand Blood Service

Organisations named or described in Schedule 4 to the Public Finance Act 1989

Agriculture and Marketing Research and Development Trust	New Zealand Lottery Grants Board
Asia New Zealand Foundation	Ngâi Tahu Ancillary Claims Trust
Fish and game councils (12)	Pacific Co-operation Foundation
Leadership Development Centre Trust	Pacific Island Development Trust
National Pacific Radio Trust	Research and Education Advanced Network New Zealand
New Zealand Fast Forward Limited	Limited
New Zealand Fish and Game Council	Reserves boards (24)
New Zealand Game Bird Habitat Trust Board	Road Safety Trust
New Zealand Government Property Corporation	Sentencing Council

Forecast Statement of Financial Performance

for the years ending 30 June

	Note	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
Revenue
Taxation revenue	1	56,372	55,911	55,538	56,800	58,674	61,269	64,374
Other sovereign revenue	1	3,879	4,037	3,993	4,501	5,052	5,366	6,015
Total Revenue Levied through the Crown’s Sovereign Power		60,251	59,948	59,531	61,301	63,726	66,635	70,389
Sales of goods and services		15,399	14,222	16,084	16,625	17,832	18,201	19,051
Interest revenue and dividends	2	3,214	3,358	3,828	3,867	4,256	4,456	4,471
Other revenue		2,615	2,591	2,247	2,851	2,842	2,909	2,977
Total Revenue Earned through the Crown’s Operations		21,228	20,171	22,159	23,343	24,930	25,566	26,499
Total Revenue (excluding gains)		81,479	80,119	81,690	84,644	88,656	92,201	96,888
Expenses
Social assistance and official development assistance	3	18,374	19,681	20,151	21,256	22,174	23,159	24,124
Personnel expenses	4	16,478	17,061	17,800	18,110	18,478	18,582	18,657
Depreciation and amortisation	5	3,670	3,950	3,973	4,266	4,512	4,657	4,737
Other operating expenses	5	30,656	32,053	33,721	33,827	34,247	34,562	35,694
Interest expenses	6	3,101	2,503	3,311	3,457	4,009	4,434	4,916
Insurance expenses	7	3,563	3,799	4,076	4,209	4,494	4,811	5,135
Forecast new operating spending	8	—	249	172	1,615	3,498	5,288	7,149
Top-down expense adjustment	8	—	(495)	(1,450)	(350)	(275)	(200)	(150)
Total Expenses (excluding losses)		75,842	78,801	81,754	86,390	91,137	95,293	100,262
		5,637	1,318	(64)	(1,746)	(2,481)	(3,092)	(3,374)
Net gains/(losses) on financial instruments	9	(617)	1,424	1,462	1,535	1,783	2,046	2,335
Net gains/(losses) on non-financial instruments	10	(2,925)	170	178	220	240	253	260
Total Gains/(losses)		(3,542)	1,594	1,640	1,755	2,023	2,299	2,595
Net surplus/(deficit) from associates and joint ventures		334	193	334	366	388	398	398
Operating Balance from continuing activities		2,429	3,105	1,910	375	(70)	(395)	(381)
Gain/(loss) from discontinued operations		22	—	(1)	(1)	(1)	(1)	(1)
Operating Balance (including minority interest)		2,451	3,105	1,909	374	(71)	(396)	(382)
Attributable to minority interest		(67)	—	—	—	—	—	—
Operating Balance	11	2,384	3,105	1,909	374	(71)	(396)	(382)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Performance (continued) – Functional Expense Analysis for the years ending 30 June

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
Total Crown
Total Crown expenses
By functional classification
Social security and welfare	21,509	22,843	23,382	24,505	25,473	26,707	27,886
GSF pension expenses	690	652	654	555	545	548	549
Health	10,809	12,024	11,884	11,874	11,864	11,861	11,917
Education	10,397	11,017	11,643	11,947	12,167	12,453	12,658
Core government services	3,274	3,412	3,576	3,570	3,809	3,896	4,029
Law and order	3,082	3,341	3,370	3,382	3,383	3,392	3,415
Defence	1,525	1,697	1,716	1,690	1,675	1,664	1,662
Transport and communications	7,424	8,027	9,487	8,879	9,271	9,240	9,492
Economic and industrial services	9,043	7,918	8,641	8,918	9,766	9,937	10,228
Primary services	1,459	1,364	1,450	1,441	1,474	1,498	1,503
Heritage, culture and recreation	2,337	3,130	2,808	3,353	3,117	3,177	3,652
Housing and community development	938	1,036	1,053	1,087	1,147	1,184	1,142
Other	254	83	57	467	214	214	214
Finance costs	3,101	2,503	3,311	3,457	4,009	4,434	4,916
Forecast for future new spending	—	249	172	1,615	3,498	5,288	7,149
Top-down expense adjustment	—	(495)	(1,450)	(350)	(275)	(200)	(150)
Total Crown Expenses excluding losses	75,842	78,801	81,754	86,390	91,137	95,293	100,262

Below is an analysis of core Crown expenses by functional classification. Core Crown expenses include expenses incurred by the Crown, Departments, Reserve Bank and the NZS Fund, but not Crown entities and SOEs.

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
Core Crown
Core Crown expenses
By functional classification
Social security and welfare	17,877	18,898	19,156	20,112	20,780	21,680	22,529
GSF pension expenses	690	652	654	555	545	548	549
Health	11,297	12,586	12,377	12,424	12,401	12,390	12,391
Education	9,551	10,524	10,739	11,117	11,302	11,419	11,488
Core government services	3,371	3,448	3,649	3,625	3,845	3,919	4,050
Law and order	2,894	3,101	3,139	3,130	3,130	3,128	3,143
Defence	1,562	1,741	1,756	1,731	1,718	1,709	1,708
Transport and communications	2,244	2,823	3,566	2,649	2,615	2,515	2,548
Economic and industrial services	2,889	3,244	3,549	3,408	3,621	3,750	3,847
Primary services	541	520	545	507	499	498	484
Heritage, culture and recreation	1,107	1,769	1,446	1,925	1,608	1,606	2,030
Housing and community development	260	334	347	308	329	333	319
Other	254	83	57	467	214	214	214
Finance costs	2,460	2,406	2,657	2,626	3,061	3,455	3,858
Forecast for future new spending	—	249	172	1,615	3,498	5,288	7,149
Top-down expense adjustment	—	(495)	(1,450)	(350)	(275)	(200)	(150)
Total Core Crown Expenses excluding losses	56,997	61,883	62,359	65,849	68,891	72,252	76,157

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows

for the years ending 30 June

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
Cash Flows From Operations
Cash was provided from
Taxation receipts	55,168	54,681	54,159	56,139	57,898	60,468	63,412
Other sovereign receipts	3,460	3,675	3,737	3,836	3,963	4,102	4,216
Sales of goods and services	14,635	14,596	16,599	16,628	17,736	18,051	18,872
Interest and dividends	3,111	2,807	3,292	3,255	3,614	3,784	3,772
Other operating receipts	2,211	2,527	2,727	2,737	2,666	2,793	2,844
Total cash provided from operations	78,585	78,286	80,514	82,595	85,877	89,198	93,116
Cash was disbursed to
Social assistance and official development assistance	18,026	19,123	19,675	20,992	21,823	22,738	23,702
Personnel and operating payments	45,972	49,961	54,076	52,701	54,034	54,509	55,628
Interest payments	2,820	2,284	2,970	3,102	3,605	4,068	4,563
Forecast for future new spending	—	249	172	1,615	3,498	5,288	7,149
Top-down expense adjustment	—	(355)	(1,450)	(350)	(275)	(200)	(150)
Total cash disbursed to operations	66,818	71,262	75,443	78,060	82,685	86,403	90,892
Net Cash Flows From Operations	11,767	7,024	5,071	4,535	3,192	2,795	2,224
Cash Flows From Investing Activities
Cash was provided from/(disbursed to)
Net purchase of physical assets	(4,922)	(6,583)	(6,909)	(6,118)	(6,087)	(5,501)	(6,091)
Net purchase of shares and other securities	(6,080)	(576)	499	556	(5,735)	(1,062)	(597)
Net purchase of intangible assets	(320)	(324)	(444)	(351)	(362)	(312)	(517)
Net issue/(repayment) of advances	(2,646)	(590)	359	(782)	(805)	(530)	(1,043)
Net acquisition of investments in associates	(363)	(230)	(1,024)	(51)	(35)	(2)	(2)
Capital contingency provision	—	(261)	(184)	(498)	(808)	(900)	(1,080)
Top-down capital adjustment	—	350	485	—	—	—	—
Net Cash Flows From Investing Activities	(14,331)	(8,214)	(7,218)	(7,244)	(13,832)	(8,307)	(9,330)
Net Cash Flows From Operating and Investing Activities	(2,564)	(1,190)	(2,147)	(2,709)	(10,640)	(5,512)	(7,106)
Cash Flows From Financing Activities
Cash was provided from/(disbursed to)
Issues of circulating currency	86	181	172	181	190	200	209
Net repayment/(issues) of Government stock(1)	1,674	1,235	1,748	2,619	9,804	5,431	5,443
Net repayment of foreign-currency borrowing	1,099	(299)	(336)	(17)	38	(431)	(202)
Net repayment/(issues) of other New Zealand dollar borrowing	(697)	1,255	637	550	790	1,213	2,168
Net Cash Flows From Financing Activities	2,162	2,372	2,221	3,333	10,822	6,413	7,618
Net Movement in Cash	(402)	1,182	74	624	182	901	512
Opening Cash Balance	4,162	5,217	3,804	3,868	4,492	4,674	5,575
Foreign-exchange (losses)/gains on opening cash	44	13	(10)	—	—	—	3
Closing Cash Balance	3,804	6,412	3,868	4,492	4,674	5,575	6,090

(1) Net issues of Government stock include movements within government stock holdings of entities such as NZS Fund, ACC and EQC.   The Bonds reconciliation at the end of these accounts outlines the proceeds and repayments of domestic bonds.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows (continued)

for the years ending 30 June

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
Reconciliation Between the Net Cash Flows from Operations and the Operating Balance
Net Cash Flows from Operations	11,767	7,024	5,071	4,535	3,192	2,795	2,224
Items included in the operating balance but not in net cash flows from operations
Gains/(losses)
Gains/(losses) on financial instruments	(617)	1,424	1,462	1,535	1,783	2,046	2,335
Gains/(losses) on non-financial instruments	(2,925)	170	178	220	240	253	260
Total Gains/(losses)	(3,542)	1,594	1,640	1,755	2,023	2,299	2,595
Movements in Working Capital
Increase/(decrease) in receivables	2,100	422	321	410	52	(34)	227
Increase/(decrease) in inventories	138	63	46	68	98	19	33
Increase/(decrease) in prepayments	77	13	9	(12)	(6)	—	3
Decrease/(increase) in deferred revenue	(326)	(18)	87	11	6	3	4
Decrease/(increase) in payables	(2,613)	(515)	359	(699)	558	678	829
	(624)	(35)	822	(222)	708	666	1,096
Other Non-cash Items in Operating Balance
Depreciation and amortisation	(3,670)	(3,950)	(3,973)	(4,266)	(4,512)	(4,657)	(4,737)
Write-down on initial recognition of loans	(559)	(667)	(611)	(651)	(701)	(735)	(766)
Impairment on financial assets (excl receivables)	213	1	3	3	3	3	3
Net interest revenue	(179)	333	196	258	238	306	345
Decrease/(increase) in defined benefit retirement plan liabilities	2	(75)	(75)	39	66	80	80
Decrease/(increase) in insurance liabilities	(1,358)	(1,313)	(1,498)	(1,443)	(1,477)	(1,551)	(1,620)
Other	334	193	334	366	389	398	398
Total Other Non-cash Items	(5,217)	(5,478)	(5,624)	(5,694)	(5,994)	(6,156)	(6,297)
Operating Balance	2,384	3,105	1,909	374	(71)	(396)	(382)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Recognised Income and Expense

for the years ending 30 June

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
Revaluation of physical assets	6,214	—	292	3	2	2	3
Effective portion of changes in value of fair-value hedges	9	58	19	1	—	—	—
Net change in fair value of cash flow hedges transferred to the operating statement	22	—	—	1	—	—	(1)
Net change in fair value of cash flow hedges transferred to the hedged item	(60)	—	34	—	—	—	—
Foreign currency translation differences for foreign operations	17	—	(1)	—	—	—	—
Valuation gain/(losses) on investments available for sale taken to reserves	11	6	1	—	—	—	—
Other movements	—	2	1	1	—	5	3
Total income/(expense) recognised directly in Net Worth	6,213	66	346	6	2	7	5
Operating Balance (including minority interest)	2,451	3,105	1,909	374	(71)	(396)	(382)
Total recognised income and expense	8,664	3,171	2,255	380	(69)	(389)	(377)
Attributable to:
- minority interest	83	—	—	—	—	—	—
- the Crown	8,581	3,171	2,255	380	(69)	(389)	(377)
Total recognised income and expense	8,664	3,171	2,255	380	(69)	(389)	(377)

This statement reports changes in net worth due to the operating balance, items of income or expense that are recognised directly in net worth, the effect of certain accounting changes and corrections of errors.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Position

as at 30 June

	Note	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
Assets
Cash and cash equivalents	12	3,804	6,412	3,868	4,492	4,674	5,575	6,090
Receivables	12	14,158	12,749	14,479	14,889	14,941	14,908	15,135
Marketable securities and derivatives in gain	12	41,189	33,351	35,828	34,997	40,189	40,789	41,307
Share investments	12	12,964	13,700	14,293	15,254	16,816	18,452	20,096
Advances	12	12,948	18,648	18,978	20,554	21,553	21,700	22,358
Inventory		964	997	1,010	1,079	1,177	1,195	1,228
Prepayments and other assets		1,663	1,307	1,441	1,453	1,501	1,535	1,554
Property, plant & equipment	14	103,329	101,276	107,895	110,398	112,779	114,501	116,943
Equity accounted investments(1)		8,065	8,683	8,820	9,231	9,635	9,976	10,292
Intangible assets and goodwill		1,751	1,929	2,308	2,409	2,569	2,587	2,922
Forecast for new capital spending		—	951	184	785	1,562	2,462	3,542
Top-down capital adjustment		—	(350)	(485)	(485)	(485)	(485)	(485)
Total Assets		200,835	199,653	208,619	215,056	226,911	233,195	240,982
Liabilities
Issued currency		3,530	3,885	3,702	3,883	4,073	4,273	4,482
Payables	16	10,895	8,497	11,936	11,809	10,823	10,711	10,577
Deferred revenue		1,292	1,064	1,205	1,194	1,188	1,185	1,181
Borrowings		46,110	48,656	48,618	52,672	64,196	69,684	76,365
Insurance liabilities	17	20,484	22,065	21,982	23,425	24,902	26,453	28,073
Retirement plan liabilities	18	8,257	8,221	8,332	8,293	8,227	8,147	8,067
Provisions	19	4,753	4,711	5,075	5,631	5,422	5,051	4,923
Total Liabilities		95,321	97,099	100,850	106,907	118,831	125,504	133,668
Total Assets less Total Liabilities		105,514	102,554	107,769	108,149	108,080	107,691	107,314
Net Worth
Taxpayer funds	20	46,700	49,886	48,675	49,050	48,979	48,588	48,209
Revaluation reserve	20	58,566	52,486	58,793	58,796	58,798	58,800	58,803
Other reserves	20	(134)	(114)	(81)	(79)	(79)	(79)	(80)
Total Net Worth attributable to the Crown		105,132	102,258	107,387	107,767	107,698	107,309	106,932
Net worth attributable to minority interest		382	296	382	382	382	382	382
Total Net Worth		105,514	102,554	107,769	108,149	108,080	107,691	107,314

(1) Tertiary education institutions constitute most equity accounted investments.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Borrowings

for the years ending 30 June

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
Borrowings
Government stock	18,516	19,073	19,244	21,103	30,282	35,046	39,764
Treasury bills	1,484	1,289	1,116	1,103	1,088	1,074	1,058
Government retail stock	423	381	416	416	416	416	416
Settlement Cash with Reserve Bank	7,750	7,465	7,750	7,750	7,750	7,750	7,750
Derivatives in loss(1)	1,591	493	746	749	776	731	693
Finance lease liabilities	955	993	1,124	967	1,069	1,457	2,026
Other borrowings	15,391	18,962	18,222	20,584	22,815	23,210	24,658
Total Borrowings(2)	46,110	48,656	48,618	52,672	64,196	69,684	76,365
Total Sovereign-Guaranteed Debt(3)	33,192	32,534	33,378	35,564	44,813	49,723	55,059
Total Non-Sovereign-Guaranteed Debt	12,918	16,122	15,240	17,108	19,383	19,961	21,306
Total Borrowings(2)	46,110	48,656	48,618	52,672	64,196	69,684	76,365
Gross and Net Debt analysis:
Core Crown borrowings	37,336	37,640	37,793	39,998	49,295	53,949	58,814
Add back NZS Fund holdings of sovereign-issued debt and NZS Fund borrowings	409	768	649	757	881	1,032	1,207
Gross sovereign-issued debt(4)	37,745	38,408	38,442	40,755	50,176	54,981	60,021
Less core Crown financial assets(6)	50,698	49,745	48,872	49,257	55,975	58,127	60,401
Net Core Crown debt (incl. NZS Fund)(7)	(12,953)	(11,337)	(10,430)	(8,502)	(5,799)	(3,146)	(380)
Add back NZS Fund financial assets	12,934	15,915	15,637	18,593	21,870	25,498	29,422
Net Core Crown Debt (excl. NZS Fund)(8)	(19)	4,578	5,207	10,091	16,071	22,352	29,042
Gross sovereign-issued debt excluding Reserve Bank Settlement Cash:
Gross sovereign-issued debt(4)	37,745	38,408	38,442	40,755	50,176	54,981	60,021
Less Reserve Bank settlement cash (incl. Kiwibank)	(7,955)	(7,510)	(7,955)	(7,955)	(7,955)	(7,955)	(7,955)
Add back changes to DMO borrowing due to settlement cash(5)	1,600	1,600	1,600	1,600	1,600	1,600	1,600
Gross sovereign-issued debt excluding Reserve Bank settlement cash	31,390	32,498	32,087	34,400	43,821	48,626	53,666

Notes on Borrowings

1.  Derivatives are included in either borrowings or marketable securities, deposits and equity investments depending on their value at balance date.  This treatment leads to fluctuations in individual items within the Statement of Borrowings, primarily due to exchange rate movements.

2.  Total Borrowings (Gross Debt) is the total borrowings (both sovereign-guaranteed and non-sovereign-guaranteed) of the total Crown.  This equates to the amount in the total Crown balance sheet and represents the complete picture of whole-of-Crown debt obligations to external parties.

3.  Total Borrowings (Gross Debt) can be split into sovereign-guaranteed and non-sovereign-guaranteed debt.  This split reflects the fact that borrowings by SOEs and Crown entities are not explicitly guaranteed by the Crown.  No debt of SOEs and Crown entities is currently guaranteed by the Crown.

4.  Gross sovereign-issued debt is debt issued by the sovereign (i.e., core Crown) and includes Government stock held by the NZS Fund, ACC or EQC for example.  In other words, the total sovereign-issued debt does not eliminate any internal cross-holdings held by these entities.

5.  The Reserve Bank has used $1.6b of settlement cash to purchase reserves that were to have been funded by DMO borrowing.  Therefore the impact of Settlement Cash on GSID is adjusted by this amount.

6.  Core Crown financial assets exclude receivables.

7.  Net core Crown debt is the Government Sovereign-issued debt less financial assets.  This can provide information about the sustainability of the Government’s accounts, and is used by some international agencies when determining the credit-worthiness of a country.  However, as some financial assets are not easily converted into cash, and some are restricted, it is important to view net debt alongside gross sovereign- issued debt.

8.  Adding back the NZ Superannuation Fund Assets provides the financial liabilities less financial assets of the Core Crown, excluding those assets set aside to meet part of the future cost of New Zealand superannuation.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Commitments

as at 30 June

	Actual
	30 June 2008 $m	30 June 2007 $m
Capital Commitments
Specialist military equipment	873	823
Land and buildings	1,121	605
Other property, plant and equipment	4,303	2,617
Other capital commitments	304	184
Tertiary Education Institutions	209	90
Total capital commitments	6,810	4,319
Operating Commitments
Non-cancellable accommodation leases	2,460	2,296
Other non-cancellable leases	2,390	2,355
Non-cancellable contracts for the supply of goods and services	2,157	1,626
Other operating commitments	7,995	7,278
Tertiary Education Institutions	315	303
Total operating commitments	15,317	13,858
Total commitments	22,127	18,177
Total Commitments by Segment
Core Crown	19,627	19,944
Crown entities	15,830	9,835
State-owned Enterprises	4,724	3,508
Inter-segment eliminations	(18,054)	(15,110)
Total commitments	22,127	18,177

Statement of Actual Contingent Liabilities and Assets

as at 30 June

	Actual
	30 June 2008 $m	30 June 2007 $m
Quantifiable Contingent Liabilities
Guarantees and indemnities	286	171
Uncalled capital	2,205	2,076
Legal proceedings and disputes	383	1,170
Other contingent liabilities	1,995	1,829
Total quantifiable contingent liabilities	4,869	5,246
Total Quantifiable Contingent Liabilities by Segment
Core Crown	4,685	5,071
Crown entities	86	45
State-owned Enterprises	98	150
Inter-segment eliminations	—	(20)
Total quantifiable contingent liabilities	4,869	5,246
Quantifiable Contingent Assets
Suspensory loans to integrated schools	77	85
Legal proceedings and disputes	307	—
Other contingent assets	5	1
Total quantifiable contingent assets	389	86

A detailed Statement of Contingent Liabilities and Assets (quantified and unquantified) is outlined on pages 80 to 82 of the Specific Fiscal Risk chapter.

The Statement of Specific Risks (quantified and unquantified) is outlined on pages 57 to 82 of the Specific Fiscal Risk chapter.

Notes to the Forecast Financial Statements

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
NOTE 1: Revenue Collected Through the Crown’s Sovereign Power
Taxation Revenue (accrual)
Individuals
Source deductions	23,345	22,874	23,073	23,703	24,410	25,517	27,201
Other persons	5,071	4,986	4,972	5,251	5,255	5,392	5,549
Refunds	(1,470)	(1,199)	(1,494)	(1,460)	(1,451)	(1,490)	(1,552)
Fringe benefit tax	522	523	514	529	556	580	607
Total Individuals	27,468	27,184	27,065	28,023	28,770	29,999	31,805
Corporate Tax
Gross companies tax	8,787	7,817	7,651	7,703	8,428	8,824	9,196
Refunds	(242)	(300)	(310)	(300)	(300)	(300)	(300)
Non-resident withholding tax	1,506	1,402	1,549	1,396	1,389	1,469	1,525
Foreign-source dividend w/holding payments	71	109	42	42	42	42	42
Total Corporate Tax	10,122	9,028	8,932	8,841	9,559	10,035	10,463
Other Income Tax
Resident w/holding tax on interest income	2,699	2,740	2,822	2,666	2,494	2,571	2,719
Resident w/holding tax on dividend income	69	91	60	221	267	271	275
Estate and gift duties	3	3	3	3	3	3	3
Total Other Income Tax	2,771	2,834	2,885	2,890	2,764	2,845	2,997
Total Income Tax	40,361	39,046	38,882	39,754	41,093	42,879	45,265
Goods and Services Tax
Gross goods and services tax	20,631	20,458	21,460	22,228	23,457	24,983	26,342
Refunds	(9,516)	(8,578)	(9,773)	(10,204)	(10,981)	(11,796)	(12,580)
Total Goods and Services Tax	11,115	11,880	11,687	12,024	12,476	13,187	13,762
Other Indirect Taxation
Petroleum fuels excise	819	813	880	891	910	935	961
Tobacco excise	159	151	151	155	157	159	162
Customs duty	1,857	1,859	1,889	1,874	1,860	1,847	1,873
Road user charges	851	940	877	895	942	996	1,051
Alcohol excise	573	605	602	635	656	678	702
Gaming duties	260	254	252	255	262	269	277
Motor vehicle fees	226	229	185	184	185	186	188
Energy resources levies	46	43	43	43	43	43	43
Approved issuer levy and cheque duty	105	91	90	90	90	90	90
Total Other Indirect Taxation	4,896	4,985	4,969	5,022	5,105	5,203	5,347
Total Indirect Taxation	16,011	16,865	16,656	17,046	17,581	18,390	19,109
Total Taxation Revenue	56,372	55,911	55,538	56,800	58,674	61,269	64,374
Other Sovereign Revenue (accrual)
ACC levies	2,718	2,780	2,742	2,885	2,974	3,062	3,151
Fire Service levies	279	303	303	314	325	336	348
EQC levies	86	87	87	89	90	92	94
Other miscellaneous items	796	867	861	1,213	1,663	1,876	2,422
Total Other Sovereign Revenue	3,879	4,037	3,993	4,501	5,052	5,366	6,015
Total Sovereign Revenue	60,251	59,948	59,531	61,301	63,726	66,635	70,389

Notes to the Forecast Financial Statements

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
NOTE 1 (continued): Receipts Collected Through the Crown’s Sovereign Power
Income Tax Receipts (cash)
Individuals
Source deductions	22,830	22,737	23,041	23,662	24,358	25,453	27,132
Other persons	5,469	5,570	5,447	5,870	5,898	6,080	6,232
Refunds	(2,171)	(2,065)	(2,369)	(2,274)	(2,300)	(2,396)	(2,400)
Fringe benefit tax	489	513	507	526	546	573	599
Total Individuals	26,617	26,755	26,626	27,784	28,502	29,710	31,563
Corporate Tax
Gross companies tax	9,075	7,948	7,954	8,390	8,994	9,526	9,730
Refunds	(1,026)	(1,000)	(1,150)	(1,100)	(1,107)	(1,170)	(1,221)
Non-resident withholding tax	1,638	1,373	1,344	1,352	1,397	1,459	1,518
Foreign-source dividend w/holding payments	72	109	42	42	42	42	42
Total Corporate Tax	9,759	8,430	8,190	8,684	9,326	9,857	10,069
Other Income Tax
Resident w/holding tax on interest income	2,616	2,740	2,823	2,667	2,495	2,572	2,720
Resident w/holding tax on dividend income	40	90	90	220	266	270	274
Estate and gift duties	2	3	3	3	3	3	3
Total Other Income Tax	2,658	2,833	2,916	2,890	2,764	2,845	2,997
Total Income Tax	39,034	38,018	37,732	39,358	40,592	42,412	44,629
Goods and Services Tax
Gross goods and services tax	20,085	19,944	20,727	21,455	22,674	24,141	25,508
Refunds	(8,859)	(8,267)	(9,260)	(9,691)	(10,468)	(11,283)	(12,067)
Total Goods and Services Tax	11,226	11,677	11,467	11,764	12,206	12,858	13,441
Other Indirect Taxation
Petroleum fuels excise	809	813	880	891	910	935	961
Tobacco excise	160	151	151	155	157	159	162
Customs duty	1,946	1,859	1,889	1,874	1,860	1,847	1,873
Road user charges	851	940	877	895	942	996	1,051
Alcohol excise	554	605	602	635	656	678	702
Gaming duties	238	254	248	255	262	269	277
Motor vehicle fees	223	229	185	184	185	186	188
Energy resources levies	42	43	48	43	43	43	43
Approved issuer levy and cheque duty	85	92	80	85	85	85	85
Total Other Indirect Taxation	4,908	4,986	4,960	5,017	5,100	5,198	5,342
Total Indirect Taxation	16,134	16,663	16,427	16,781	17,306	18,056	18,783
Total Tax Receipts Collected	55,168	54,681	54,159	56,139	57,898	60,468	63,412
Other Sovereign Receipts (cash)
ACC levies	2,561	2,688	2,752	2,821	2,916	3,031	3,119
Fire Service levies	281	303	303	314	325	336	348
EQC levies	86	87	87	88	90	92	94
Other miscellaneous items	532	597	595	613	632	643	655
Total Other Sovereign Receipts	3,460	3,675	3,737	3,836	3,963	4,102	4,216
Total Sovereign Receipts	58,628	58,356	57,896	59,975	61,861	64,570	67,628

Notes to the Forecast Financial Statements

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
NOTE 2: Interest Revenue and Dividends
By type
Interest revenue	2,803	2,967	3,378	3,372	3,696	3,834	3,791
Dividends	411	391	450	495	560	622	680
Total Interest Revenue and Dividends	3,214	3,358	3,828	3,867	4,256	4,456	4,471
By source
Core Crown	2,344	2,835	2,647	2,650	2,864	2,989	3,027
Crown entities	1,233	1,083	1,162	1,252	1,328	1,403	1,464
State-owned enterprises	704	239	673	890	994	1,002	1,020
Inter-segment eliminations	(1,067)	(799)	(654)	(925)	(930)	(938)	(1,040)
Total Interest Revenue and Dividends	3,214	3,358	3,828	3,867	4,256	4,456	4,471

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
NOTE 3: Social Assistance and Official Development Assistance
New Zealand superannuation	7,348	7,741	7,785	8,339	8,720	9,262	9,886
Domestic purposes benefit	1,478	1,455	1,501	1,545	1,568	1,616	1,656
Unemployment benefit	458	403	487	576	583	540	523
Invalids benefit	1,216	1,264	1,273	1,332	1,378	1,427	1,466
Family tax credit	1,897	2,132	2,153	2,155	2,159	2,250	2,266
Accommodation supplement	891	911	951	991	1,012	1,027	1,050
Sickness benefit	582	548	570	577	578	584	588
Student allowances	386	398	411	433	444	454	462
Disability allowances	278	387	389	415	437	460	481
KiwiSaver subsidies	1,102	1,370	1,440	1,546	1,699	1,787	1,853
Other social assistance benefits	2,376	2,638	2,707	2,875	3,029	3,185	3,326
Total Social Assistance	18,012	19,247	19,667	20,784	21,607	22,592	23,557
Official development assistance	362	434	484	472	567	567	567
Total Social Assistance and Official Development Assistance	18,374	19,681	20,151	21,256	22,174	23,159	24,124

ACC payments are now classified as insurance expenses under NZ IFRS (refer note 7).

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
NOTE 4: Personnel Expenses
Core Crown	5,584	5,846	5,865	5,842	5,877	5,920	5,999
Crown entities	8,741	8,976	9,505	9,782	9,991	10,002	9,921
State-owned enterprises	2,164	2,248	2,438	2,494	2,619	2,669	2,746
Inter-segment eliminations	(11)	(9)	(8)	(8)	(9)	(9)	(9)
Total Personnel Expenses	16,478	17,061	17,800	18,110	18,478	18,582	18,657

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
NOTE 5: Operating Expenses
Core Crown	30,432	34,027	34,796	34,703	34,392	34,467	35,015
Crown entities	15,754	15,773	16,028	15,643	15,841	16,186	16,595
State-owned enterprises	10,945	10,017	11,426	11,603	12,531	12,562	12,967
Inter-segment eliminations	(22,805)	(23,814)	(24,556)	(23,856)	(24,005)	(23,996)	(24,146)
Total Operating Expenses	34,326	36,003	37,694	38,093	38,759	39,219	40,431

Notes to the Forecast Financial Statements

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
NOTE 6: Interest Expenses
By type
Interest on financial liabilities	3,015	2,482	3,219	3,350	3,881	4,285	4,750
Interest unwind on provisions	86	21	92	107	128	149	166
Total Interest Expenses	3,101	2,503	3,311	3,457	4,009	4,434	4,916
By source
Core Crown	2,460	2,406	2,650	2,610	3,036	3,419	3,819
Crown entities	248	294	254	284	298	317	335
State-owned Enterprises	870	442	1,022	1,186	1,330	1,384	1,473
Inter-segment eliminations	(477)	(639)	(615)	(623)	(655)	(686)	(711)
Total Interest Expenses	3,101	2,503	3,311	3,457	4,009	4,434	4,916

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
NOTE 7: Insurance Expenses
By type
ACC	3,423	3,749	4,020	4,153	4,436	4,751	5,074
Earthquake Commission	130	39	39	40	40	41	42
Other insurance expenses	10	11	17	16	18	19	19
Total Insurance Expenses	3,563	3,799	4,076	4,209	4,494	4,811	5,135

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
NOTE 8: Forecast New Operating Spending
New operating spending up to Budget 2009	—	249	172	182	155	125	129
Forecast for future new spending	—	—	—	1,433	3,343	5,163	7,020
Total Forecast New Operating Spending	—	249	172	1,615	3,498	5,288	7,149
Top-down expense adjustment	—	(495)	(1,450)	(350)	(275)	(200)	(150)

New operating spending up to Budget 2009 represents the unallocated allowance from Budget 2008.

Forecast new operating spending indicates in broad terms the potential spending increases that could be introduced in each future remaining budget round.  Total potential spending increases included in the forecasts are $1.75 billion for the next four Budgets  (growing 2% each budget). As some of this spending has already been allocated, this line represents the unallocated portion.

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
NOTE 9: Gains and Losses on Financial Instruments
By source
Core Crown	353	1,377	1,287	1,503	1,734	1,976	2,247
Crown entities	(743)	354	412	338	366	395	416
State-owned enterprises	(37)	(50)	17	(66)	(70)	(71)	(71)
Inter-segment eliminations	(190)	(257)	(254)	(240)	(247)	(254)	(257)
Net Gains/(Losses) on Financial Instruments	(617)	1,424	1,462	1,535	1,783	2,046	2,335

	2008 Actual $m	2009 Previous Budget $m	2009 Forecast $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m
NOTE 10: Gains and Losses on Non-Financial Instruments
Actuarial gains/(losses) on GSF liability	(1,098)	—	—	—	—	—	—
Actuarial gains/(losses) on ACC outstanding claims	(1,709)	—	—	—	—	—	—
Other	(118)	170	178	220	240	253	260
Net Gains/(Losses) on Non-Financial Instruments	(2,925)	170	178	220	240	253	260
By source
Core Crown	(1,369)	8	33	42	49	53	56
Crown entities	(1,725)	—	(13)	—	—	—	—
State-owned enterprises	170	162	158	178	191	200	205
Inter-segment eliminations	(1)	—	—	—	—	—	(1)
Net Gains/(Losses) on Non-Financial Instruments	(2,925)	170	178	220	240	253	260

Notes to the Forecast Financial Statements

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 11: Source of Operating Balance
Core Crown	3,891	1,436	239	(1,321)	(1,570)	(1,681)	(1,555)
Crown entities	(1,526)	1,147	970	852	841	668	407
State-owned enterprises	723	1,067	938	1,381	1,118	1,046	1,222
Inter-segment eliminations	(704)	(545)	(238)	(538)	(460)	(429)	(456)
Total Operating Balance	2,384	3,105	1,909	374	(71)	(396)	(382)

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 12: Financial Assets
Cash and cash equivalents	3,804	6,412	3,868	4,492	4,674	5,575	6,090
Tax receivables	7,398	6,139	7,637	7,397	7,176	6,892	6,816
Trade and other receivables	6,760	6,610	6,842	7,492	7,765	8,016	8,319
Student loans (refer note 13)	6,741	6,718	7,173	7,599	8,022	8,441	8,852
Kiwibank mortgages	5,581	8,137	8,500	9,500	10,000	10,000	10,000
Long-term deposits	2,787	1,785	1,670	1,756	1,839	1,567	1,784
Reserve position at the IMF	188	141	174	163	153	141	130
Other advances	626	1,867	1,461	1,536	1,539	1,551	1,592
Share investments	12,964	13,700	14,293	15,254	16,816	18,452	20,096
Derivatives in gain	1,563	565	858	726	637	554	460
Other marketable securities	36,651	32,786	34,970	34,271	39,552	40,235	40,847
Total Financial Assets	85,063	84,860	87,446	90,186	98,173	101,424	104,986
Financial assets by portfolio
Reserve Bank and DMO managed funds	23,228	21,026	15,127	12,167	14,958	13,022	10,893
NZ Superannuation Fund	13,791	16,821	16,563	19,608	23,020	26,811	30,936
Other core Crown	19,080	16,382	23,194	23,813	24,125	24,386	24,848
Intra-segment eliminations	(563)	(775)	(660)	(758)	(880)	(1,029)	(1,218)
Total Core Crown	55,536	53,454	54,224	54,830	61,223	63,190	65,459
ACC portfolio	11,977	12,916	12,599	13,464	14,302	14,954	15,376
EQC portfolio	1,872	1,963	2,019	2,178	2,349	2,536	2,738
Other Crown entities	4,304	3,895	4,645	4,957	5,244	5,472	5,723
Total Crown Entities	18,153	18,774	19,263	20,599	21,895	22,962	23,837
Total State-Owned Enterprises	11,374	12,632	13,959	14,757	15,055	15,272	15,690
Total Financial Assets by portfolio	85,063	84,860	87,446	90,186	98,173	101,424	104,986

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 13: Student Loans
Nominal value (including accrued interest)	9,573	10,642	10,176	10,774	11,376	11,980	12,578
Opening book value	6,011	6,278	6,741	7,173	7,599	8,022	8,441
Amount borrowed in the year	1,201	1,305	1,298	1,384	1,470	1,558	1,638
Initial fair value write down on new borrowings	(487)	(525)	(503)	(536)	(570)	(604)	(634)
Repayments made during the year	(629)	(675)	(703)	(795)	(879)	(965)	(1,050)
Interest unwind	407	445	452	483	510	539	568
Impairment	231	(110)	(110)	(110)	(110)	(110)	(110)
Other movements	7	—	(2)	—	2	1	(1)
Closing book value	6,741	6,718	7,173	7,599	8,022	8,441	8,852

Notes to the Forecast Financial Statements

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 14: Property, Plant and Equipment
By Class of asset
Net Carrying Value
Land (valuation)	17,609	16,918	18,122	18,303	18,435	18,550	18,625
Buildings (valuation)	22,257	21,775	22,977	23,380	23,438	23,393	23,253
Electricity distribution network (cost)	1,887	2,343	2,255	2,575	2,987	3,375	3,776
Electricity generation assets (valuation)	11,202	11,882	11,890	12,243	12,634	12,965	13,996
Aircraft (excl military) (valuation)	2,071	1,756	2,051	2,148	2,677	3,201	3,730
State highways (valuation)	20,947	20,937	21,628	22,230	22,860	23,518	24,153
Rail network (valuation)	11,621	10,917	11,979	12,471	12,592	12,496	12,459
Specialist military equipment (valuation)	3,345	3,160	3,421	3,397	3,264	3,015	2,900
Other plant and equipment (cost)	4,412	4,513	5,578	5,641	5,860	5,937	5,964
Specified cultural and heritage assets (valuation)	7,978	7,075	7,994	8,010	8,032	8,051	8,087
Total Property, Plant and Equipment	103,329	101,276	107,895	110,398	112,779	114,501	116,943
By source
Core Crown	28,637	26,827	29,236	29,542	29,497	29,256	29,085
Crown entities	43,659	43,868	45,312	46,311	47,197	48,041	48,790
State-owned enterprises	31,033	30,580	33,347	34,546	36,084	37,203	39,069
Inter-segment eliminations	—	1	—	(1)	1	1	(1)
Total Property, Plant and Equipment	103,329	101,276	107,895	110,398	112,779	114,501	116,943

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 15: NZ Superannuation Fund
Revenue	385	427	431	487	562	642	725
Other expenses	34	154	156	168	196	221	245
Tax expenses	237	323	326	419	494	574	655
Gains/(losses)	(995)	1,068	1,037	1,321	1,569	1,836	2,114
Operating Balance	(881)	1,018	986	1,221	1,441	1,683	1,939
Opening net worth	12,973	14,461	14,212	17,440	20,638	24,175	28,024
Gross contribution from the Crown	2,104	2,242	2,242	1,977	2,096	2,167	2,194
Income after tax	(881)	1,018	986	1,221	1,441	1,683	1,939
Other movements in reserves	16	—	—	—	—	(1)	1
Closing Net Worth	14,212	17,721	17,440	20,638	24,175	28,024	32,158
comprising:
Financial assets	13,791	16,821	16,563	19,608	23,020	26,811	30,936
Net other assets	421	900	877	1,030	1,155	1,213	1,222
Closing Net Worth	14,212	17,721	17,440	20,638	24,175	28,024	32,158
Reconciliation Core Crown to Core Crown excluding NZSF net revenue
Core Crown revenue	61,819	61,891	61,207	62,888	65,422	68,408	72,161
Less NZSF revenue	385	427	431	487	562	642	725
Add back NZSF tax	237	323	326	419	494	574	655
Core Crown revenue excluding NZS Fund	61,671	61,787	61,102	62,820	65,354	68,340	72,091
OBEGAL	5,637	1,318	(64)	(1,746)	(2,481)	(3,092)	(3,374)
Less NZSF revenue	385	427	431	487	562	642	725
Less NZSF expenses	97	140	138	149	173	198	220
Add back NZSF tax	237	323	326	419	494	574	655
OBEGAL excluding NZS Fund	5,586	1,354	(31)	(1,665)	(2,376)	(2,962)	(3,224)

Notes to the Forecast Financial Statements

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 16: Payables
Accounts payable	6,444	5,318	7,485	7,358	6,372	6,260	6,126
Taxes repayable	4,451	3,179	4,451	4,451	4,451	4,451	4,451
Total Payables	10,895	8,497	11,936	11,809	10,823	10,711	10,577
By source
Core Crown	7,425	5,235	7,615	7,758	7,855	8,072	8,289
Crown entities	4,042	3,910	3,444	3,424	3,365	3,339	3,275
State-owned enterprises	4,877	4,079	5,907	5,812	5,054	5,131	5,192
Inter-segment eliminations	(5,449)	(4,727)	(5,030)	(5,185)	(5,451)	(5,831)	(6,179)
Total Payables	10,895	8,497	11,936	11,809	10,823	10,711	10,577

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 17: Insurance Liabilities
ACC liability	20,374	21,976	21,876	23,321	24,799	26,351	27,972
EQC liability	97	79	97	97	97	97	97
Other insurance liabilities	13	10	9	7	6	5	4
Total Insurance Liabilities	20,484	22,065	21,982	23,425	24,902	26,453	28,073

ACC liability

Calculation information

PricewaterhouseCoopers Actuarial Pty Ltd have prepared an independent actuarial estimate of the ACC outstanding claims liability asat 30 June 2008. This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected future administrative expenses of managing these claims.

The key economic variables that impact on changes to the valuation are the long-term Labour Cost Index (LCI), average weeklyearnings and the discount rate (6.63% at 30 June 2008). Other key variables in each valuation are the forecast increases in claim costs over and above the economic variables above, and the assumed rate at which long-term claimants will leave the scheme over the period. This assessment is largely based on scheme history.

Presentation approach

The projected outstanding claims liability is included within total liabilities. ACC has available to it a portfolio of assets that partially offset the claims liability. The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crown’s overall Statement of Financial Position.

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
Gross ACC liability
Opening gross liability	17,328	20,663	20,374	21,876	23,321	24,799	26,351
Net change	3,046	1,313	1,502	1,445	1,478	1,552	1,621
Closing gross liability	20,374	21,976	21,876	23,321	24,799	26,351	27,972
Less net assets available to ACC
Opening net asset value	11,757	12,735	12,397	13,484	14,445	15,281	15,988
Net change	640	1,091	1,087	961	836	707	512
Closing net asset value	12,397	13,826	13,484	14,445	15,281	15,988	16,500
Net ACC reserves (net liability)
Opening reserves position	(5,571)	(7,928)	(7,977)	(8,392)	(8,876)	(9,518)	(10,363)
Net change	(2,406)	(222)	(415)	(484)	(642)	(845)	(1,109)
Closing reserves position (net liability)	(7,977)	(8,150)	(8,392)	(8,876)	(9,518)	(10,363)	(11,472)

Notes to the Forecast Financial Statements

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 18: Retirement Plan Liabilities
Government Superannuation Fund	8,257	8,216	8,332	8,293	8,226	8,146	8,066
Other funds	—	5	—	—	1	1	1
Total Retirement Plan Liabilities	8,257	8,221	8,332	8,293	8,227	8,147	8,067

The GSF obligation has been calculated by the Government Actuary as at 30 June 2008. A Projected Unit Credit Method, based on balance-date membership data, is used for the valuation. This method requires the benefits payable from the GSF in respect of past service to be estimated and then discounted back to the valuation date.

The projected GSF net liability was calculated using discount rates derived from the market yield curve as at 30 June 2008. This resulted in long-term before-tax discount rates ranging from 6.06% to 6.95%. The principal long-term financial assumptions used in the calculation were an inflation rate of 2.25% and an annual salary increases rate, before any promotional effects, of 3.0%.

The 2008/09 projected movement in the net liability is $74 million, reflecting an increase in the GSF liability of $86 million and an  increase in the GSF assets of $12 million.

The changes in the projected GSF net liability from 2008/09 onwards reflects the net of the expected current service cost, interest cost, investment returns and contributions.

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
GSF net defined benefit retirement liability
GSF liability
Opening GSF liability	11,167	11,826	11,831	11,917	11,880	11,804	11,702
Net projected change	664	121	86	(37)	(76)	(102)	(108)

Closing GSF liability	11,831	11,947	11,917	11,880	11,804	11,702	11,594
Less net assets available to GSF
Opening net asset value	4,007	3,685	3,574	3,586	3,588	3,578	3,556
Investment valuation changes	(261)	222	191	193	192	191	190
Contribution and other income less membership payments	(172)	(176)	(179)	(191)	(202)	(213)	(218)

Closing net asset value	3,574	3,731	3,586	3,588	3,578	3,556	3,528
Net GSF liability
Opening unfunded liability	7,160	8,141	8,257	8,332	8,293	8,226	8,146
Net projected change	1,097	75	74	(39)	(66)	(80)	(80)

Closing unfunded liability	8,257	8,216	8,332	8,293	8,226	8,146	8,066

Notes to the Forecast Financial Statements

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 19: Provisions
Provision for Kyoto	562	482	562	562	562	562	562
Provision for ETS credits	—	618	239	781	564	162	(345)
Provision for National Provident Fund guarantee	907	780	978	953	926	900	873
Provision for employee entitlements	2,220	1,747	2,206	2,229	2,268	2,292	2,310
Other provisions	1,064	1,084	1,090	1,106	1,102	1,135	1,523
Total Provisions	4,753	4,711	5,075	5,631	5,422	5,051	4,923
By source
Core Crown	2,763	2,862	2,874	3,422	3,223	2,853	2,694
Crown entities	1,500	1,220	1,485	1,496	1,515	1,520	1,523
State-owned enterprises	684	652	752	763	742	751	786
Inter-segment eliminations	(194)	(23)	(36)	(50)	(58)	(73)	(80)
Total Provisions	4,753	4,711	5,075	5,631	5,422	5,051	4,923
Analysis of Provision for Kyoto
Opening balance	704	482	562	562	562	562	562
Change in the price of carbon and foreign exchange rate	226	—	—	—	—	—	—
Change in net projected emission units	(368)	—	—	—	—	—	—
Closing balance	562	482	562	562	562	562	562

Analysis of Provision for ETS credits

The Emissions Trading Scheme (ETS) was established to encourage reduction in greenhouse gas emissions.  The ETS creates a limited number of tradable units (the NZ Unit) which the Government can allocate freely or sell to entities.  The allocation of NZ Units creates a provision (and an expense if allocated for free).  The provision is reduced, and revenue recognised, as NZ Units are surrended to the Crown by emitters.  Emitters can also use international Kyoto units to settle their emission obligation, which will occur where emissions exceed the number of allocated NZ units.

The ETS impact on the fiscal forecast is as follows:

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
Revenue	—	131	88	414	846	1,044	1,577
Expenses	—	749	327	956	629	642	1,070
OBEGAL	—	(618)	(239)	(542)	217	402	507
Provision for ETS credits	—	618	239	781	564	162	(345)

Notes to the Forecast Financial Statements

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 20: Net Worth attributable to the Crown
Taxpayers funds	46,700	49,886	48,675	49,050	48,979	48,588	48,209
Property, plant and equipment revaluation reserve	58,566	52,486	58,793	58,796	58,798	58,800	58,803
Investment revaluation reserve	34	35	35	35	35	35	35
Cash flow hedge reserve	(151)	(117)	(98)	(96)	(96)	(96)	(97)
Foreign currency translation reserve	(17)	(32)	(18)	(18)	(18)	(18)	(18)
Total net worth attributable to the Crown	105,132	102,258	107,387	107,767	107,698	107,309	106,932
Taxpayers Funds
Opening taxpayers funds	44,222	46,767	46,700	48,675	49,050	48,979	48,588
Operating balance excluding minority interest	2,384	3,105	1,909	374	(71)	(396)	(382)
Transfers from/(to) other reserves	94	14	66	1	—	5	3
Closing Taxpayers Funds	46,700	49,886	48,675	49,050	48,979	48,588	48,209
Property, Plant and Equipment Revaluation Reserve
Opening revaluation reserve	52,442	52,498	58,566	58,793	58,796	58,798	58,800
Net revaluations	6,214	—	292	3	2	2	3
Transfers from/(to) other reserves	(90)	(12)	(65)	—	—	—	—
Closing Property, Plant and Equipment Revaluation Reserve	58,566	52,486	58,793	58,796	58,798	58,800	58,803
Investment Revaluation Reserve
Opening investment revaluation reserve	23	29	34	35	35	35	35
Valuation gain/(losses) on investments available for sale taken to reserves	11	6	1	—	—	—	—
Closing Investment Revaluation Reserve	34	35	35	35	35	35	35
Cash Flow Hedge Reserve
Opening cash flow hedge reserve	(122)	(175)	(151)	(98)	(96)	(96)	(96)
Transfer into reserve	9	58	19	1	—	—	—
Transfer to the statement of financial performance	22	—	—	1	—	—	(1)
Transfer to initial carrying value of hedged item	(60)	—	34	—	—	—	—
Closing Cash Flow Hedge Reserve	(151)	(117)	(98)	(96)	(96)	(96)	(97)
Foreign Currency Translation Reserve
Opening foreign currency translation reserve	(34)	(32)	(17)	(18)	(18)	(18)	(18)
Movement arising from translation of foreign operations	17	—	(1)	—	—	—	—
Closing Foreign Currency Translation Reserve	(17)	(32)	(18)	(18)	(18)	(18)	(18)

Notes to the Forecast Financial Statements

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 21: Reconciliation of core Crown operating cash flows to residual core Crown cash
Core Crown Cash Flows from Operations
Total tax receipts	55,975	55,599	54,851	57,044	59,008	61,661	64,850
Total other sovereign receipts	486	530	536	555	573	585	597
Interest, profits and dividends	2,128	2,232	2,009	1,931	2,060	2,107	2,045
Sale of goods & services and other receipts	1,411	1,658	1,641	1,551	1,538	1,570	1,549
Subsidies and transfer payments	(19,562)	(21,068)	(22,045)	(23,559)	(24,249)	(25,247)	(26,260)
Personnel and operating costs	(30,792)	(34,224)	(35,043)	(34,084)	(34,213)	(34,057)	(34,163)
Finance costs	(2,354)	(2,282)	(2,441)	(2,394)	(2,787)	(3,238)	(3,680)
Forecast for future new operating spending	—	106	(172)	(1,615)	(3,498)	(5,288)	(7,149)
Top-down expense adjustment	—	—	1,450	350	275	200	150
Net Cash Flows from core Crown Operations	7,292	2,551	786	(221)	(1,293)	(1,707)	(2,061)
Net purchase of physical assets	(1,433)	(1,891)	(2,001)	(1,729)	(1,397)	(1,251)	(1,306)
Net increase in advances	(1,254)	(821)	(903)	(559)	(788)	(622)	(633)
Net purchase of investments	(444)	(1,164)	(1,850)	(316)	(221)	(168)	(33)
Contribution to NZ Superannuation Fund	(2,104)	(2,242)	(2,242)	(1,977)	(2,096)	(2,167)	(2,194)
Purchase of Reserve Bank reserves	—	—	—	—	—	—	—
Forecast for future new capital spending	—	89	(184)	(498)	(808)	(900)	(1,080)
Top-down capital adjustment	—	—	485	—	—	—	—
Residual Cash	2,057	(3,478)	(5,909)	(5,300)	(6,603)	(6,815)	(7,307)
Financed by:
Other net sale/(purchase) of marketable securities and deposits	(3,595)	2,643	4,493	2,929	(2,820)	1,956	2,177
Total Operating and Investing Activities	(1,538)	(835)	(1,416)	(2,371)	(9,423)	(4,859)	(5,130)
Used in:
Net (repayment)/issue of other New Zealand-dollar borrowing	(1,585)	399	440	147	(82)	241	431
Net (repayment)/issue of foreign currency borrowing	901	(541)	(602)	(173)	(54)	(522)	(507)
Issues of circulating currency	86	181	172	181	190	200	209
Decrease/(increase) in cash	249	(29)	(29)	(1)	(3)	(7)	—
	(349)	10	(19)	154	51	(88)	133
Net Cash Inflow/(Outflow) to be Offset by Domestic Bonds	(1,887)	(825)	(1,435)	(2,217)	(9,372)	(4,947)	(4,997)
Gross Cash Proceeds from Domestic Bonds
Domestic bonds (market)	1,757	3,314	4,048	6,070	9,114	9,189	9,216
Domestic bonds (non-market)	130	662	738	843	258	826	832
Total Gross Cash Proceeds from Domestic Bonds	1,887	3,976	4,786	6,913	9,372	10,015	10,048
Repayment of domestic bonds (market)	—	(2,700)	(2,900)	(4,097)	—	(4,483)	(4,518)
Repayment of domestic bonds (non-market)	—	(451)	(451)	(599)	—	(585)	(533)
Net (Repayments of)/Cash Proceeds from Domestic Bonds	1,887	825	1,435	2,217	9,372	4,947	4,997

Forecast Statement of Segments

STATEMENT OF FINANCIAL PERFORMANCE

for the year ended 30 June 2008

	Core Crown 2008 Actual	Crown Entities 2008 Actual	State-owned Enterprises 2008 Actual	Inter-segment eliminations 2008 Actual	Total Crown 2008 Actual
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	56,747	—	—	(375)	56,372
Other sovereign revenue	733	4,039	—	(893)	3,879
Sales of goods and services	1,097	12,502	13,201	(11,401)	15,399
Interest revenue and dividends	2,344	1,233	704	(1,067)	3,214
Other revenue	898	11,239	692	(10,214)	2,615
Total Revenue (excluding gains)	61,819	29,013	14,597	(23,950)	81,479
Expenses
Social assistance and official development assistance	18,519	—	—	(145)	18,374
Personnel expenses	5,584	8,741	2,164	(11)	16,478
Other operating expenses	30,434	19,307	10,955	(22,807)	37,889
Interest expenses	2,460	248	870	(477)	3,101
Forecast for future new spending	—	—	—	—	—
Total Expenses (excluding losses)	56,997	28,296	13,989	(23,440)	75,842
Operating Balance before gains/(losses)	4,822	717	608	(510)	5,637
Total Gains/(losses)	(1,014)	(2,468)	134	(194)	(3,542)
Net surplus/(deficit) from associates and joint ventures	85	225	24	—	334
Gain/(loss) from discontinued operations	(2)	—	24	—	22
Attributable to minority interest in Air NZ	—	—	(67)	—	(67)
Operating Balance	3,891	(1,526)	723	(704)	2,384
Expenses by functional classification
Social security and welfare	17,877	4,307	—	(675)	21,509
Health	11,297	9,791	—	(10,279)	10,809
Education	9,551	8,069	25	(7,248)	10,397
Transport and communications	2,244	1,737	5,832	(2,389)	7,424
Other	13,568	4,144	7,262	(2,372)	22,602
Finance costs	2,460	248	870	(477)	3,101
Forecast for future new spending	—	—	—	—	—
Total Crown Expenses excluding losses	56,997	28,296	13,989	(23,440)	75,842

STATEMENT OF FINANCIAL POSITION

as at 30 June 2008

	Core Crown 2008 Actual	Crown Entities 2008 Actual	State-owned Enterprises 2008 Actual	Inter-segment eliminations 2008 Actual	Total Crown 2008 Actual
	$m	$m	$m	$m	$m
Assets
Cash and cash equivalents	872	2,640	531	(239)	3,804
Receivables	9,031	4,444	2,247	(1,564)	14,158
Other financial assets	49,726	16,807	8,949	(8,381)	67,101
Property, plant & equipment	28,637	43,659	31,033	—	103,329
Equity accounted investments	25,696	7,073	224	(24,928)	8,065
Intangible assets and goodwill	845	386	520	—	1,751
Other assets	1,375	329	938	(15)	2,627
Forecast for new capital spending	—	—	—	—	—
Total Assets	116,182	75,338	44,442	(35,127)	200,835
Liabilities
Borrowings	37,167	4,705	12,817	(8,579)	46,110
Other liabilities	22,032	26,256	6,648	(5,725)	49,211
Total Liabilities	59,199	30,961	19,465	(14,304)	95,321
Total Assets less Total Liabilities	56,983	44,377	24,977	(20,823)	105,514
Net Worth
Taxpayer funds	42,676	20,004	7,721	(23,701)	46,700
Reserves	14,307	24,373	16,777	2,975	58,432
Net worth attributable to minority interest in Air NZ	—	—	479	(97)	382
Total Net Worth	56,983	44,377	24,977	(20,823)	105,514

Forecast Statement of Segments (continued)

STATEMENT OF FINANCIAL PERFORMANCE

for the year ended 30 June 2009

	Core Crown 2009 Forecast	Crown Entities 2009 Forecast	State-owned Enterprises 2009 Forecast	Inter-segment eliminations 2009 Forecast	Total Crown 2009 Forecast
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	56,058	—	—	(520)	55,538
Other sovereign revenue	798	4,104	—	(909)	3,993
Sales of goods and services	1,215	12,821	13,842	(11,794)	16,084
Interest revenue and dividends	2,647	1,162	673	(654)	3,828
Other revenue	489	12,089	1,119	(11,450)	2,247
Total Revenue (excluding gains)	61,207	30,176	15,634	(25,327)	81,690
Expenses
Social assistance and official development assistance	20,318	—	—	(167)	20,151
Personnel expenses	5,865	9,505	2,438	(8)	17,800
Other operating expenses	34,804	20,087	11,442	(24,563)	41,770
Interest expenses	2,650	254	1,022	(615)	3,311
Forecast for future new spending and top down adjustment	(1,278)	—	—	—	(1,278)
Total Expenses (excluding losses)	62,359	29,846	14,902	(25,353)	81,754
Operating Balance before gains/(losses)	(1,152)	330	732	26	(64)
Total Gains/(losses)	1,317	399	175	(251)	1,640
Net surplus/(deficit) from associates and joint ventures	63	240	31	—	334
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	228	969	937	(225)	1,909
Expenses by functional classification
Social security and welfare	19,156	4,942	—	(716)	23,382
Health	12,377	10,020	—	(10,513)	11,884
Education	10,739	7,930	23	(7,049)	11,643
Transport and communications	3,566	2,082	7,298	(3,459)	9,487
Other	15,149	4,618	6,559	(3,001)	23,325
Finance costs	2,650	254	1,022	(615)	3,311
Forecast for future new spending and top down adjustment	(1,278)	—	—	—	(1,278)
Total Crown Expenses excluding losses	62,359	29,846	14,902	(25,353)	81,754

STATEMENT OF FINANCIAL POSITION

as at 30 June 2009

	Core Crown 2009 Forecast	Crown Entities 2009 Forecast	State-owned Enterprises 2009 Forecast	Inter-segment eliminations 2009 Forecast	Total Crown 2009 Forecast
	$m	$m	$m	$m	$m
Assets
Cash and cash equivalents	1,347	2,339	411	(229)	3,868
Receivables	9,376	4,166	2,163	(1,226)	14,479
Other financial assets	47,790	18,685	11,655	(9,031)	69,099
Property, plant & equipment	29,236	45,312	33,348	(1)	107,895
Equity accounted investments	27,807	7,449	219	(26,655)	8,820
Intangible assets and goodwill	963	414	678	253	2,308
Other assets	1,248	289	921	(7)	2,451
Forecast for new capital spending	(301)	—	—	—	(301)
Total Assets	117,466	78,654	49,395	(36,896)	208,619
Liabilities
Borrowings	37,793	4,855	15,680	(9,710)	48,618
Other liabilities	22,406	27,117	7,657	(4,948)	52,232
Total Liabilities	60,199	31,972	23,337	(14,658)	100,850
Total Assets less Total Liabilities	57,267	46,682	26,058	(22,238)	107,769
Net Worth
Taxpayer funds	42,960	22,019	8,815	(31,995)	41,799
Reserves	14,307	24,663	16,764	9,854	65,588
Net worth attributable to minority interest in Air NZ	—	—	479	(97)	382
Total Net Worth	57,267	46,682	26,058	(22,238)	107,769

Forecast Statement of Segments (continued)

STATEMENT OF FINANCIAL PERFORMANCE

for the year ended 30 June 2010

	Core Crown 2010 Forecast	Crown Entities 2010 Forecast	State-owned Enterprises 2010 Forecast	Inter-segment eliminations 2010 Forecast	Total Crown 2010 Forecast
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	57,415	—	—	(615)	56,800
Other sovereign revenue	1,152	4,300	—	(951)	4,501
Sales of goods and services	1,203	12,804	14,427	(11,809)	16,625
Interest revenue and dividends	2,650	1,252	890	(925)	3,867
Other revenue	468	11,813	1,210	(10,640)	2,851
Total Revenue (excluding gains)	62,888	30,169	16,527	(24,940)	84,644
Expenses
Social assistance and official development assistance	21,412	—	—	(156)	21,256
Personnel expenses	5,842	9,782	2,494	(8)	18,110
Other operating expenses	34,720	19,836	11,619	(23,873)	42,302
Interest expenses	2,610	284	1,186	(623)	3,457
Forecast for future new spending and top down adjustment	1,265	—	—	—	1,265
Total Expenses (excluding losses)	65,849	29,902	15,299	(24,660)	86,390
Operating Balance before gains/(losses)	(2,961)	267	1,228	(280)	(1,746)
Total Gains/(losses)	1,542	338	112	(237)	1,755
Net surplus/(deficit) from associates and joint ventures	77	248	40	1	366
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(1,342)	853	1,379	(516)	374
Expenses by functional classification
Social security and welfare	20,112	5,134	—	(741)	24,505
Health	12,424	10,030	—	(10,580)	11,874
Education	11,117	8,050	23	(7,243)	11,947
Transport and communications	2,649	1,890	7,102	(2,762)	8,879
Other	15,672	4,514	6,988	(2,711)	24,463
Finance costs	2,610	284	1,186	(623)	3,457
Forecast for future new spending and top down adjustment	1,265	—	—	—	1,265
Total Crown Expenses excluding losses	65,849	29,902	15,299	(24,660)	86,390

STATEMENT OF FINANCIAL POSITION

as at 30 June 2010

	Core Crown 2010 Forecast	Crown Entities 2010 Forecast	State-owned Enterprises 2010 Forecast	Inter-segment eliminations 2010 Forecast	Total Crown 2010 Forecast
	$m	$m	$m	$m	$m
Assets
Cash and cash equivalents	2,071	2,360	288	(227)	4,492
Receivables	9,295	4,323	2,208	(937)	14,889
Other financial assets	47,452	20,171	12,534	(9,352)	70,805
Property, plant & equipment	29,542	46,311	34,548	(3)	110,398
Equity accounted investments	28,201	7,703	254	(26,927)	9,231
Intangible assets and goodwill	1,008	409	736	256	2,409
Other assets	1,310	291	935	(4)	2,532
Forecast for new capital spending	300	—	—	—	300
Total Assets	119,179	81,568	51,503	(37,194)	215,056
Liabilities
Borrowings	39,998	5,185	17,030	(9,541)	52,672
Other liabilities	23,235	28,542	7,572	(5,114)	54,235
Total Liabilities	63,233	33,727	24,602	(14,655)	106,907
Total Assets less Total Liabilities	55,946	47,841	26,901	(22,539)	108,149
Net Worth
Taxpayer funds	41,639	23,178	9,655	(32,298)	42,174
Reserves	14,307	24,663	16,767	9,856	65,593
Net worth attributable to minority interest in Air NZ	—	—	479	(97)	382
Total Net Worth	55,946	47,841	26,901	(22,539)	108,149

Forecast Statement of Segments (continued)

STATEMENT OF FINANCIAL PERFORMANCE

for the year ended 30 June 2011

	Core Crown 2011 Forecast	Crown Entities 2011 Forecast	State-owned Enterprises 2011 Forecast	Inter-segment eliminations 2011 Forecast	Total Crown 2011 Forecast
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	59,268	—	—	(594)	58,674
Other sovereign revenue	1,602	4,443	—	(993)	5,052
Sales of goods and services	1,216	12,895	15,535	(11,814)	17,832
Interest revenue and dividends	2,864	1,328	994	(930)	4,256
Other revenue	472	12,162	918	(10,710)	2,842
Total Revenue (excluding gains)	65,422	30,828	17,447	(25,041)	88,656
Expenses
Social assistance and official development assistance	22,335	—	—	(161)	22,174
Personnel expenses	5,877	9,991	2,619	(9)	18,478
Other operating expenses	34,420	20,317	12,547	(24,031)	43,253
Interest expenses	3,036	298	1,330	(655)	4,009
Forecast for future new spending and top down adjustment	3,223	—	—	—	3,223
Total Expenses (excluding losses)	68,891	30,606	16,496	(24,856)	91,137
Operating Balance before gains/(losses)	(3,469)	222	951	(185)	(2,481)
Total Gains/(losses)	1,781	366	121	(245)	2,023
Net surplus/(deficit) from associates and joint ventures	88	253	47	—	388
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(1,600)	841	1,118	(430)	(71)
Expenses by functional classification
Social security and welfare	20,780	5,473	—	(780)	25,473
Health	12,401	10,054	—	(10,591)	11,864
Education	11,302	8,171	23	(7,329)	12,167
Transport and communications	2,615	1,941	7,469	(2,754)	9,271
Other	15,534	4,669	7,674	(2,747)	25,130
Finance costs	3,036	298	1,330	(655)	4,009
Forecast for future new spending and top down adjustment	3,223	—	—	—	3,223
Total Crown Expenses excluding losses	68,891	30,606	16,496	(24,856)	91,137

STATEMENT OF FINANCIAL POSITION

as at 30 June 2011

	Core Crown 2011 Forecast	Crown Entities 2011 Forecast	State-owned Enterprises 2011 Forecast	Inter-segment eliminations 2011 Forecast	Total Crown 2011 Forecast
	$m	$m	$m	$m	$m
Assets
Cash and cash equivalents	2,400	2,473	29	(228)	4,674
Receivables	9,116	4,439	2,276	(890)	14,941
Other financial assets	53,838	21,623	13,024	(9,927)	78,558
Property, plant & equipment	29,497	47,197	36,083	2	112,779
Equity accounted investments	28,595	7,955	302	(27,217)	9,635
Intangible assets and goodwill	1,038	411	865	255	2,569
Other assets	1,371	287	1,023	(3)	2,678
Forecast for new capital spending	1,077	—	—	—	1,077
Total Assets	126,932	84,385	53,602	(38,008)	226,911
Liabilities
Borrowings	49,296	5,460	19,304	(9,864)	64,196
Other liabilities	23,260	29,966	6,796	(5,387)	54,635
Total Liabilities	72,556	35,426	26,100	(15,251)	118,831
Total Assets less Total Liabilities	54,376	48,959	27,502	(22,757)	108,080
Net Worth
Taxpayer funds	40,069	24,296	10,253	(32,515)	42,103
Reserves	14,307	24,663	16,770	9,855	65,595
Net worth attributable to minority interest in Air NZ	—	—	479	(97)	382
Total Net Worth	54,376	48,959	27,502	(22,757)	108,080

Forecast Statement of Segments (continued)

STATEMENT OF FINANCIAL PERFORMANCE

for the year ended 30 June 2012

	Core Crown 2012 Forecast	Crown Entities 2012 Forecast	State-owned Enterprises 2012 Forecast	Inter-segment eliminations 2012 Forecast	Total Crown 2012 Forecast
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	61,893	—	—	(624)	61,269
Other sovereign revenue	1,815	4,584	—	(1,033)	5,366
Sales of goods and services	1,236	13,075	15,689	(11,799)	18,201
Interest revenue and dividends	2,989	1,403	1,002	(938)	4,456
Other revenue	475	12,256	810	(10,632)	2,909
Total Revenue (excluding gains)	68,408	31,318	17,501	(25,026)	92,201
Expenses
Social assistance and official development assistance	23,320	—	—	(161)	23,159
Personnel expenses	5,920	10,002	2,669	(9)	18,582
Other operating expenses	34,505	20,979	12,580	(24,034)	44,030
Interest expenses	3,419	317	1,384	(686)	4,434
Forecast for future new spending and top down adjustment	5,088	—	—	—	5,088
Total Expenses (excluding losses)	72,252	31,298	16,633	(24,890)	95,293
Operating Balance before gains/(losses)	(3,844)	20	868	(136)	(3,092)
Total Gains/(losses)	2,026	395	129	(251)	2,299
Net surplus/(deficit) from associates and joint ventures	97	253	48	—	398
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(1,721)	668	1,044	(387)	(396)
Expenses by functional classification
Social security and welfare	21,680	5,849	—	(822)	26,707
Health	12,390	10,067	—	(10,596)	11,861
Education	11,419	8,356	23	(7,345)	12,453
Transport and communications	2,515	1,930	7,475	(2,680)	9,240
Other	15,741	4,779	7,751	(2,761)	25,510
Finance costs	3,419	317	1,384	(686)	4,434
Forecast for future new spending and top down adjustment	5,088	—	—	—	5,088
Total Crown Expenses excluding losses	72,252	31,298	16,633	(24,890)	95,293

STATEMENT OF FINANCIAL POSITION

as at 30 June 2012

	Core Crown 2012 Forecast	Crown Entities 2012 Forecast	State-owned Enterprises 2012 Forecast	Inter-segment eliminations 2012 Forecast	Total Crown 2012 Forecast
	$m	$m	$m	$m	$m
Assets
Cash and cash equivalents	2,741	2,521	541	(228)	5,575
Receivables	8,967	4,528	2,273	(860)	14,908
Other financial assets	55,652	22,891	12,719	(10,321)	80,941
Property, plant & equipment	29,256	48,041	37,203	1	114,501
Equity accounted investments	28,850	8,209	329	(27,412)	9,976
Intangible assets and goodwill	1,039	405	889	254	2,587
Other assets	1,402	287	1,045	(4)	2,730
Forecast for new capital spending	1,977	—	—	—	1,977
Total Assets	129,884	86,882	54,999	(38,570)	233,195
Liabilities
Borrowings	53,951	5,701	20,074	(10,042)	69,684
Other liabilities	23,238	31,487	6,882	(5,787)	55,820
Total Liabilities	77,189	37,188	26,956	(15,829)	125,504
Total Assets less Total Liabilities	52,695	49,694	28,043	(22,741)	107,691
Net Worth
Taxpayer funds	38,388	25,031	10,792	(32,499)	41,712
Reserves	14,307	24,663	16,772	9,855	65,597
Net worth attributable to minority interest in Air NZ	—	—	479	(97)	382
Total Net Worth	52,695	49,694	28,043	(22,741)	107,691

Forecast Statement of Segments (continued)

STATEMENT OF FINANCIAL PERFORMANCE

for the year ended 30 June 2013

	Core Crown 2013 Forecast	Crown Entities 2013 Forecast	State-owned Enterprises 2013 Forecast	Inter-segment eliminations 2013 Forecast	Total Crown 2013 Forecast
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	65,084	—	—	(710)	64,374
Other sovereign revenue	2,360	4,686	—	(1,031)	6,015
Sales of goods and services	1,214	13,234	16,399	(11,796)	19,051
Interest revenue and dividends	3,027	1,464	1,020	(1,040)	4,471
Other revenue	476	12,321	827	(10,647)	2,977
Forecast revenue reduction contingency	—	—	—	—	—
Total Revenue (excluding gains)	72,161	31,705	18,246	(25,224)	96,888
Expenses
Social assistance and official development assistance	24,284	—	—	(160)	24,124
Personnel expenses	5,999	9,921	2,746	(9)	18,657
Other operating expenses	35,056	21,711	12,984	(24,185)	45,566
Interest expenses	3,819	335	1,473	(711)	4,916
Forecast for future new spending and top down adjustment	6,999	—	—	—	6,999
Total Expenses (excluding losses)	76,157	31,967	17,203	(25,065)	100,262
Operating Balance before gains/(losses)	(3,996)	(262)	1,043	(159)	(3,374)
Total Gains/(losses)	2,299	416	134	(254)	2,595
Net surplus/(deficit) from associates and joint ventures	99	253	47	(1)	398
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(1,598)	407	1,223	(414)	(382)
Expenses by functional classification
Social security and welfare	22,529	6,218	—	(861)	27,886
Health	12,391	10,084	—	(10,558)	11,917
Education	11,488	8,489	23	(7,342)	12,658
Transport and communications	2,548	2,009	7,677	(2,742)	9,492
Other	16,383	4,832	8,030	(2,851)	26,394
Finance costs	3,819	335	1,473	(711)	4,916
Forecast for future new spending and top down adjustment	6,999	—	—	—	6,999
Total Crown Expenses excluding losses	76,157	31,967	17,203	(25,065)	100,262

STATEMENT OF FINANCIAL POSITION

as at 30 June 2013

	Core Crown 2013 Forecast	Crown Entities 2013 Forecast	State-owned Enterprises 2013 Forecast	Inter-segment eliminations 2013 Forecast	Total Crown 2013 Forecast
	$m	$m	$m	$m	$m
Assets
Cash and cash equivalents	3,076	2,533	709	(228)	6,090
Receivables	8,870	4,627	2,322	(684)	15,135
Other financial assets	57,589	23,986	12,916	(10,730)	83,761
Property, plant & equipment	29,085	48,790	39,069	(1)	116,943
Equity accounted investments	28,914	8,462	363	(27,447)	10,292
Intangible assets and goodwill	(5,281)	401	888	38	2,922
Other assets	1,417	287	1,082	(4)	2,782
Forecast for new capital spending	9,716	—	—	217	3,057
Total Assets	133,386	89,086	57,349	(38,839)	240,982
Liabilities
Borrowings	58,815	5,991	21,694	(10,135)	76,365
Other liabilities	23,431	33,037	6,977	(6,142)	57,303
Total Liabilities	82,246	39,028	28,671	(16,277)	133,668
Total Assets less Total Liabilities	51,140	50,058	28,678	(22,562)	107,314
Net Worth
Taxpayer funds	36,833	25,395	11,425	(32,320)	41,333
Reserves	14,307	24,663	16,774	9,855	65,599
Net worth attributable to minority interest in Air NZ	—	—	479	(97)	382
Total Net Worth	51,140	50,058	28,678	(22,562)	107,314

Core Crown Expense Tables (10)

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Social security and welfare	14,252	14,682	15,598	16,768	17,877	19,156	20,112	20,780	21,680	22,529
GSF	591	718	761	645	690	654	555	545	548	549
Health	8,111	8,813	9,547	10,355	11,297	12,377	12,424	12,401	12,390	12,391
Education	7,585	7,930	9,914	9,269	9,551	10,739	11,117	11,302	11,419	11,488
Core government services	2,091	2,567	2,507	4,816	3,371	3,649	3,625	3,845	3,919	4,050
Law and order	1,843	1,977	2,235	2,699	2,894	3,139	3,130	3,130	3,128	3,143
Defence	1,311	1,275	1,383	1,517	1,562	1,756	1,731	1,718	1,709	1,708
Transport and communications	1,461	1,635	1,818	2,405	2,244	3,566	2,649	2,615	2,515	2,548
Economic and industrial services	1,192	1,444	1,592	1,595	2,889	3,549	3,408	3,621	3,750	3,847
Primary services	368	394	467	438	541	545	507	499	498	484
Heritage, culture and recreation	634	991	891	844	1,107	1,446	1,925	1,608	1,606	2,030
Housing and community development	139	163	202	255	260	347	308	329	333	319
Other	52	32	49	68	254	57	467	214	214	214
Finance costs	2,252	2,274	2,356	2,329	2,460	2,657	2,626	3,061	3,455	3,858
Forecast for future new spending	—	—	—	—	—	172	1,615	3,498	5,288	7,149
Top- down expense adjustment	—	—	—	—	—	(1,450)	(350)	(275)	(200)	(150)
Core Crown expenses	41,882	44,895	49,320	54,003	56,997	62,359	65,849	68,891	72,252	76,157

Source:                          The Treasury

Table 6.1 – Social security and welfare expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Welfare benefits	13,181	13,326	14,246	15,435	16,288	17,175	18,089	18,686	19,511	20,350
Social rehabilitation & compensation	118	152	145	163	199	223	215	221	225	225
Departmental expenses	705	781	858	845	850	1,120	1,095	1,084	1,074	1,074
Other non-departmental expenses	248	423	349	325	540	638	713	789	870	880
Social security and welfare expenses	14,252	14,682	15,598	16,768	17,877	19,156	20,112	20,780	21,680	22,529

Source:                          The Treasury

(10)      Historical data contained in the expense tables have been restated on a NZ IFRS basis for material changes.

Table 6.2 – New Zealand superannuation and welfare benefit expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
New Zealand Superannuation	5,889	6,083	6,414	6,810	7,348	7,785	8,339	8,720	9,262	9,886
Domestic Purposes Benefit	1,569	1,547	1,493	1,468	1,478	1,501	1,545	1,568	1,616	1,656
Unemployment Benefit	1,084	831	712	613	458	487	576	583	540	523
Invalids Benefit	976	1,026	1,073	1,132	1,216	1,273	1,332	1,378	1,427	1,466
Family Tax Credit	833	846	1,285	1,699	1,897	2,153	2,155	2,159	2,250	2,266
Accommodation Supplement	702	750	843	877	891	951	991	1,012	1,027	1,050
Sickness Benefit	470	510	541	573	582	570	577	578	584	588
Disability Allowance	257	267	261	270	278	389	415	437	460	481
Transitional Retirement Benefit	11	—	—	—	—	—	—	—	—	—
Income Related Rents	340	370	395	434	465	498	532	576	623	669
In Work Tax Credit	—	—	70	461	563	577	587	594	604	623
Child Tax Credit	155	141	154	44	11	6	4	3	2	2
Special Benefit	140	175	162	106	71	—	—	—	—	—
Benefits paid in Australia	103	91	80	71	58	52	46	40	34	21
Paid Parental Leave	63	76	96	122	135	145	156	164	175	185
Other benefits	589	613	667	755	837	788	834	874	907	934

Welfare benefit expenses	13,181	13,326	14,246	15,435	16,288	17,175	18,089	18,686	19,511	20,350

Source:                          The Treasury

Table 6.3 – Beneficiary numbers

(Thousands)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
New Zealand Superannuation	461	469	482	495	508	522	537	552	571	594
Domestic Purposes Benefit	110	109	106	100	97	99	99	99	100	100
Unemployment Benefit	104	78	64	52	37	39	45	45	40	38
Accommodation Supplement	249	243	249	251	245	255	263	266	266	268
Invalids Benefit	70	74	76	78	82	86	89	91	92	94
Sickness Benefit	42	45	47	48	48	46	46	45	44	43

Source:                          The Treasury

Table 6.4 – GSF pension expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Pension expenses	591	718	761	645	690	654	555	545	548	549
GSF pension expenses	591	718	761	645	690	654	555	545	548	549

Source:                          The Treasury

Table 6.5 – Health expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Departmental outputs	161	157	174	180	206	227	217	210	210	210
Health service purchasing	7,452	8,113	8,805	9,614	10,503	11,489	11,517	11,467	11,420	11,421
Other non-departmental outputs	71	160	135	99	97	105	98	93	91	91
Health payments to ACC	409	356	372	425	463	511	548	586	624	624
Other expenses	18	27	61	37	28	45	44	45	45	45
Health expenses	8,111	8,813	9,547	10,355	11,297	12,377	12,424	12,401	12,390	12,391

Source:                          The Treasury

Table 6.6 – Health service purchasing

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Payments to District Health Boards	6,441	7,262	7,814	8,547	9,312	10,060	10,096	10,062	10,056	10,057
National Disability Support Services	793	620	699	755	834	880	875	875	875	875
Public Health Service Purchasing	218	231	292	312	357	549	546	530	489	489
Health service purchasing	7,452	8,113	8,805	9,614	10,503	11,489	11,517	11,467	11,420	11,421

Source:                          The Treasury

Table 6.7 – Education expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Early childhood education	393	444	555	617	860	1,014	1,115	1,210	1,268	1,286
Primary and secondary schools	3,692	3,934	4,153	4,325	4,552	4,889	5,053	5,042	5,057	5,074
Tertiary funding	2,535	2,496	4,047	3,322	3,266	3,757	3,913	4,031	4,088	4,126
Departmental expenses	679	737	821	875	828	890	880	871	861	860
Other education expenses	286	319	338	130	45	189	156	148	145	142
Education expenses	7,585	7,930	9,914	9,269	9,551	10,739	11,117	11,302	11,419	11,488

Source:                          The Treasury

Table 6.8 – Primary and secondary education expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Primary	1,884	1,964	2,062	2,141	2,262	2,448	2,561	2,565	2,585	2,600
Secondary	1,385	1,524	1,618	1,682	1,761	1,879	1,929	1,914	1,907	1,906
School transport	106	109	118	125	131	142	146	151	155	159
Special needs support	221	231	245	263	278	293	299	300	301	301
Professional Development	84	95	101	104	108	114	104	98	95	94
Schooling Improvement	12	11	9	10	12	13	14	14	14	14
Primary and secondary education expenses	3,692	3,934	4,153	4,325	4,552	4,889	5,053	5,042	5,057	5,074
Places (year)	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Primary	464,000	457,000	457,951	477,385	475,611	477,562	479,333	480,697	486,751	491,162
Secondary	277,000	284,000	288,711	275,821	275,276	271,847	269,292	268,789	267,337	268,211

Sources:                    Ministry of Education, The Treasury

Table 6.9 – Tertiary education expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Tuition	1,770	1,647	1,865	1,962	2,172	2,227	2,323	2,381	2,387	2,386
Other tertiary funding	66	68	110	339	358	557	562	576	583	583
Tertiary student allowances	380	359	354	382	386	411	433	444	454	462
Initial fair value change in student loans	—	—	1,415	—	—	—	—	—	—	—
Student loans	319	422	303	639	350	562	595	630	664	695
Tertiary education expenses	2,535	2,496	4,047	3,322	3,266	3,757	3,913	4,031	4,088	4,126
Places (year)	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
EFT students	247,975	240,734	227,416	226,238	225,898	231,814	235,797	236,041	236,041	236,041

Sources:                    Ministry of Education, The Treasury

Table 6.10 – Core Government service expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Official development assistance	237	297	330	330	362	484	472	567	567	567
Indemnity and guarantee expenses	9	—	—	—	—	—	—	—	—	—
Departmental expenses	1,096	1,570	1,403	1,402	1,557	1,683	1,638	1,694	1,698	1,780
Non-Departmental Expenses				237	277	317	472	521	567	615
Tax receivable write-down	350	350	338	2,479	701	722	614	633	653	653
Science expenses	283	170	157	163	168	187	192	193	196	196
Other expenses	116	180	279	205	306	256	237	237	238	239
Core Government service expenses	2,091	2,567	2,507	4,816	3,371	3,649	3,625	3,845	3,919	4,050

Source:                          The Treasury

Table 6.11 – Law and order expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Police	844	896	976	1,086	1,198	1,298	1,292	1,293	1,292	1,292
Ministry of Justice	178	257	299	454	367	392	379	372	373	370
Department of Corrections	439	483	572	662	787	834	848	849	848	866
Department for Courts	53	—	—	—	—	—	—	—	—	—
Other departments	81	72	76	60	91	110	116	118	118	118
Department expenses	1,595	1,708	1,923	2,262	2,443	2,634	2,635	2,632	2,631	2,646
Non-departmental outputs	178	218	262	354	326	356	340	340	339	339
Other expenses	70	51	50	83	125	149	155	158	158	158
Law and order expenses	1,843	1,977	2,235	2,699	2,894	3,139	3,130	3,130	3,128	3,143

Source:                          The Treasury

Table 6.12 – Defence expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
NZDF Core expenses	1,182	1,203	1,306	1,459	1,517	1,700	1,674	1,651	1,653	1,653
NZDF write-offs	72	—	—	—	—	—	—	—	—	—
NZDF East Timor deployment	—	—	—	—	—	—	—	—	—	—
Other expenses	57	72	77	58	45	56	57	67	56	55
Defence expenses	1,311	1,275	1,383	1,517	1,562	1,756	1,731	1,718	1,709	1,708

Source:                          The Treasury

Table 6.13 – Transport and communication expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
New Zealand Transport Agency (1)	1,222	1,346	1,482	1,874	1,966	2,744	1,960	2,144	2,176	2,242
Departmental outputs	83	97	101	113	137	82	69	67	67	67
Other non-departmental expenses	84	79	109	221	104	180	182	180	160	156
Goodwill amortisation	47	47	47	47	—	—	—	—	—	—
Rail write-offs	19	—	—	—	—	—	—	—	—	—
Rail costs	3	63	77	142	24	534	414	199	86	58
Other expenses	3	3	2	8	13	26	24	25	26	25
Transport and communication expenses	1,461	1,635	1,818	2,405	2,244	3,566	2,649	2,615	2,515	2,548

(1) Since 2008/09 funding has been provided to New Zealand Transport Agency. From 2004/05  to 2007/08 funding was received by Land Transport NZ.  Prior to this, funding was received by Transfund.

Source:                          The Treasury

Table 6.14 – Economic and industrial services expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Departmental outputs	478	508	549	546	603	425	391	386	383	382
Employment initiatives	222	224	202	207	186	192	178	177	177	177
Non-departmental outputs	444	549	751	873	822	919	807	786	780	779
Reserve Electricity Generation	—	—	26	16	81	162	27	27	26	17
Flood relief	15	52	8	—	—	—	—	—	—	—
KiwiSaver	—	—	—	—	1,101	1,440	1,546	1,703	1,792	1,859
Broadband	—	—	—	—	—	57	62	62	62	62
Research & Development tax credits	—	—	—	—	37	208	250	290	332	373
Other expenses	33	111	56	(47)	59	146	147	190	198	198
Economic and industrial service expenses	1,192	1,444	1,592	1,595	2,889	3,549	3,408	3,621	3,750	3,847

Source:                          The Treasury

Table 6.15 – Employment initiatives

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Training incentive allowance	42	36	32	29	27	25	25	25	26	26
Community employment projects	16	6	—	—	—	—	—	—	—	—
Subsidised work	100	102	84	88	67	75	61	60	59	59
Employment support for disabled	61	74	82	86	88	88	88	88	88	88
Other employment assistance schemes	3	6	4	4	4	4	4	4	4	4
Employment initiatives	222	224	202	207	186	192	178	177	177	177

Source:                          The Treasury

Table 6.16 – Primary service expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Departmental expenses	269	272	350	342	354	398	377	374	376	376
Non-departmental outputs	81	114	97	80	109	129	115	110	108	94
Other expenses	18	8	20	16	78	18	15	15	14	14
Primary service expenses	368	394	467	438	541	545	507	499	498	484

Source:                          The Treasury

Table 6.17 – Heritage, culture and recreation expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Community grants	3	6	7	7	7	8	9	9	10	10
Kyoto protocol	—	310	42	—	—	—	—	—	—	—
Emmission Trading Scheme	—	—	—	—	—	327	969	642	655	1,083
Departmental outputs	269	292	322	357	392	469	437	443	447	449
Non-departmental outputs	258	317	351	411	469	493	454	454	429	428
Other expenses	104	66	169	69	239	149	56	60	65	60
Heritage, culture and recreation expenses	634	991	891	844	1,107	1,446	1,925	1,608	1,606	2,030

Source:                          The Treasury

Table 6.18 – Housing and community development expenses

($ million)	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Housing subsidies	27	31	23	25	28	33	32	32	31	31
Departmental outputs	77	100	117	134	141	176	145	139	135	130
Other non-departmental expenses	35	32	62	96	91	138	131	158	167	158
Housing and community development expenses	139	163	202	255	260	347	308	329	333	319

Source:                          The Treasury

Glossary of Terms

ACC insurance liability

The ACC insurance liability is the gross liability of the future cost of past ACC claims.  The net ACC liability is the gross liability less the asset reserves held to meet these claims.

Baselines

The level of funding approved for any given spending area (eg, Education).  All amounts within baselines are included in the forecasts.

Consumers Price Index (CPI)

A measure of change in the prices of goods and services bought by households.

Contingent liability

Contingent liabilities are costs, which the Crown will have to face if a particular uncertain and not probable event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.

Contingent assets

Contingent assets are potential assets dependent on an uncertain event occurring.

Core Crown

The core Crown represents the revenues, expenses, assets and liabilities of the Crown, departments, Offices of Parliament, the Reserve Bank, and the NZS Fund.

Core Crown revenue

Core Crown revenue mostly consists of tax revenue collected by the Government, but also includes investment income, sales of goods and services and other receipts.

Core Crown expenses

The day-to-day spending (eg, salaries, welfare benefit payments, finance costs and maintaining national defence etc) that does not build physical assets for the Government.  This is an accrual measure of expenses and includes items such as depreciation on physical assets.

Corporate tax

The sum of net company tax, non-resident withholding tax (NRWT), foreign-source dividend withholding payments (FDWP).

Current account (Balance of Payments)

A measure of the flows of income between New Zealand and the rest of the world.  A net inflow to New Zealand is a current account surplus, while a net outflow is a deficit.  The current account balance is commonly expressed as a percentage of GDP.

Cyclically adjusted or structural fiscal balance

An estimate of the fiscal balance (eg, OBEGAL) adjusted for short-term fluctuations of actual GDP around trend GDP.  The estimate provides a picture of the underlying trend fiscal position and an indication of the effects of policy decisions.  Because it is based on a number of assumptions and is sensitive to new information, the estimate is subject to some uncertainty.

Demographic changes

Changes to the structure of the population. For example the age, gender or ethnic make-up of the population.

Domestic bond programme

The amount and timing of new government stock expected to be issued over the financial year.

Excise duties

Tax levied on the domestic production of alcohol, tobacco and light petroleum products (CNG, LPG and petrol).

Financial assets

Cash or shares (equity) or a right to receive cash or shares (equity), or a right to exchange a financial asset or liability on favourable terms.

Fiscal impulse

A summary measure of how changes in fiscal policy affect aggregate demand.  To isolate discretionary changes, fiscal impulse is calculated on a cyclically-adjusted basis and excluding net interest payments.  To better capture the role of capital spending the indicator is derived from cash flow information.

Fiscal intentions (short-term)

Under the Public Finance Act 1989, the Government must indicate explicitly its intentions for operating expenses, operating revenues, the operating balance, debt and net worth over (at least) the next three years.

Fiscal objectives (long-term)

The Government’s long-term goals for operating expenses, operating revenue, the operating balance, debt and net worth, as required by the Public Finance Act 1989.  The objectives must be consistent with the principles of responsible fiscal management outlined in the Act and cover a period of ten or more years.

Forecast new capital spending

An amount provided in the forecasts to represent the balance sheet impact of capital initiatives expected to be introduced over the forecast period.

Forecast new operating spending

An amount included in the forecasts to provide for the operating balance impact of policy initiatives and changes to demographics and other forecasting changes expected to occur over the forecast period.

Gross Crown debt

The total borrowings (both sovereign guaranteed and non-sovereign guaranteed and including derivatives in loss) of the total Crown.  This is the amount in the total Crown Statement of Financial Position for Reserve Bank settlement deposits plus other borrowings.  It represents the complete picture of whole-of-Crown debt obligations to external parties, excluding payables.

Gross domestic product (GDP)

A measure of the value of all goods and services produced in New Zealand; changes in GDP measure growth in economic activity or output.  GDP can be measured as the actual dollar value of goods and services measured at today’s prices (nominal GDP), or excluding the effects of price changes over time (real GDP).

Gross domestic product (expenditure)

This is the sum of total final expenditures on goods and services in the economy.

Gross national expenditure (GNE)

Measures total expenditure on goods and services by New Zealand residents.

Gross sovereign-issued debt (GSID)

Debt issued by the sovereign (ie, Core Crown) and includes Government stock held by the NZS Fund, ACC or EQC for example.  The gross sovereign-issued debt indicator does not eliminate any internal cross-holdings.

GSID (excluding settlement cash)

GSID less Reserve Bank settlement cash.

Labour force participation rate

Measures the percentage of the working-age population in work or actively looking for and available for work.

Labour productivity

Measures output per input of labour (where labour inputs might be measured as hours worked or people).

Line-by-line consolidation

This is a term used to refer to the general approach to the presentation of the Crown financial statements.  It means that the individual line items for revenues, expenses, assets and liabilities in the Crown financial statements include all departments, Offices of Parliament, the Reserve Bank, SOEs, Crown entities, and other entities controlled by the Government.

Marketable securities

Assets held with financial institutions.  These assets are held for both cash flow and investment purposes, and include any funds the Government has invested in the International Monetary Fund.

Monetary conditions

The combination of interest rates and the exchange rate.

Monetary policy

Action taken by the Reserve Bank to affect interest rates and the exchange rate in order to control inflation.  Tightening monetary policy refers to actions taken by the Reserve Bank to raise interest rates (which can influence the exchange rate) in order to moderate aggregate demand pressures and so reduce inflationary pressures.

Net core Crown cashflow from operations

OBEGAL less retained items (eg, net surplus of SOEs, CEs and NZS Fund net revenue) less non-cash items (eg, depreciation).

Net core Crown debt

Debt after deducting financial assets of the Core Crown from gross sovereign-issued debt.  Share investments in supranational organisations, such as the International Bank for Reconstruction and Development & Bank for International Settlements, are excluded from the net Core Crown debt measure as are the assets of the NZS Fund.

Net worth

Total assets less total liabilities (also referred to as the Crown balance).  The change in net worth in any given forecast year is largely driven by the operating balance.

NZ IFRS

New Zealand equivalents to International Financial Reporting Standards.  These standards are approved by the Accounting Standards Review Board in New Zealand and are based on the requirements of the international financial reporting standards issued by the International Accounting Standards Board adjusted where appropriate for entities that are not profit oriented.

Operating allowance

The amount included in the Fiscal Strategy Report projections for new initiatives, including spending and cost pressures.  The allowance is a projection assumption.  The projections in the Fiscal Strategy Report also include an allowance for capital spending.

Operating balance

The operating balance is the residual of revenues less expenses plus surpluses from state-owned enterprises and Crown entities.  It includes gains and losses not reported directly as a movement against net worth.

Operating balance before gains and losses (OBEGAL)

The OBEGAL is the operating balance excluding gains and losses.

OBEGAL excluding NZS Fund net revenue

A measure of the operating balance that recognises that NZS Fund net revenues are not available to the Crown.

Projections

Projections of the key fiscal indicators beyond the five-year forecast period.  The projections are based on long-run economic and fiscal assumptions.  For example, the projections assume no economic cycle and constant long-run interest, inflation and unemployment rates.

Residual cash

The level of money the Government has available to repay debt or, alternatively, needs to borrow in any given year.  Residual cash is alternatively termed “Cash available/(shortfall to be funded)”.

Residual cash is equal to net core crown cashflow from operations excluding NZS Fund activity less core Crown capital commitments (eg, contributions to NZS Fund, purchase of assets, loans to others).

Settlement cash

This is the amount of money deposited with the Reserve Bank by banks.  It is a liquidity mechanism used to settle wholesale obligations between banks and provides the basis for settling most of the retail banking transactions that occur every working day between corporates and individuals.

Specific fiscal risks

These are a category of Government decisions or circumstances which may have a material impact on the fiscal position (excluding contingent liabilities).  They are not included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain.

System of National Accounts (SNA)

SNA is a comprehensive, consistent and flexible set of macroeconomic accounts to meet the needs of government and private sector analysts, policy-makers, and decision-takers.

Tax revenue

The accrual, rather than the cash (“tax receipts”) measure of taxation.  It is a measure of tax due, regardless of whether or not it has actually been paid.

Top-down adjustment

The adjustment to expenditure forecasts to reflect the extent to which departments use appropriations (upper spending limits) for their expenditure forecasts. As appropriations apply to the core Crown only, no adjustment is required to SOE or Crown Entity forecasts.

Trade weighted index (TWI)

A measure of movements in the New Zealand dollar against the currencies of our major trading partners.  The currencies comprise the US dollar, the Australian dollar, the Japanese yen, the euro and the UK pound.

Unit labour costs

The wages and other costs associated with employment per unit of output.

Year ended

Graphs and tables use different expressions of the timeframe.  For example, 2008/09 or 2009 will generally mean “year ended 30 June” unless otherwise stated.

Time Series of Fiscal and Economic Indicators

Fiscal Indicators

Years ended 30 June - $million	1997 Actual	1998 Actual	1999 Actual	2000 Actual	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Revenue and Expenses
Core Crown revenue excl NZS Fund	33,131	34,242	32,880	34,946	37,842	39,945	43,440	46,219	51,045	56,951	58,482	61,671	61,102	62,820	65,354	68,340	72,091
Core Crown expenses	31,368	32,982	33,939	34,829	36,559	37,513	39,897	41,882	44,895	49,320	54,003	56,997	62,359	65,849	68,891	72,252	76,157
Surpluses
Total Crown OBEGAL	1,801	2,345	128	594	1,422	2,471	4,366	5,573	7,075	7,091	5,860	5,637	(64)	(1,746)	(2,481)	(3,092)	(3,374)
Total Crown OBEGAL excl NZS Fund	1,801	2,345	128	594	1,422	2,456	4,297	5,526	7,140	7,252	6,250	5,586	(31)	(1,665)	(2,376)	(2,962)	(3,224)
Total Crown operating surplus	1,863	2,048	1,705	1,405	1,208	2,286	1,621	7,309	5,931	9,542	8,023	2,384	1,909	374	(71)	(396)	(382)
Cash Position
Core Crown residual cash	3,913	484	2,048	(386)	349	216	1,217	520	3,104	2,985	2,877	2,057	(5,909)	(5,300)	(6,603)	(6,815)	(7,307)
Debt
GSID (excluding settlement cash)	36,236	38,475	37,307	36,580	37,194	36,650	36,617	36,017	35,478	33,903	30,647	31,390	32,087	34,400	43,821	48,626	53,666
Net core Crown debt (incl NZS Fund)	25,562	24,635	22,275	21,900	20,293	19,051	16,093	11,613	4,538	(1,817)	(7,467)	(12,953)	(10,430)	(8,502)	(5,799)	(3,146)	(380)
Net core Crown debt	25,562	24,635	22,275	21,900	20,293	19,666	17,977	15,569	11,093	8,044	4,109	(19)	5,207	10,091	16,071	22,352	29,042
NZS Fund
NZS Fund net worth	—	—	—	—	—	615	1,884	3,956	6,555	9,861	12,973	14,212	17,440	20,638	24,175	28,024	32,158
Years ended 30 June - % GDP
Revenue and Expenses
Core Crown revenue excl NZS Fund	33.5	33.7	31.4	31.5	32.0	31.8	32.8	32.5	33.9	36.3	34.8	34.2	33.1	32.9	32.7	32.5	32.7
Core Crown expenses	31.7	32.5	32.4	31.4	30.9	29.8	30.1	29.4	29.8	31.4	32.1	31.7	33.8	34.5	34.5	34.4	34.5
Surpluses
Total Crown OBEGAL	1.8	2.3	0.1	0.5	1.2	2.0	3.3	3.9	4.7	4.5	3.5	3.1	(0.0)	(0.9)	(1.2)	(1.5)	(1.5)
Total Crown OBEGAL excl NZS Fund	1.8	2.3	0.1	0.5	1.2	2.0	3.2	3.9	4.7	4.6	3.7	3.1	(0.0)	(0.9)	(1.2)	(1.4)	(1.5)
Total Crown operating surplus	1.9	2.0	1.6	1.3	1.0	1.8	1.2	5.1	3.9	6.1	4.8	1.3	1.0	0.2	(0.0)	(0.2)	(0.2)
Cash Position
Core Crown residual cash	4.0	0.5	2.0	(0.3)	0.3	0.2	0.9	0.4	2.1	1.9	1.7	1.1	(3.2)	(2.8)	(3.3)	(3.2)	(3.3)
Debt
GSID (excluding settlement cash)	36.6	37.9	35.6	32.9	31.4	29.1	27.7	25.3	23.5	21.6	18.2	17.4	17.4	18.0	21.9	23.1	24.3
Net core Crown debt (incl NZS Fund)	25.8	24.3	21.3	19.7	17.1	15.1	12.2	8.2	3.0	(1.2)	(4.4)	(7.2)	(5.7)	(4.5)	(2.9)	(1.5)	(0.2)
Net core Crown debt	25.8	24.3	21.3	19.7	17.1	15.6	13.6	10.9	7.4	5.1	2.4	(0.0)	2.8	5.3	8.0	10.6	13.2
NZS Fund
NZS Fund net worth	—	—	—	—	—	0.5	1.4	2.8	4.3	6.3	7.7	7.9	9.5	10.8	12.1	13.3	14.6

Economic Indicators

March Years	1997 Actual	1998 Actual	1999 Actual	2000 Actual	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Private consumption	4.3	2.4	3.1	3.3	1.4	2.8	4.9	6.6	5.0	4.7	2.8	3.3	0.0	0.6	0.9	1.5	1.5
Public consumption	1.4	8.1	-0.5	5.7	-2.0	4.0	1.4	4.7	4.3	5.1	4.4	4.2	4.1	3.9	3.8	3.1	2.7
TOTAL CONSUMPTION	3.7	3.6	2.2	3.8	0.6	3.0	4.1	6.2	4.9	4.8	3.2	3.5	0.9	1.3	1.6	1.9	1.8
Residential investment	4.9	3.0	-13.0	19.5	-13.3	2.0	23.6	15.0	2.9	-5.2	-2.7	3.7	-17.4	-9.4	8.0	10.1	8.9
Non-market investment	18.3	14.0	-4.8	13.0	-13.8	21.9	13.7	15.6	14.2	-1.0	-4.9	-0.5	12.2	4.2	2.0	2.0	2.0
Market investment	4.3	-2.2	2.6	6.9	8.0	6.9	2.3	12.2	11.9	8.4	-0.7	6.2	4.4	-2.9	2.0	4.7	5.4
TOTAL INVESTMENT	5.1	0.2	-2.3	10.6	0.4	6.8	7.8	13.1	9.2	4.4	-1.9	4.2	-1.2	-4.4	3.1	5.7	6.1
Stock Change (contribution to growth)	-0.4	-0.2	-0.3	1.2	-0.3	0.1	-0.1	0.2	0.3	-0.5	-0.9	0.9	0.3	-0.4	-0.2	-0.1	0.0
GROSS NATIONAL EXPENDITURE	3.6	2.7	0.9	6.3	0.3	3.9	4.7	7.7	6.1	4.1	1.2	4.5	0.6	-0.4	1.7	2.6	2.8
Exports	4.7	3.9	2.9	7.4	6.3	3.0	7.8	0.9	4.7	-0.1	3.1	2.3	-2.4	4.7	4.9	4.7	4.1
Imports	6.4	2.5	2.1	11.3	-0.7	4.0	7.2	12.7	12.5	4.1	-1.7	9.7	0.4	-2.5	0.3	2.4	3.2
EXPENDITURE ON GDP	3.1	3.1	1.2	5.2	2.4	3.5	5.0	4.0	3.8	2.9	2.6	2.4	-0.3	1.8	3.2	3.4	3.1
GDP (production measure)	3.5	1.7	0.5	5.3	2.4	3.8	5.0	3.8	3.8	2.7	1.6	3.0	0.1	1.8	3.3	3.4	3.1
- annual % change	2.0	0.3	2.5	6.5	0.7	4.8	4.5	4.8	2.4	2.5	2.3	1.9	0.2	2.5	3.4	3.4	3.0
Real GDP per capita	1.9	0.5	-0.3	4.8	1.8	2.8	3.2	1.9	2.3	1.6	0.4	1.9	-0.8	0.8	2.3	2.5	2.2
Nominal GDP (expenditure basis)	4.9	3.7	1.7	6.0	5.7	7.5	5.1	6.8	7.2	4.9	5.2	7.4	3.1	3.0	4.6	5.1	5.0
GDP deflator	1.8	0.7	0.5	0.9	3.2	3.9	0.2	2.7	3.2	1.9	2.5	4.9	3.4	1.2	1.3	1.7	1.8
Employment (full-time equivalent)	2.2	0.0	-0.8	2.0	2.2	2.6	2.5	2.9	3.6	2.7	2.0	0.8	0.3	-0.3	0.4	1.3	1.8
Unemployment (% March quarter s.a.)	6.5	7.1	7.1	6.3	5.3	5.2	4.8	4.1	3.8	3.9	3.7	3.7	4.4	5.1	5.1	4.8	4.6
Wages (average ordinary-time hourly)	3.8	3.3	2.9	2.2	2.4	3.5	2.9	3.4	3.3	4.7	4.8	4.2	5.5	4.3	4.0	3.8	3.5
CPI inflation (ann % change, March qtr)	1.8	1.3	-0.1	1.5	3.1	2.6	2.5	1.5	2.8	3.3	2.5	3.4	4.5	2.3	2.4	2.4	2.4
Export prices (merchandise, OTI)	-4.2	-0.2	3.4	4.0	20.5	3.1	-13.3	-8.2	3.7	1.0	9.1	2.8	17.4	3.4	4.2	3.7	3.3
Import prices (merchandise, OTI)	-3.4	0.8	3.7	4.3	15.3	-0.9	-8.2	-11.6	-2.0	1.8	7.2	-4.5	13.5	6.5	5.4	4.7	3.8
Current account balance - $billion	-5.8	-5.4	-4.4	-7.0	-5.1	-3.9	-4.5	-6.7	-10.3	-14.5	-13.5	-13.8	-14.6	-12.2	-11.5	-11.0	-11.0
Current account balance - % of GDP	-6.0	-5.3	-4.2	-6.4	-4.4	-3.1	-3.4	-4.8	-6.9	-9.2	-8.2	-7.8	-8.0	-6.5	-5.8	-5.3	-5.0
TWI (March quarter)	68.4	61.2	57.6	54.1	50.5	51.6	60.6	66.9	69.6	68.3	68.8	71.9	62.7	59.7	57.1	55.0	53.5
90-day bank bill rate (March quarter)	7.5	8.9	4.5	6.0	6.4	5.0	5.8	5.5	6.9	7.6	7.8	8.8	7.5	7.0	6.7	6.5	6.3
10-year bond rate (March quarter)	7.5	6.8	5.7	7.3	6.0	6.7	6.0	5.9	6.0	5.7	5.9	6.3	6.3	6.3	6.2	6.1	6.0